RECEIVABLES LOAN AGREEMENT

By and Between

LIBERTY BANK

and

BLUEGREEN CORPORATION

Dated: August 27, 2008

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			Page

	19.25	Servicing Agreement	60
	19.26	Compliance with Planning, Land Use and Zoning Stipulations	60
	19.27	Litigation Search	60
	19.28	Trust Agreement	60
	19.29	Other	60
20.	Conditions of and Documents to be Delivered Prior to Initial Receivables Loan Advance		61
	20.1	Loan Documents	61
	20.2	Other	61
21.	Conditions of and Documents to be Delivered Prior to Funding And in Connection With Each Receivables Loan Advance		61
	21.1	Representations; No Defaults	61
	21.2	Request for Receivables Loan Advance	61
	21.3	Approval of Credit	61
	21.4	Original Notes, Mortgages and Other Documents	61
	21.5	Original Assignments	62
	21.6	Title Insurance	62
	21.7	Documents Received and Recorded	62
	21.8	Subsequent Legal Opinions	63
	21.9	Advances Do Not Constitute a Waiver	63
	21.10	No Obligation to Fund After Filed Liens	63
	21.11	Other	63
22.	Post Receivables Loan Advance Obligations		63
	22.1	Confirmation of Recording	63
	22.2	Title Policy	63
23.	Conditions to Lender’s Obligations to Advance Receivables Loan Proceeds Related to Sales of Timeshare Interests in Projects Added to the Primary Projects		64
	23.1	General	64
	23.2	Inspection	64
	23.3	Insurance	64
	23.4	Environmental Matters	64
	23.5	Zoning, Access, Parking and Utilities	64
	23.6	Flood Zone	64
	23.7	Project Documents	64
	23.8	Quiet Enjoyment Rights	65
	23.9	Opinions	65
	23.10	Other	65
	23.11	Approval of Projects to be Added to the Primary Projects	65
24.	Default; Remedies		65
	24.1	Events of Default	65
	24.2	Remedies	68
	24.3	Sale or Other Disposition of Collateral	69
	24.4	Application of Proceeds	70
	24.5	Actions with Respect to Timeshare Loans	70

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RECEIVABLES LOAN AGREEMENT

          THIS RECEIVABLES LOAN AGREEMENT (the “Agreement”) is made effective as of August 27, 2008 by and between LIBERTY BANK, a Connecticut non-stock mutual savings bank (“Lender”) and BLUEGREEN CORPORATION, a Massachusetts corporation (“Borrower”).

          NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

                    1.          Definitions and Construction.

                                  1.1          Definitions. When used in this Agreement, the following terms shall have the following meanings (such meanings to be applicable equally both to the singular and plural terms defined):

                    Advance means an advance of the proceeds of the Receivables Loan by Lender to or on behalf of Borrower in accordance with the terms of this Agreement.

                    Affiliate means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of the voting stock of such Person; or (c) for which five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person; provided, however, that under no circumstances shall Borrower be deemed an Affiliate of any 5% or greater shareholder of Borrower or any Affiliate of such shareholder who is not a Direct Affiliate (as defined herein) of Borrower, nor shall any such shareholder be deemed to be an Affiliate of Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, any entity included in the same GAAP consolidated financial statements as Borrower shall be an Affiliate of Borrower (a “Direct Affiliate”).

                    Amenities means the recreational, access and utility facilities to be included as part of or to benefit a Project, as such amenities may be further described in the applicable Declaration and/or Public Report for such Project.

                   Applicable Usury Law means the usury law applicable pursuant to the terms of Section 25.10 or such other usury law which is applicable if the law chosen by the parties is not applicable.

                   Assessments means the maintenance assessments and special assessments made against each Timeshare Interest and the Owner thereof pursuant to the provisions of the Declaration for the applicable Project.

                    Assignment shall have the meaning set forth in Section 6.2.

                   Association means each non-profit corporation or entity or cooperative association under applicable state or other law which is responsible for the management and maintenance of a Project pursuant to the terms of a related Declaration and/or other applicable Governing Documents.

                      Bluegreen Owner Agreement shall have the meaning set forth in the Trust Agreement.

                      Borrower means Bluegreen Corporation, a Massachusetts corporation, its successors and assigns.

                      Business Day means every day on which Lender’s and Borrower’s offices in the states of Connecticut and Florida, respectively, are open to the public for carrying on substantially all its business functions.

                      Change of Control means the occurrence of any of the following events: (a) a change in ownership or control of Borrower effected through a transaction or series of transactions whereby any Person or group of Persons who are Affiliates directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934) of securities of Borrower possessing more than fifty percent (50%) of the total combined voting power of Borrower’s securities outstanding immediately after such acquisition, whether by means of a sale, merger, consolidation or otherwise or (b) any direct or indirect acquisition or purchase of over fifty percent (50%) in fair market value of the consolidated assets of Borrower and its Affiliates other than through the ordinary course of business of Borrower and its Affiliates; provided, however, that a Change of Control shall not be deemed to occur upon (x) a change in ownership or control of Borrower effected through a transaction or series of transactions whereby BankAtlantic Bancorp, Inc., BFC Financial Corp., Woodbridge Holdings Corporation directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934) of securities of Borrower possessing more than fifty percent (50%) of the total combined voting power of Borrower’s securities outstanding immediately after such acquisition, whether by means of a sale, merger, consolidation or otherwise, or (y) any direct or indirect acquisition or purchase of over fifty percent (50%) in fair market value of the consolidated assets of Borrower and its Affiliates by BankAtlantic Bancorp, Inc., BFC Financial Corp., Woodbridge Holdings Corporation.

                      Change of Control Fee has the meaning set forth in Section 4.5.

                      Closing means the closing of the transactions contemplated under this Agreement on the Closing Date.

                     Closing Date means the effective date of this Agreement, which is as of August 27, 2008.

                     Closing Date Indebtedness has the meaning set forth in Section 7.23.

                     Collateral has the meaning set forth in Section 6.1.

                    Condominium Act means the applicable state statute in the state in which a Project is located which governs the creation and regulation of condominiums in such state, as it may be amended.

                    Consumer Documents means the following documents used by Borrower in connection with the credit sale of Timeshare Interests:

                    (a)          Credit Application;

                    (b)          Evidence of FICO Score (to the extent required under Section 21.3);

                    (c)          Purchase Agreement (with Right of Rescission Notice);

                    (d)          Deed;

                    (e)          Mortgage;

                    (f)          Note;

                    (g)          Disclosure Statement;

                    (h)          Owner Confirmation Interview (Acknowledgment of Representations);

                    (i)          Receipt for Timeshare Documents;

                    (j)          Service Disclosure Statement;

                    (k)          Settlement Statement (HUD-1);

                    (l)          Good Faith Estimate of Settlement Charges;

                    (m)       Privacy Notice; and

                    (n)        Certificate of Purchase of Owner Beneficiary Rights.

                    A sample form of each of the Consumer Documents from the jurisdictions representative of each Primary Project is attached hereto as part of Exhibit A.

                    Custodial Agreement shall have the meaning set forth in Section 6.5.

                    Custodian shall have the meaning set forth in Section 6.5.

                    Debt means, for any Person, without duplication, the sum of the following:

                    (a)          indebtedness for borrowed money;

                    (b)          obligations evidenced by bonds, debentures, notes or other similar instruments;

                    (c)          obligations as lessee under leases which have been, in accordance with GAAP, recorded as capital leases;

                    (d)          obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property;

                    (e)          indebtedness or obligations of others secured by a lien on any asset of such Person, whether or not such indebtedness or obligations are assumed by such Person (to the extent of the value of the asset);

                    (f)          obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and

                    (g)          liabilities in respect to unfunded vested benefits under plans covered by Title IV of ERISA.

                    Notwithstanding the foregoing, with respect to Borrower, the term “Debt” shall exclude recorded liabilities for non-recourse sales of timeshare notes receivable and such Debt, if any, as may be subordinated pursuant to the terms of this Agreement or the other Loan Documents.

                    Debtor Relief Laws means all applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law, proceeding or device providing for the relief of debtors from time to time in effect and generally affecting the rights of creditors.

                    Declarations means, with respect to each Project, the condominium declaration or similar instrument related thereto pursuant to which such Project is encumbered and the property regime established thereat is created as all of the foregoing may be lawfully amended or supplemented from time to time.

                    Deed means the writing evidencing title in the Trustee on behalf of the Owner Beneficiaries referred to in, and subject to the other provisions of, the Trust Agreement, with respect to Timeshare Interests relating to Timeshare Loans.

                    Default Rate has the meaning set forth in Section 3.2.

                    Delinquent Loan means any Timeshare Loan (a) with respect to which any payment is, at any time, more than fifty-nine (59) days past due (computed without reference to any notice or grace period) or (b) which does not meet the criteria of a Qualified Timeshare Loan.

                    Demand Balancing Standard has the meaning ascribed to it in the Trust Agreement.

                    Disclosure Statement means the truth-in-1ending disclosures given by Borrower or its Affiliates to a Purchaser in connection with the credit purchase of one or more Timeshare Interests.

                    Division means the applicable state regulatory agency, department or division in the state in which a Project is located, which has the power and authority to regulate timeshare projects in such state.

                    Environmental Agreement means that certain Environmental Agreement of even date herewith between Borrower and Lender as amended, restated, extended or supplemented from time to time, and any new Environmental Agreement executed in its place.

                    ERISA has the meaning set forth in Section 7.16.

                    ERISA Affiliates has the meaning set forth in Section 7.16.

                    Event of Default means any Event of Default described in Section 24.1.

                     FICO Score means a credit risk score known as a “FICO® Score” and determined by the Fair Isaac Company system implemented by Experian or a successor acceptable to Lender, in its reasonable discretion, for a consumer borrower through the analysis of individual credit files. In the event that such credit risk scoring program ceases to exist, Lender and Borrower may select a successor credit risk scoring program as mutually agreed.

                    In the event that a Purchaser consists of more than one (1) individual (e.g. husband and wife) (a “Purchaser Group”), with respect to Receivables Loan Advances made from the period commencing on the Closing Date through and including March 31, 2009, the FICO Score for a Purchaser shall be based on either the Primary Purchaser in such Purchaser Group or the simple average of the FICO Scores for all individuals who have a FICO Score in such Purchaser Group. For such Receivables Loan Advances, a Purchaser shall be considered to have no FICO Score if all individuals in such Purchaser Group have no FICO Score.

                    With respect to Receivables Loan Advances made after March 31, 2009, the FICO Score for a Purchaser shall be based on the simple average of the FICO Scores for all individuals who have a FICO Score in such Purchaser Group. For such Receivables Loan Advances, a Purchaser shall be considered to have no FICO Score if all individuals in such Purchaser Group have no FICO Score.

                    GAAP means generally accepted accounting principles in the United States, applied on a consistent basis, as described in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question.

                    Governing Documents means the certificate or articles of incorporation, organization or formation, by-laws, partnership agreement, joint venture agreement, trust agreement, operating agreement or other organizational or governing documents of any Person.

                    Guaranty means each guaranty, surety agreement, guaranty and suretyship agreement and/or other similar agreement executed by a guarantor in favor of Lender pursuant to which such guarantor agrees to act as a guarantor for the Obligations, and any new guaranty or similar agreement given in substitution or replacement therefor and any new guaranty or surety agreement by any other Person with respect to all or any part of the Obligations.

                    Incipient Default means any condition or event which, after notice or lapse of time or both, would constitute an Event of Default under this Agreement.

                    Legal Requirements means all applicable federal, state and local ordinances, laws, regulations, orders, judgments, decrees, determinations and other legal restrictions governing a Project, Borrower or their business or operations.

                    Lender means Liberty Bank, a Connecticut nonstock mutual savings bank, its successors and assigns.

                    Liberty Portfolio Timeshare Loans means all Timeshare Loans now existing or hereafter arising which have been pledged, assigned and delivered to Lender pursuant to this Agreement or any Assignment (and all replacements of such Timeshare Loans which have been pledged, assigned and delivered to Lender pursuant to Section 11.2).

                    LIBOR Rate means the London Interbank Offered Rate (LIBOR) for one-month United States dollar-denominated deposits as displayed in the Bloomberg Financial Markets system. The LIBOR Rate for each calendar month will be equal to the one-month LIBOR rate published on the first Business Day of such calendar month. Notwithstanding the foregoing, the initial LIBOR Rate determination date shall be the Closing Date. If such rate is no longer published or available, Lender will, in its reasonable discretion, choose a comparable substitute rate based upon a national index and an applicable interest margin to reflect the rate of interest accrual otherwise provided under Section 3.1(b).

                    Loan Account has the meaning set forth in Section 2.6.

                    Loan Documents means this Agreement, the Receivables Loan Note, any Guaranty, any document evidencing any assignment or security interest described in Section 6.1, the Subordination Agreements (if any) required under Section 17, the Servicing Agreement, the Lockbox Agreement, the Custodial Agreement, the Environmental Agreement, and all documents now or hereafter executed in connection with the Receivables Loan or securing the Obligations, as such documents may be amended, restated or modified.

                    Loan File means, with respect to each of the Timeshare Loans, all the Consumer Documents relating thereto, each duly executed, as applicable, plus:

                    (a)          all guaranties, if any, for the payment of the Timeshare Loans; and

                    (b)          in the case of a Timeshare Loan made to a corporation, partnership or other entity not an individual, evidence that the execution and delivery of the Note and other Consumer Documents and the related purchase of Timeshare Interests have been duly authorized by all necessary action of such entity; and

                    (c)          the Title Insurance Policy insuring the lien of the Mortgage.

                    Loan Year means each twelve (12) month period after the expiration of the Receivables Loan Advance Period, as such Receivables Loan Advance Period may be extended from time to time, i.e., the first Loan Year will commence on the date the Receivables Loan Advance Period expires after all extensions thereof.

                    Lockbox Agreement shall have the meaning set forth in Section 6.3.

                    Lockbox Bank shall have the meaning set forth in Section 6.3.

                    Management Agreement means the agreement between an Association and the Manager providing for the management of a Project and any new management agreement executed in its place, each as amended in accordance with the terms of this Agreement.

                    Manager means the entity serving as the manager for a Project pursuant to a Management Agreement and any replacement manager for such Project approved by Lender, in its reasonable discretion. Bluegreen Resorts Management, Inc., Amber Resort Management, LLC, Ocean Towers Beach Club Condominium Association, Inc., Dennis Management, Vacation Resorts International, Inc., RAL Resort Property Management, Inc., Lake Condominium Owners’ Association, Inc., Gold Crown Management, Inc. and Eastman Management Services, Inc. shall each be deemed by Lender to be an approved Manager or replacement manager for any Project. In the event that Lender does not approve a Manager for any Project, then Lender shall have no obligation to make any further Advances under the Receivables Loan in connection with the applicable Project.

                    Material Adverse Change means any material and adverse change in, or a change which has a material adverse effect upon, any of:

                    (a)          the business, properties, operations or condition (financial or otherwise) of Borrower, which, with the giving of notice or the passage of time, or both, could reasonably be expected to result in either (i) Borrower failing to comply with any of the financial covenants contained in Section 15 or (ii) Borrower’s inability to perform its obligations pursuant to the terms of the Loan Documents; or

                    (b)          the legal or financial ability of Borrower to perform its obligations under the Loan Documents and to avoid any Incipient Default or Event of Default; or

                    (c)          the legality, validity, binding effect or enforceability against Borrower of any Loan Document in accordance with its terms.

                    Maximum Receivables Loan Amount has the meaning set forth in Section 2.1, subject to the restrictions set forth in Section 2.2.

                    Mortgage means a mortgage or deed of trust naming Borrower as mortgagee or beneficiary, which secures payment of a Note, is executed, and encumbers the Timeshare Interest purchased by such Purchaser.

                    Net Worth means, for any Person: (a) total assets of such Person, as would be reflected on a balance sheet prepared on a consolidated basis and in accordance with GAAP, consistently applied, exclusive of intellectual property, experimental or organization expenses, franchises, licenses, permits, and other intangible assets, treasury stock, unamortized underwriters’ debt discount and expenses, and goodwill, minus (b) total liabilities of such Person, as would be reflected on a balance sheet prepared on a consolidated basis and in accordance with GAAP consistently applied.

                    Non-Complying Consumer Documents has the meaning set forth in Section 10.

                    Non-Primary Project means each Project approved by Lender as of the date of this Agreement as an eligible Non-Primary Project for financing, which approved Non-Primary Projects are specified on Schedule 1 attached to this Agreement as it may be supplemented or replaced from time to time with Lender’s written approval, including any approved replacements to Schedule 1 pursuant to Section 23.11.

                    Note means a purchase money note made by a Purchaser secured by a Mortgage, payable to the order of Borrower, and delivered by a Purchaser in connection with the credit purchase of one or more Timeshare Interests.

                    Notice to Purchasers shall have the meaning set forth in Section 6.6(b).

                    Obligations means all payment and performance obligations and liabilities of Borrower to Lender of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, secured or unsecured, joint, several, joint and several, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such obligations or liabilities arise, including without limitation, the obligation of Borrower to pay (a) the principal of, premium, if any, on and interest on the Receivables Loan; and (b) all fees, costs, expenses, indemnities, obligations and liabilities of Borrower owing at any time to Lender under or in respect of this Agreement and each of the other Loan Documents.

                    Owner or Owners means the Purchaser or Purchasers of a Timeshare Interest, the successive owner or owners of each Timeshare Interest so conveyed, and Borrower or its Affiliates with respect to Timeshare Interests in a Project not so conveyed.

                    Owner Beneficiary shall have the meaning set forth in the Trust Agreement and includes a Purchaser under a Purchase Agreement who acquires Owner Beneficiary Rights with appurtenant Vacation Points.

                    Owner Beneficiary Rights shall have the meaning set forth in the Trust Agreement.

                    Patriot Act Certificate and Agreement means the Patriot Act Certificate and Agreement by and between Borrower and Lender, dated of even date herewith.

                    PBGC has the meaning set forth in Section 7.16.

                    Permitted Encumbrances means, with respect to a Mortgage, (a) real estate taxes and assessments not yet due and payable, (b) exceptions to title which are approved in writing by the Lender (including such easements, dedications and covenants which Lender consents to in writing after the date of this Loan Agreement). In addition, the following shall be deemed to be Permitted Encumbrances: 1) liens for state, municipal and other local taxes if such taxes shall not at the time be due and payable; 2) liens in favor of Lender pursuant to this Agreement; 3) materialmen’s, warehouseman’s and mechanic’s and other liens arising by operation of law in the ordinary course of business for sums not due; 4) a Purchaser’s interest in a Timeshare Interest relating to a Timeshare Loan comprising a portion of the Liberty Portfolio Timeshare Loans whether pursuant to the Trust Agreement or otherwise; and 5) any Owner Beneficiary Rights. Notwithstanding the foregoing, such Permitted Encumbrances will not affect or subordinate the first and prior lien of Lender in and to a Qualified Note which has been encumbered by a Qualified Mortgage, the lien of which Qualified Mortgage is insured by the applicable Title Insurance Policy collaterally assigned to Lender.

                    Permitted Modifications means an amendment or other modification to the terms and conditions of a Timeshare Loan (a) of a Purchaser as a result of the Servicemembers Civil Relief Act, (b) with respect to a one percent (1%) increase or decrease in the related Timeshare Loan’s interest rate related to a Purchaser’s voluntary or involuntary election to commence or cease using an automatic payment option, as applicable, or (c) in connection with an Upgraded Note Receivable or Sampler Loan.

                    Person means an individual, a government or any agency or subdivision thereof, a corporation, partnership, trust, unincorporated organization, association, joint stock company, limited liability company or other legal entity.

                    Plan has the meaning set forth in Section 7.16.

                    Primary Project means each Project approved by Lender as of the date of this Agreement as an eligible Primary Project for financing, which approved Primary Projects are specified on Schedule 1 attached to this Agreement as it may be supplemented or replaced from time to time with Lender’s written approval, including any approved replacements to Schedule 1 pursuant to Section 23.11.

                    Primary Purchaser means the first Person identified on the LSAMS loan servicing system of Borrower. For purposes of the foregoing sentence, “LSAMS” means Loan Servicing and Account Management System.

                    Project means each timeshare project or phase thereof approved by Lender as of the date of this Agreement as an eligible Project for financing, which approved Projects are identified on Schedule 1 attached to this Agreement as it may be supplemented or replaced from time to time with Lender’s written approval, including any approved replacements to Schedule 1 pursuant to Section 23.11.

                    Project Documents means with respect to any Project, any and all documents evidencing or relating to the creation and sale of Timeshare Interests, the applicable

Declarations, the applicable Governing Documents of the Associations, any rules and regulations of the Associations, and the Management Agreements.

                    Public Records means the applicable recording or filing office in the jurisdiction in which a Project is located which is the legally required office for the recording of Deeds, Mortgages, Declarations and other documents affecting title to real estate in such jurisdiction.

                    Public Report means the approved public report, permit or public offering statement for the Vacation Club or a Project and the approvals or registrations for such Vacation Club or Project, in the jurisdiction in which Timeshare Interests in the Vacation Club are offered for sale or in which such Project is located and in each other jurisdiction in which sales of the Vacation Club or Timeshare Interests are made or such Vacation Club or Project is otherwise required to be registered.

                    Purchase Agreement means the form of Bluegreen Owner Agreement.

                    Purchaser means a bona fide third-party purchaser for value (whether one or more Persons) who has purchased one or more Timeshare Interests from Borrower or its Affiliates.

                    Qualified Mortgage means a Mortgage which may be subject to a Permitted Encumbrance, securing the payment of a Qualified Note which has been or may be assigned of record to Lender.

                    Qualified Note means a Note executed by a Purchaser or Purchasers, payable to the order of Borrower in connection with a Qualified Sale, which has been assigned and endorsed over to Lender with recourse, with respect to which all of the requirements for a Qualified Timeshare Loan are true.

                    Qualified Sale means a credit sale of a Timeshare Interest to a Purchaser, which is made by Borrower or its Affiliates in the ordinary course of its business and is consummated in compliance with all applicable Legal Requirements and in connection with which (other than in the case of an equity trade or conversion under a Sampler Program Agreement) the Purchaser pays a cash down payment equal to at least ten percent (10%) of the Sales Price, which cash down payment may, in the case of an Upgraded Note Receivable or conversion under a Sampler Program Agreement, be represented in part or in whole by the principal payments and down payment made on, as applicable, such original Qualified Note or the related Sampler Loan since its date of origination.

                    Qualified Timeshare Loan means each Timeshare Loan made by Borrower to a Purchaser or Purchasers in connection with a Qualified Sale which is evidenced by a Qualified Note, secured by a Qualified Mortgage and which meets the following criteria:

                    (a)          The Timeshare Loan is evidenced by a Qualified Note, Qualified Mortgage, Purchase Agreement and such other Consumer Documents which have been, as applicable, executed in connection with the credit purchase and sale of a Timeshare Interest;

                    (b)         The Timeshare Loan has an original maturity date of 120 months or less, payable in equal monthly installments of principal and interest (subject to the exception provided in Section 2.2(e)(i)), with the first installment due and payable not more than forty-five (45) days after the date on which Lender has first advanced funds based upon the collateral assignment of such Timeshare Loan;

                    (c)          A cash down payment has been received from the Purchaser in an amount equal to at least 10% of the Sales Price (not including closing costs, broker’s commissions, or any charge for interest and prior to any discounts) which cash down payment may, in the case of an Upgraded Note Receivable or conversion under a Sampler Program Agreement, be represented in part or in whole by the principal payments and down payment made on, as applicable, such original Qualified Note or the related Sampler Loan since its date of origination;

                    (d)         The Timeshare Loan is not a Delinquent Loan;

                    (e)          The Timeshare Loan is not more than thirty (30) days past due at the time of the initial Advance against such Timeshare Loan;

                    (f)          There has been no default by the Purchaser;

                    (g)          Other than with respect to the effect of the application of the Service Member’s Civil Relief Act on Timeshare Loans in the Liberty Portfolio Timeshare Loans, the annual rate of interest applied to the unpaid principal balance of the applicable Note is at least equal to a fixed rate of 10% per annum and the weighted average interest rate for all of the Liberty Portfolio Timeshare Loans is at least equal to 12% per annum;

                    (h)         The Purchaser has no claim of any defense, setoff or counterclaim to the applicable Timeshare Loan;

                    (i) The Timeshare Loan represents the balance of the Sales Price of a Timeshare Interest and the Purchaser of such Timeshare Interest is not, and no payment of a sum due under the Timeshare Loan has been made by, an Affiliate, or an officer, director, agent, employee, principal, broker, creditor (or relative thereof) of any other Person related to or an Affiliate of Borrower;

                    (j)          The Consumer Documents and all other aspects of the related transaction comply with all Legal Requirements;

                    (k)         The payment to be received is payable in United States dollars;

                    (l)         Each Purchase Agreement, Note, Mortgage and related Consumer Document has been duly executed, as applicable, by or on behalf of all Persons having a beneficial ownership interest in the Timeshare Interest;

                    (m)        The Unit in which the applicable Timeshare Interest financed by the Timeshare Loan is situate: (i) has been completed in compliance with all Legal Requirements, is currently served by all required utilities, is fully furnished and ready for use; (ii) is covered by a valid permanent certificate of occupancy (or its equivalent) duly issued; (iii) is subject to the terms of the Declaration for the applicable Project; and (iv) has been developed to the specifications provided for in the applicable Purchase Agreement. All furnishings (including appliances) within the Unit have been or will be fully paid for and are free and clear of any lien or other interest by any third party, except for any furniture leases which contain non-disturbance provisions acceptable to Lender;

                    (n)          The Unit in which the applicable Timeshare Interest financed by the Timeshare Loan is situate has had all taxes, Assessments, penalties and fees related thereto paid when due;

                    (o)          Any and all applicable rescission periods have expired;

                    (p)          The Purchaser’s FICO Score shall not be less than 600, subject to the exception provided in Section 2.2(e);

                    (q)          The weighted average FICO Score for all Liberty Portfolio Timeshare Loans after this Timeshare Loan is added as part of the Liberty Portfolio Timeshare Loans (excluding No-FICO Score Timeshare Loans as provided in Sections 2.2(e)(iii) and (iv)) shall not be less than 650;

                    (r)          Reserved;

                    (s)          The Purchaser is a resident of the United States or Canada, subject to the exception provided in Section 2.2 (e)(ii);

                    (t)          The lien of the Mortgage securing the Note is a perfected first priority purchase money mortgage which may be assigned of record to Lender (or is being assigned to Lender in accordance with this Agreement, as applicable) and is or will be fully insured by a Title Insurance Policy in the amount of the Timeshare Loan, which policy is endorsed to Lender and its successors and assigns or insured in the name of Borrower and collaterally assigned to Lender and its successors and assigns;

                    (u)          All representations, warranties and covenants regarding such Timeshare Loans and the Consumer Documents related thereto and the matters related thereto as set forth in Section 9 and elsewhere in this Agreement are accurate and Borrower shall have performed all of its obligations with respect thereto;

                    (v)          Lender has a valid, perfected first priority lien against and security interest in the Note and the related Consumer Documents (which in the case of the Consumer Documents may be subject to a Permitted Encumbrance) and all payments to be made thereunder;

                    (w)         The total maximum remaining principal balance of all Timeshare Loans to any one Purchaser or Affiliates of such Purchaser (and assigned to Lender hereunder) shall not exceed $75,000 in the aggregate;

                    (x)          The payment terms of such Timeshare Loan have not been amended in any way, including any revisions to the payment provisions to cure any defaults or delinquencies, except in the case of a Permitted Modification;

                     (y)          There has been no increase to the applicable interest rate payable on the Timeshare Loan as the result of the termination of any automatic payment option, unless all disclosures required under Regulation Z for such increase have been properly given by Borrower or its Affiliates to Purchaser;

                     (z)          The Purchaser is not a “blocked person”, as defined in the Patriot Act Certificate and Agreement; and

                     (aa)        The Unit in which the applicable Timeshare Interest financed by the Timeshare Loan is situate in a Unit comprising part of a Primary Project, subject to the exception provided in Section 2.2(e)(v).

                    Receivables Loan means that certain credit facility in the maximum amount of $75,000,000 to be extended by Lender to Borrower pursuant to the terms of this Agreement, as such loan may be increased, decreased, amended, restated or modified, subject to the limitations set forth in Section 2.2.

                    Receivables Loan Advance Period means the period of time commencing on the date of this Agreement and ending on August 27, 2010, subject to the extensions as provided in Section 2.12.

                    Receivables Loan Fee has the meaning set forth in Section 4.1.

                    Receivables Loan Maturity Date means August 27, 2014, subject to the extensions as provided in Section 5.4.

                    Receivables Loan Note means Borrower’s promissory note payable to the order of Lender evidencing Borrower’s obligation to repay Advances under the Receivables Loan and all interest thereon.

                    Renewal Fee has the meaning set forth in Section 4.4.

                    Request for Receivables Loan Advance means a Request for Advance as described in Section 2.3.

                    Request for Supplementary Advance means a Request for Supplementary Advance as described in Section 2.5.

                    Sales Price means the gross sales price paid by a Purchaser for one or more Timeshare Interests and shall not include closing costs, broker’s commission or any charge for interest.

                    Sampler Loan means a loan made to a purchaser by Borrower pursuant to the terms of a Sampler Program Agreement.

                    Sampler Program Agreement means a Bluegreen Vacation Club Sampler Program Agreement, pursuant to which a purchaser thereunder obtains those certain benefits set forth therein which comprise the “Sampler Membership” and, subject to the terms and conditions thereof, has the opportunity to convert such Sampler Membership into full ownership in the Vacation Club.

                    Servicer shall have the meaning set forth in Section 6.4.

                    Servicing Agreement shall have the meaning set forth in Section 6.4.

                    Subordination Agreement means any agreement subordinating the obligations owed by Borrower to a creditor, to the Obligations owed by Borrower to Lender as required pursuant to Section 17.

                    Timeshare Act means the applicable state statute or other law in the state or other jurisdiction in which a Project is located which governs the creation and regulation of timeshare projects in such state, as it may be amended.

                    Timeshare Approvals means all approvals, registration and licenses required from governmental agencies in order to sell Timeshare Interests and offer them for sale, to operate the Projects as timeshare projects, to make Timeshare Loans and to own, operate and manage the Projects, including without limitation, the registrations/consents to sell, the final subdivision public reports/public offering statements and/or prospectuses and approvals thereof required to be issued by or used in the jurisdiction where the applicable Project is located and other jurisdictions where Timeshare Interests have been offered for sale or sold.

                    Timeshare Interest means with respect to any Project, (x) an undivided fee simple ownership interest as a tenant in common or (y) a Resort Interest (as defined in the Trust Agreement) that is an ownership interest in real property substantially similar to an ownership interest described in clause (x) above (including Owner Beneficiary Rights), in either case with respect to any Unit in such Project, with a right to use such Unit, or a Unit of such type, generally for one (1) week or a portion of one (1) week annually or biennially, together with all appurtenant rights and interests as more particularly described in the Project Documents.

                    Timeshare Loan or Timeshare Loans means the loan or loans by Borrower to a Purchaser, now existing or hereafter arising, related to the financing of the sale of a Timeshare Interest.

                    Title Company means a title insurance company selected by Borrower and approved by Lender which is authorized and duly licensed to carry on a title insurance business in the state in which the applicable Project is located. The Title Companies set forth on Exhibit K attached hereto, as amended from time to time, shall be deemed by Lender as approved Title Companies.

                    Title Insurance Policy means a mortgagee’s or lender’s title insurance policy issued by the Title Company insuring each Mortgage (or group of Mortgages) assigned to Lender pursuant hereto, endorsed to Lender and its successors and assigns or insured in the name of Borrower and collaterally assigned to Lender and its successors and assigns and in the amount of the Note (or group of Notes) secured by such Mortgage (or group of Mortgages). The form of Title Insurance Policy related to each of the Primary Projects, together with all endorsements, are attached hereto as Exhibit E.

                    Transfer means, with respect to the Collateral, the occurrence of any sale, conveyance, assignment, transfer, alienation, mortgage, conveyance of security interest, title, encumbrance of other disposition of any kind of the Collateral, or any other transaction the result of which is, directly or indirectly, to divest Borrower of any portion of its title to or interest in such Collateral, voluntarily or involuntarily, it being the express intention of Borrower and Lender that Borrower is prohibited from granting to any Person a lien or encumbrance upon such Collateral, regardless of whether such lien is senior or subordinate to the Lender’s lien; provided that the Collateral may be subject to Permitted Encumbrances, which shall not be deemed to be a Transfer.

                    Trust Agreement means, collectively, that certain Bluegreen Vacation Club Amended and Restated Trust Agreement, dated as of May 18, 1994, by and among Bluegreen Vacations Unlimited, Inc., the Trustee, Bluegreen Resorts Management, Inc. and Bluegreen Vacation Club, Inc., as amended, restated or otherwise modified from time to time.

                    Trustee means Vacation Trust, Inc., a Florida corporation, in its capacity as trustee under the Trust Agreement, and its permitted successors and assigns.

                    Unit means any apartment, condominium or cooperative unit, cabin, lodge, hotel or motel room, villa, cottage, townhome, lot or other private or commercial structure which is situated on real or personal property and designed for occupancy by one or more persons within a Project, together with all furniture, fixtures and furnishings therein, if applicable, and together with any and all interests in common elements appurtenant thereto, as provided in the related Declaration.

                    Upgraded Note Receivable means a new Qualified Note made by the Purchaser under an existing Timeshare Loan (i) who has elected to terminate such Purchaser’s interest in an existing Timeshare Interest and related Owner Beneficiary Rights and Vacation Points (if any) in exchange for purchasing an upgraded Timeshare Interest of higher value than the existing Timeshare Interest and related Owner Beneficiary Rights and Vacation Points (if any) and (ii) whereby the Borrower releases the Purchaser from Purchaser’s obligations in respect of the existing Timeshare Interest and all related Owner Beneficiary Rights and Vacation Points (if any) in exchange for receiving (in substantially all cases) the new Qualified Note from the Purchaser secured by the upgraded Timeshare Interest and related Owner Beneficiary Rights and Vacation Points (if any).

                    Vacation Club means the Bluegreen Vacation Club Multi-Site Timeshare Plan created pursuant to the Trust Agreement.

                    Vacation Club Management Agreement means the Amended and Restated Management Agreement between Bluegreen Resorts Management, Inc. and Vacation Trust, Inc. dated as of May 18, 1994, as amended.

                    Vacation Club Manager means Bluegreen Resorts Management, Inc., a Delaware corporation, in its capacity as manager of the Vacation Club, and its successors and assigns.

                    Vacation Points shall have the meaning set forth in the Trust Agreement.

                    Wellington Financial means New Wellington Financial LLC, doing business as Wellington Financial.

                              1.2          Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender. Section, subsection, clause, schedule, and exhibit references are to sections, subsections, clauses, schedules and exhibits in this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement, any of the Loan Documents or any other document or agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, supplements, and restatements thereto and thereof, as applicable.

                              1.3          Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement, as they may from time to time be amended or restated, shall be deemed incorporated herein by reference.

                              1.4          Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be determined or made in accordance with GAAP consistently applied at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

                    2.       The Receivables Loan.

                              2.1         Loan Amount. Subject to the other provisions and conditions of this Agreement, Lender agrees, from time to time during the Receivables Loan Advance Period, to make Advances under the Receivables Loan to Borrower in amounts equal to the lesser of: (a) ninety percent (90%) of the unpaid principal balance of Qualified Timeshare Loans included within the Liberty Portfolio Timeshare Loans assigned to Lender in connection with such requested Advance, or (b) Seventy-Five Million Dollars ($75,000,000) (the “Maximum Receivables Loan Amount”).

                              2.2        Advances.

                                          (a)          Revolving Credit. The Advances to be made under this Agreement are part of a revolving credit facility. To the extent repaid, amounts advanced by Lender to Borrower may be reborrowed, subject to the conditions set forth in this Agreement. Although the aggregate amount of all Advances made under this Agreement may exceed the Maximum Receivables Loan Amount, the outstanding principal balance of such Advances may at no time exceed the Maximum Receivables Loan Amount.

                                           (b)          Restrictions on Receivables Loan Advances. Lender shall have no obligation to make an Advance under the Receivables Loan (i) more often than twice during any calendar month, (ii) in an amount less than One Hundred Thousand Dollars ($100,000.00), (iii) pursuant to a Request for Advance received after the expiration of the Receivables Loan Advance Period, or (iv) after the occurrence of an Incipient Default or an Event of Default.

                                           (c)          Additional Restrictions on Receivables Loan Advances. Notwithstanding anything to the contrary contained in this Section 2, Lender shall have no obligation to make any Advance (i) under the Receivables Loan in an amount which would cause the aggregate outstanding balances under such loans to exceed $75,000,000; (ii) under the Receivables Loan in an amount which would cause the outstanding principal balance of the Receivables Loan retained by Lender and not participated to other participating lenders to exceed $50,000,000; or (iii) under the Receivables Loan which would cause Lender or any participant in the Receivables Loan to violate or continue to violate any legal lending limit.

                                           (d)          Additional Restrictions on Receivables Loan Advances Related to the Sale of Participation Interests. Lender is seeking to sell a $25,000,000 participation interest (the “Participation Interest”) in the Receivables Loan and all Advances to be made under the Receivables Loan. Notwithstanding anything in this Agreement or elsewhere to the contrary, Borrower agrees that Lender shall have no obligation to make any Advances which would cause the aggregate outstanding balance of the Receivables Loan to exceed $50,000,000 unless and until Lender has sold the Participation Interest on terms acceptable to Lender and executed a participation agreement in connection therewith.

                                           (e)          Other Limitations. Advances under the Receivables Loan shall also be subject to the following exceptions and limitations:

                                                          (i)          Notwithstanding the limitations set forth in subsection (b) of the definition of Qualified Timeshare Loan, Timeshare Loans which otherwise satisfy the criteria of a Qualified Timeshare Loan but which have an original term of more than 120 months and not more than 180 months (“Fifteen Year Timeshare Loans”) may be considered Qualified Timeshare Loans, provided that, (A) at the time Lender is making an Advance based upon the assignment of a pool of Qualified Timeshare Loans, not more than 10% of the balance of the Qualified Timeshare Loans in such pool may be comprised of such Fifteen Year Timeshare Loans; and (B) at any time thereafter not more than 10% of the then outstanding principal balance of all Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans and against which Liberty has made Advances may be comprised of such Fifteen Year Timeshare Loans.

                                                         (ii)          Notwithstanding the limitations set forth in subsection (s) of the definition of Qualified Timeshare Loan, Timeshare Loans which otherwise satisfy the criteria of a Qualified Timeshare Loan but which involve a Purchaser who is not a resident of the United States or Canada (“Non-Resident Timeshare Loans”) may be considered Qualified Timeshare Loans, provided that, (A) payment of such Non-Resident Timeshare Loan must be made by the Purchaser under an “auto pay” program via a major credit card, Pre-Authorized Checking or ACH payment; (B) at the time Lender is making an Advance based upon the assignment of a pool of Qualified Timeshare Loans, not more that 10% of the balance of the Qualified Timeshare Loans in such pool may be comprised of such Non-Resident Timeshare Loans; and (C) at any time thereafter not more than 10% of the then outstanding principal balance of all Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans and against which Lender has made Advances may be comprised of such Non-Resident Timeshare Loans.

                                                       (iii)          Notwithstanding the limitations set forth in subsection (p) of the definition of Qualified Timeshare Loan, Timeshare Loans which otherwise satisfy the criteria of a Qualified Timeshare Loan but involve a Purchaser with a FICO Score of less than 600 (“Less Than 600 FICO Score Timeshare Loans”) may be considered Qualified Timeshare Loans, provided that, (A) at the time Lender is making an Advance based upon the assignment of a pool of Qualified Timeshare Loans, not more than 25% of the balance of the Qualified Timeshare Loans in such pool may be comprised of such Less Than 600 FICO Score Timeshare Loans and No-FICO Score Timeshare Loans, in the aggregate, and (B) at any time thereafter not more than 25% of the then outstanding principal balance of all Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans and against which Lender has made Advances may be comprised of Less Than 600 FICO Score Timeshare Loans and No-FICO Score Timeshare Loans, in the aggregate.

                                                       (iv)          Notwithstanding the limitations set forth in subsection (q) of the definition of Qualified Timeshare Loan, Timeshare Loans which otherwise satisfy the criteria of a Qualified Timeshare Loan but involve a Purchaser for whom no FICO Score is submitted by Borrower (“No-FICO Score Timeshare Loans”) may be considered Qualified Timeshare Loans, provided that, (A) at the time of origination of such Timeshare Loan or at the time Lender is making an Advance based upon the assignment of a pool of Qualified Timeshare Loans, not more than 5% of the balance of the Qualified Timeshare Loans in such pool may be comprised of such No-FICO Score Timeshare Loans; and (B) at any time thereafter not more than 5% of the then outstanding principal balance of all Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans and against which Lender has made Advances may be comprised of such No-FICO Score Timeshare Loans.

                                                        (v)         Notwithstanding the provisions of subsection (aa) of the definition of Qualified Timeshare Loan, Timeshare Loans which otherwise satisfy the criteria of a Qualified Timeshare Loan but which involve the financed sale of a Timeshare Interest in a Unit in a Non-Primary Project (“Non-Primary Project Timeshare Loans”) may be considered Qualified Timeshare Loans, provided that, (A) at the time of origination of such Timeshare Loan or at the time Lender is making an Advance based upon the assignment of a pool of Qualified Timeshare Loans, not more than 15% of the balance of the Qualified Timeshare Loans in such pool may be comprised of such Non-Primary Project Timeshare Loans; and (B) at any time thereafter not more than 15% of the then outstanding principal balance of all Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans and against which Lender has made Advances may be comprised of such Non-Primary Project Timeshare Loans.

                                                       (vi)          The minimum weighted average FICO Score of all Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans (excluding No-FICO Score Timeshare Loans) shall be at least 650.

                                                       (vii)          Notwithstanding the provisions of subsection (g) of the definition of Qualified Timeshare Loan, the weighted average interest rate for all of the Liberty Portfolio Timeshare Loans shall not be less than 12% per annum.

                                                       If the percentage limitations described in subsections (i)-(vi) above are exceeded, the excess amount of such Fifteen Year Timeshare Loans, Non-Resident Timeshare Loans, Less Than 600 FICO Score Timeshare Loans, No-FICO Score Timeshare Loans and Non-Primary Project Timeshare Loans in the Liberty Portfolio Timeshare Loans, shall not be deemed to be Qualified Timeshare Loans. In addition, in the event that the weighted average FICO Score for all of the Liberty Portfolio Timeshare Loans (excluding No-FICO Score Timeshare Loans) is less than 650, Lender may exclude from the category of Qualified Timeshare Loan any Timeshare Loans with a FICO Score below 650 as may be necessary to result in compliance with such weighted average FICO Score requirement. In addition, in the event that the weighted average interest rate for all of the Liberty Portfolio Timeshare Loans is less than 12% per annum, Lender may exclude from the category of Qualified Timeshare Loans any Timeshare Loans with interest rates below 12% per annum as may be necessary to result in compliance with such 12% per annum minimum weighted average interest rate requirement.

                                                       In the event that any Timeshare Loans comprising the Liberty Portfolio Timeshare Loans remain assigned to Lender for longer than 10 months after the original assignment date, then Borrower will obtain or, if Borrower fails to do so within thirty (30) days from the date which is 10 months after the original assignment date, hereby authorizes Lender to obtain new, current FICO Scores for all Timeshare Loans comprising the Liberty Portfolio Timeshare Loans. Such rescoring shall be at Borrower’s sole cost and expense. After such rescoring and based upon the rescored numbers, Borrower must still be in compliance with restrictions and limitations set forth in this Agreement, including those set forth in this Section 2.2(e).

                                         (f)           Method of Funding. The funding of Advances shall be in accordance with such procedures as Lender may require, including without limitation, disbursement through an escrow agent acceptable to Lender. In connection with any wire transfer, Borrower will pay Lender’s reasonable costs and expenses for such wire transfers.

                              2.3     Requests for Advance. Each Advance (other than a supplementary Advance pursuant to Section 2.5 below) shall be pursuant to a Request for Receivables Loan Advance submitted to Lender (or a servicer designated by Lender) in the form attached hereto as Exhibit B, with appropriate insertions and duly executed on behalf of Borrower, together with all required supporting documentation as described therein. Other conditions for the funding of Receivables Loan Advances are set forth in various other sections of this Agreement, including without limitation Sections 6.2, 19, 20, and 21.

                    Notwithstanding the foregoing, Borrower irrevocably authorizes Lender to advance sums under this Agreement to Lender to pay fees, costs, expenses and other obligations owed by Borrower under the Loan Documents without requiring Lender to have received any Request for Receivables Loan Advance or other related documents.

                              2.4     Limitation on Amount of Advances. Lender shall have no obligation to make an Advance which would cause the total of Advances at any one time outstanding to exceed any limitation set forth in Sections 2.1 or 2.2 or any other limitation set forth in this Agreement.

                              2.5     Supplementary Advances. In the event that the outstanding principal balance of the Receivables Loan is less than 90% of the outstanding principal balance of all Qualified Timeshare Loans included within the Liberty Portfolio Timeshare Loans, then Borrower may request supplementary Advances in an amount equal to such 90% limitation, provided that (a) Borrower submits to Lender a Request for Supplementary Advance in the form attached hereto as Exhibit G, and (b) Lender shall have no obligation to make such supplementary Advances (i) more often than once every calendar month, (ii) in an amount less than $100,000, (iii) after the expiration of the Receivables Loan Advance Period, (iv) after the occurrence of an Incipient Default or an Event of Default, (v) which would cause the aggregate balances of all outstanding Advances to exceed the Maximum Receivables Loan Amount, or (vi) which would result in a violation of any of the limitations set forth in Section 2.2.

                              2.6     Loan Account. Lender will open and maintain on its books a Loan Account (the “Loan Account”) with respect to Advances made, repayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to Lender under this Agreement and with respect to the Receivables Loan. Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on Borrower as to the amount at any time due to Lender from Borrower under this Agreement or the Receivables Loan Note as an account stated, except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within forty-five (45) days after the date the applicable Loan Account statement has been delivered to Borrower.

                              2.7     Receivables Loan Note. The obligation of Borrower to repay amounts advanced under the Receivables Loan and all interest thereon shall be evidenced by the Receivables Loan Note.

                              2.8     Amounts in Excess of Maximum Receivables Loan Amount. Lender shall have the right, but not the obligation, to fund amounts in excess of the Maximum Receivables Loan Amount from time to time to pay accrued and unpaid interest to correct or cure any Incipient Default or Event of Default. Borrower agrees that the correcting or curing by Lender of an Incipient Default or Event of Default shall not cure the Incipient Default or Event of Default under this Agreement. Such excess amounts funded shall be deemed evidenced by the Receivables Loan Note to the fullest extent possible and then by this Agreement, shall bear interest at the Default Rate and shall also be secured by the Collateral, the Guaranty, and all other security and collateral for the Receivables Loan. Borrower hereby agrees to execute additional notes, Assignments and other additional Loan Documents, and modifications thereto, promptly upon request by Lender, in favor of Lender, evidencing and securing amounts funded in excess of the Maximum Receivables Loan Amount.

                              2.9     Use of Proceeds. Advances under the Receivables Loan will be used by Borrower solely to pay fees, costs and expenses payable by Borrower under the Loan Documents, and for other proper working capital and other business purposes of Borrower.

                              2.10   Closing. The Closing under this Agreement shall take place effective as of the Closing Date at the offices of White and Williams LLP in Philadelphia, Pennsylvania, provided that all conditions for Closing have been completed.

                              2.11   Initial Request for Advance. In the event the initial Request for Receivables Loan Advance is not submitted by Borrower to Lender on or before October 27, 2008, Lender at its option may terminate this Agreement and shall have no further obligation to make any Advance hereunder.

                              2.12   Extension of the Receivables Loan Advance Period. Lender, at its sole option, may elect to extend the initial twenty-four (24) month Receivables Loan Advance Period by two (2) extension periods of twelve (12) months each; provided, however that any such extension shall be on the same material terms and conditions as this Agreement, as amended or modified from time to time. In order to exercise each extension option, Lender must give Borrower written notice of the exercise of such extension at least one hundred twenty (120) days prior to the date that otherwise would be the last day of the Receivables Loan Advance Period, as it may have been previously extended. Such written notice shall be substantially in the form of Exhibit I attached hereto. Each extension shall be deemed effective upon Lender giving the required written notice and without any further action on the part of Borrower.

                              2.13   Allocation of Pledged Timeshare Loans Among Lenders. Borrower agrees that in allocating which Timeshare Loans to assign to Lender under this Agreement, Borrower shall not adversely select to allocate to Lender otherwise Qualified Timeshare Loans based on Project location, in a proportion materially different from Borrower’s other lenders.

                    3.      Interest Rate.

                             3.1      Primary Interest Rate. Until the occurrence of an Event of Default, interest shall accrue and be payable on the unpaid principal balance of the Receivables Loan as follows:

                                        (a)          From the Closing Date until, but not including, the first day of the month following the month during which the Closing Date occurs, at a yearly rate which is equal to two and one-half percent (2.50%) per annum in excess of the LIBOR Rate in effect on the Closing Date, provided that, in no event shall the interest rate on the Receivables Loan be less than 5.75% per annum.

                                        (b)         On the first day of the month following the month during which the Closing Date occurs and on the first day of each month thereafter, the yearly rate at which interest shall be payable on the unpaid principal balance of the Receivables Loan shall be increased or decreased to a rate which is equal to two and one-half percent (2.50%) per annum in excess of the LIBOR Rate in effect on such date, provided that, in no event shall the interest rate on the Receivables Loan be less than 5.75% per annum.

                             3.2       Default Rate. From and after the occurrence of an Event of Default, interest shall accrue and be payable on the unpaid principal balance of the Receivables Loan Note and all other Obligations under the Loan Documents at a rate (the “Default Rate”) which is four (4) percentage points higher than the rate provided in Section 3.1. Any judgment obtained for sums due under the Receivables Loan Note or other Obligations under the Loan Documents will accrue interest at the Default Rate until paid. Borrower acknowledges and agrees that the Default Rate is reasonable in light of the increased risk of collection after occurrence of an Event of Default.

                             3.3       Calculation of Interest. Interest will be calculated on the basis of a year of three hundred sixty (360) days and charged upon the actual number of days elapsed. Interest will accrue on balances as of the date Lender wires such funds to Borrower.

                             3.4       Limitation of Interest to Maximum Lawful Rate. Lender and Borrower intend to comply at all times with Applicable Usury Laws. In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by Applicable Usury Law (including the applicable choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Borrower. Such refund may be made by application of the excessive amount of interest paid against any outstanding Obligations, applied in such order as Lender may determine. If the excessive amount of interest paid exceeds the outstanding Obligations, the portion exceeding the outstanding Obligations will be refunded by Lender. Any such crediting or refunding will not cure or waive any Event of Default. Borrower agrees that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by Applicable Usury Law, any non-principal payment, including, without limitation, prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

                    All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the indebtedness incurred by Borrower hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such indebtedness until payment in full, so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to the Receivables Loan.

                   4.       Fees.

                            4.1       Receivables Loan Fee. Borrower agrees to pay to Lender a Receivables Loan fee equal to $750,000 (the “Receivables Loan Fee”) which is due and payable on August 28, 2008. This Receivables Loan Fee is fully earned by Lender and shall not be refundable in whole or in part, notwithstanding that the full Maximum Receivables Loan Amount is not advanced. Lender is irrevocably authorized to advance the sums necessary to pay such Receivables Loan Fee to itself from the proceeds of any Advance under the Receivables Loan or as an Advance under the Receivables Loan without any further Request for Advance form from Borrower.

                   Notwithstanding the foregoing, in the event that less than $75,000,000 is committed to Borrower pursuant to Section 2.2(c) or (d) or due to a default by a participant and Lender has not replaced such participant in a timely manner, then a portion of the Receivables Loan Fee shall be refunded to Borrower in a pro rata amount, taking into account the decrease in the committed amount and the number of months elapsed in the Receivables Loan Advance Period. For example, if a participant holding a participation interest in the amount of $5,000,000 defaults under its participation agreement with Lender eighteen (18) months after the Closing Date, then the pro rata amount of the Receivables Loan Fee to be refunded to Borrower would be equal to: $5,000,000/$75,000,000 * 6 months/24 months * $750,000 = $12,500.

                              4.2          Late Charge. In the event that any payment required under the Receivables Loan is not received by Lender within ten (10) Business Days after the due date, Borrower agrees to pay a late charge equal to three percent (3%) of the amount due and payable to defray the expenses incident to handling such delinquent payments, and to compensate Lender for the harm and damages related to such late payments. Borrower hereby acknowledges and agrees that such late charges are reasonable in light of the anticipated and the actual harm caused by the late payments; the difficulties of proof of loss, harm and damages; and the inconvenience and non-feasibility of Lender otherwise obtaining an adequate remedy. Acceptance of such late charge will not constitute a waiver of the default with respect to the overdue installment, and will not prevent the Lender from exercising any of the other rights and remedies available under the Loan Documents.

                              4.3          Non-Utilization Fee. Subject to Section 5.7 below, on the first anniversary of the date of this Agreement and on each anniversary date thereafter during the Receivables Loan Advance Period, Borrower agrees to pay to Lender a non-utilization fee equal to .25% per annum of the difference between (a) Fifty Million Dollars ($50,000,000), and (b) the average outstanding monthly principal balance of the Receivables Loan during the immediately preceding twelve (12) month period. Such non-utilization fee shall be payable on or before the 15th day following the anniversary date of this Agreement during the Receivables Loan Advance Period. Lender is irrevocably authorized to advance the sums necessary to pay such fee to itself from the proceeds of any Advance under the Receivables Loan or as an Advance under the Receivables Loan without any further Request for Advance form from Borrower. If the average monthly outstanding principal balance of the Receivables Loan was equal to or greater than Fifty Million Dollars ($50,000,000) during such twelve (12) month period, then such fee shall not be due.

                              4.4          Renewal Fee. Subject to Section 5.7 below, in the event that Lender exercises any one or more options under Section 2.12 to extend the Receivables Loan Advance Period, Borrower agrees to pay to Lender a renewal fee (“Renewal Fee”) equal to .25% of the Maximum Receivables Loan Amount ($187,000) for each extension option exercised by Lender. The Renewal Fee for the first extension option (if exercised) shall be due and payable in full on the second anniversary date of this Agreement. The Renewal Fee for the second extension option (if exercised) shall be due and payable in full on the third anniversary date of this Agreement. Lender is irrevocably authorized to advance the sums necessary to pay such fees to itself from the proceeds of any Advance under the Receivables Loan.

                              4.5          Change of Control Fee. In the event that a Change of Control occurs as of or at any time prior to the second anniversary date of this Agreement, Borrower agrees to pay to Lender an amount equal to the greater of (a) $1,000,000 (the “Change of Control Fee”) or (b) the prepayment fee that would otherwise be due and payable to Lender pursuant to Section 5.6 below. In the event that a Change of Control occurs at any time after the second anniversary date of this Agreement, Borrower agrees to pay to Lender the prepayment fee then due and payable to Lender pursuant to Section 5.6 below. Such Change of Control Fee or prepayment fee, as applicable, shall be fully earned and due and payable in full upon the occurrence of a Change of Control and shall not be refundable in whole or in part.

                    5.       Payments.

                              5.1          Collections. (a) All payments (principal, interest and fees) made on account of the Liberty Portfolio Timeshare Loans shall be paid to Lender via wire transfer once each Business Day pursuant to the Lockbox Agreement. Prior to the occurrence of an Event of Default, all such amounts received by Lender shall be applied twice a month by Lender, on the first (1st) and fifteenth (15th) day of the month (i) first to the payment of any fees, costs, expenses, charges and indemnification obligations payable by Borrower under the Loan Documents, including without limitation those payable under Section 25.6 and Section 25.19, or past due amounts owing by Borrower to Lender in connection with the Receivables Loan, (ii) second, to interest accrued on the unpaid principal balance of the Receivables Loan through the preceding Business Day, (iii) third, to the principal balance of the Receivables Loan, and (iv) finally, to all other unpaid Obligations. Upon the occurrence of any Event of Default, all payments on the Liberty Portfolio Timeshare Loans may be applied by Lender towards the repayment of the Obligations in such order as Lender may elect.

                                                   (b) In the event that the (collections with respect to the Liberty Portfolio Timeshare Loans) received by Lender include payments for items other than principal and interest payable under the Notes assigned to Lender (e.g. tax and insurance impounds, maintenance and other Assessment payments, late charges, “NSF” or returned check charges, misdirected payments or deposits, etc.), Lender shall remit such other payments back to Borrower provided that (i) no Event of Default or Incipient Default exists, (ii) Borrower requests in writing that Lender remit such other payments back to Borrower, (iii) Borrower specifically identifies (inclusive of the amount of) such other payments, (iv) Borrower provides Lender with back-up to support the claim that such payments should not be part of the proceeds of Collateral, and (v) if such amount is actually remitted to Borrower, then Lender may adjust the Receivables Loan balance to give effect to such remitted amounts to Borrower.

                                                   (c) Whether or not the collections on account of the Liberty Portfolio Timeshare Loans or the proceeds of the Collateral shall be sufficient for that purpose, Borrower shall pay when due all payments of principal, interest, and other amounts required to be made pursuant to any of the Loan Documents. Borrower’s obligation to make the payments required by the terms of the Loan Documents is absolute and unconditional.

                              5.2          Additional Mandatory Payments. Notwithstanding the foregoing, if at any time the aggregate outstanding principal amount of the Receivables Loan outstanding is greater than (a) ninety percent (90%) multiplied by the remaining principal payments due under Qualified Timeshare Loans comprising the Liberty Portfolio Timeshare Loans, or (b) any other restriction or limitation set forth in this Agreement, including without limitation, those set forth in Section 2.2, then within ten (10) days after notice to Borrower, Borrower agrees to either (i) prepay an amount equal to such difference together with accrued interest thereon, (ii) pledge additional Qualified Timeshare Loans as part of the Liberty Portfolio Timeshare Loans in an amount sufficient to cure the deficiency, or (iii) prepay, in part, and pledge additional Qualified Timeshare Loans, in part, in a total amount sufficient to cure the deficiency. For purposes of calculating required payments under this section, any Delinquent Loans or Timeshare Loans described in Sections 11.1(a), (b), (c) and (d) shall not be deemed to be Qualified Timeshare Loans.

                              5.3          Minimum Payments. In the event that the amounts received by Lender pursuant to the provisions of Section 5.1 are insufficient to pay the accrued interest on the unpaid principal balance of the Receivables Loan for any calendar month, then and in that event, Borrower agrees to pay to Lender the unpaid accrued interest for such month within five (5) Business Days after notice from Lender.

                              5.4          Final Payment Date. If not sooner paid, Borrower agrees to pay to Lender all amounts owing by Borrower to Lender on account of the Receivables Loan and all other Obligations owing by Borrower to Lender pursuant to this Agreement on the Receivables Loan Maturity Date. In the event that Lender exercises one or more of the extension options for the Receivables Loan Advance Period under Section 2.12, the Receivable Loan Maturity Date shall automatically also be extended by an additional twelve (12) month period for each extension option. If the first extension option is exercised, the Receivables Loan Maturity Date shall be August 27, 2015. If the second extension option is exercised, the Receivables Loan Maturity Date shall be August 27, 2016.

                              5.5          Reinstatement of Obligations. Borrower agrees that, to the extent any payment or payments are made on any Obligations and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other Person under any Debtor Relief Laws, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Obligations or any part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

                              5.6          Prepayments. Borrower may not prepay any of the principal balance of the Receivables Loan during the Receivables Loan Advance Period, as it may be extended. After the end of the Receivables Loan Advance Period, as it may be extended, Borrower may prepay all or any part of the principal balance of the Receivables Loan following delivery of not less than thirty (30) days’ prior written notice to Lender and upon payment of the applicable fee set forth below. Any prepayment shall not relieve Borrower of its obligation to make all regularly scheduled payments hereunder. The following prepayment fees on the Receivables Loan shall be payable:

                                             (a)          Each prepayment made in the first Loan Year shall be accompanied by a prepayment fee equal to 3% of the principal amount prepaid;

                                             (b)          Each prepayment made in the second Loan Year shall be accompanied by a prepayment fee equal to 2% of the principal amount prepaid;

                                            (c)          Each prepayment made in the third Loan Year shall be accompanied by a prepayment fee equal to 1% of the principal amount prepaid; and

                                            (d)          Any prepayment made after the third Loan Year shall not require any prepayment fee.

          In the event that Lender voluntarily agrees to accept a prepayment prior to the end of the Receivables Loan Advance Period, as it may be extended, or is compelled to accept a prepayment prior to the end of the Receivables Loan Advance Period, as it may be extended, Borrower agrees to pay to Lender a prepayment fee equal to 5% of the amount prepaid.

          In the event Lender exercises its right to accelerate payments under the Receivables Loan following an Event of Default or otherwise, any tender of payment of the amount necessary to repay all or part of the Receivables Loan made thereafter at any time by Borrower, its successors or assigns or by anyone on behalf of Borrower shall be deemed to be a voluntary prepayment and in connection therewith Lender shall be entitled to receive the fee required to be paid under the foregoing prepayment restrictions.

          Borrower shall be entitled (and is obligated) to prepay the balance of the Receivables Loan to the extent such prepayment results from a shortfall in sums received from Purchasers under Liberty Portfolio Timeshare Loans and to the extent such prepayment results from a formerly Qualified Timeshare Loan no longer being deemed “Qualified”. Borrower shall not be liable to pay a prepayment fee resulting from payments described in the immediately preceding sentence, unless Borrower has solicited accelerated payments from Purchasers.

          Borrower shall also be entitled to prepay the balance of the Receivables Loan, without any prepayment fee, to the extent such prepayment results from a Timeshare Loan being removed from the Liberty Portfolio Timeshare Loans due to a refinance of the Note related thereto resulting from an upgrade by a Purchaser.

          Notwithstanding anything to the contrary set forth in this Section 5.6, upon the occurrence of a Change of Control, Borrower shall be obligated to prepay the balance of the Receivables Loan in accordance with Section 5.7 below, together with the prepayment fee or Change of Control Fee, as applicable, pursuant to Section 4.5 above.

          The prepayment fees shall be presumed to be the amount of damages sustained by Lender as a result of such prepayment and Borrower agrees that such prepayment fees are reasonable under the circumstances currently existing. The prepayment fees provided for in this Section shall be deemed included in the Obligations and shall be secured by the Collateral.

          Notwithstanding anything herein or elsewhere to the contrary, no prepayment fee shall be payable in the event that Borrower prepays the Receivable Loan in order to be able to include the Timeshare Loans within the Liberty Portfolio Timeshare Loans as part of a securitization transaction or similar conduit transaction, provided that: (A) Borrower gives Lender at least thirty (30) days prior written notice for each prepayment; (B) such prepayments do not occur more frequently than twice during any one calendar year; and (C) such prepayments involve the prepayment of the entire balance of the Receivables Loan in whole and not in part.

                              5.7          Change of Control Payment. Upon the occurrence of a Change of Control, Borrower shall immediately pay to Lender all amounts owing by Borrower to Lender on account of the Receivables Loan and all other Obligations owing by Borrower to Lender pursuant to this Agreement, including, without limitation, the Change of Control Fee or prepayment fee, as applicable, pursuant to Section 4.5 above. Upon such payment, and without limiting the effect of such payment, no further non-utilization fee or Renewal Fee, as set forth in Sections 4.3 and 4.4 respectively, shall be due by Borrower to Lender.

                              5.8          Application of Payments. Prior to the occurrence of an Event of Default, all collections received by Lender with respect to the Liberty Portfolio Timeshare Loans shall be applied to the Obligations as set forth in Section 5.1. Prior to the occurrence of an Event of Default, all other payments received by Lender with respect to the Receivables Loan shall be applied to the Obligations as directed by Borrower, or if no direction is received by Lender, as Lender may elect in its discretion. Upon the occurrence of any Event of Default, Lender at its option, may apply any and all collections and other payments received from Borrower with respect to any of the Collateral to accrued interest, outstanding principal and other sums due hereunder, under the Loan Documents in such order and with respect to the Obligations, as Lender in its discretion elects. To the extent that Borrower fails to pay to Lender any fees, costs, expenses, charges or indemnification obligations under the Loan Documents, Lender, at its option, may apply all or part of such payments towards such fees, costs, expenses and indemnification obligations.

                              5.9          Indemnity. Borrower agrees to indemnify Lender against any loss or expense which Lender sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents, but only to the extent that any such loss or expense did not arise out of Lender’s gross negligence or willful misconduct. If Lender sustains or incurs any such loss or expense which constitutes the failure to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement), it will notify Borrower in writing of the amount determined in good faith by Lender to be necessary to indemnify it for such loss or expense. Such amount will be due and payable by Borrower to Lender within five (5) Business Days after presentation by Lender of a statement setting forth a brief explanation of and its calculation of such amount, which statement shall be conclusively deemed correct absent manifest error. Any amount payable by Borrower under this Section will bear interest at the Default Rate from the due date until paid, both before and after judgment.

                               5.10          General. The Receivables Loan, all interest thereon and all other sums payable by Borrower under the Loan Documents shall be paid in immediately available funds in U.S. Dollars according to the terms of the Loan Documents.

                   6.         Security; Guaranties.

                              6.1          Security. The Obligations shall be secured by, and Borrower hereby grants to Lender a security interest in and to, all right, title and interest of the Borrower in the following (collectively, the “Collateral”):

                                            (a)          All Liberty Portfolio Timeshare Loans, together with all Purchase Agreements, Mortgages, Notes and other Consumer Documents related thereto; all payments due or to become due thereunder in whatever form, including without limitation cash, checks, notes, drafts and other instruments for the payment of money; and all books and records, including all computer records, relating thereto.

                                             (b)          All proceeds, property, property rights, privileges and benefits arising out of, from the enforcement of, or in connection with, all present and future Liberty Portfolio Timeshare Loans and all Purchase Agreements, Mortgages, Notes and other Consumer Documents related thereto, including without limitation, to the extent applicable, all property returned by or reclaimed or repossessed from purchasers thereunder, all rights of foreclosure, termination, dispossession, repossession, all documents, instruments, contracts, liens and security instruments and guaranties relating to such Liberty Portfolio Timeshare Loans, Mortgages, Notes and other Consumer Documents, all collateral and other security securing the obligations of any Person under or relating to such Liberty Portfolio Timeshare Loans, Mortgages, Notes and other Consumer Documents, including, without limitation, all Owner Beneficiary Rights under the Trust Agreement in respect of such Liberty Portfolio Timeshare Loans and all of the Borrower’s rights or interest in all other property (personal or other), if any, the sale of which gave rise to such Liberty Portfolio Timeshare Loans, all rights and remedies of whatever kind or nature Borrower may hold or acquire for the purpose of securing or enforcing such Liberty Portfolio Timeshare Loans, Mortgages, Notes and other Consumer Documents, and all general intangibles relating to or arising out of such Liberty Portfolio Timeshare Loans, Mortgages, Notes and other Consumer Documents.

                                            (c)          All of Borrower’s accounts receivable, chattel paper, contract rights, documents, instruments, pre-authorized account debit agreements, general intangibles and choses-in-action, claims and judgments, solely related to all Liberty Portfolio Timeshare Loans.

                                            (d)          All of Borrower’s rights under any Title Insurance Policies covering Mortgages assigned to Lender in which Borrower now or hereafter has any interest to the extent related to any Liberty Portfolio Timeshare Loans.

                                             (e)          Any and all proceeds of the foregoing.

                                            (f)          Any and all other property now or hereafter serving as security for the Obligations.

          All liens and security interests shall be first priority liens and security interests. Borrower and Lender hereby agree that this Agreement shall be deemed to be a security agreement under the Uniform Commercial Codes of the State of Connecticut and the Commonwealth of Massachusetts. Accordingly, in addition to any other rights and remedies available to Lender hereunder, Lender shall have all the rights of a secured party under the Connecticut and Massachusetts Uniform Commercial Codes.

          The above-described liens and security interests shall not be rendered void by the fact that no Obligations in respect of the Receivables Loan exist as of any particular date, but shall continue in full force and effect until all Obligations under this Agreement and the other Loan Documents pertaining to the Receivables Loan have been fully and finally paid, performed and satisfied, Lender has no agreement or commitment outstanding pursuant to which Lender may extend credit to or on behalf of Borrower and Lender has executed termination statements or releases with respect thereto. IT IS THE EXPRESS INTENT OF BORROWER THAT ALL OF THE COLLATERAL SHALL SECURE ALL PRESENT AND FUTURE OBLIGATIONS OF BORROWER TO LENDER UNDER THIS AGREEMENT.

                              6.2          Endorsement of Notes; Assignment and Delivery. The original Note evidencing each of the Timeshare Loans shall be delivered to Lender and shall be endorsed to Lender with the following signed form of Endorsement:

Pay to the order of Liberty Bank, with recourse.

Bluegreen Corporation

By:

Name/Title:

                To the extent that any of such Notes had previously been endorsed by Borrower to another Person, such Person shall have re-endorsed such Notes back to Borrower.

                Each of the Timeshare Loans shall be collaterally assigned to Lender by written Assignment (the “Assignment”), duly executed on behalf of Borrower in substantially the form attached hereto as Exhibit C, provided that a batch Assignment shall also be deemed acceptable to Lender. Each Assignment shall be in a form which is properly recordable in the applicable real estate records in the state in which the applicable Project is located.

                Lender has agreed that it will not record an Assignment in such real estate records for a period of ten (10) months after such Assignment is executed by Borrower, provided that: (a) each and every Assignment may be recorded by Lender, at its sole discretion, at any time after the occurrence of an Event of Default or an Incipient Default, and (b) an Assignment may be recorded prior to the expiration of such ten (10) month period, if the Legal Requirements for the state in which the applicable Project covered by the Assignment is located requires that such Assignment be recorded within a period shorter than ten (10) months after the Assignment is executed in order for such Assignment to be accepted for recording, valid and enforceable and not subject to challenge. Borrower shall pay any actual recording or filing fees and any taxes, charges and/or expenses associated therewith upon ten (10) days’ prior written notice from Lender.

                              6.3          Lockbox Agreement. All amounts payable on account of the Liberty Portfolio Timeshare Loans shall be received by a financial institution or other entity approved by Lender (“Lockbox Bank”) and transmitted by Lockbox Bank to Lender or any entity designated by Lender in accordance with the provisions of an agreement among Borrower, Lender, Servicer and Lockbox Bank in form and content acceptable to Borrower and Lender (the “Lockbox Agreement”). Bank of America, N.A. shall be deemed by Lender to be an approved Lockbox Bank. All payments on account of Liberty Portfolio Timeshare Loans shall be deposited in an account maintained by Borrower for the benefit of Lender with the Lockbox Bank and shall be transmitted to Lender by wire transfer by the Lockbox Bank once each Business Day, pursuant to the Lockbox Agreement. At any time after Lockbox Bank shall fail to keep and perform its obligations under the Lockbox Agreement to the reasonable satisfaction of Lender, Borrower shall, upon the written request of Lender, promptly terminate such agreement in accordance with the terms of the Lockbox Agreement.

          At any time after Lockbox Bank shall fail to keep and perform its obligations under the Lockbox Agreement to the satisfaction of Lender, Borrower shall, upon the written request of Lender, terminate such agreement in accordance with its terms. If the Lockbox Agreement shall be terminated by Lender, the Lockbox Bank or, with the consent of Lender, by Borrower, Borrower shall, prior to the effective date of such termination, enter into a similar arrangement with another financial institution satisfactory to Lender, or at Lender’s option make other arrangements satisfactory to Lender, in its sole discretion, for the collection and transmittal to Lender of payments made on account of Timeshare Loans then and thereafter assigned to Lender pursuant to this Agreement.

          Borrower expressly acknowledges and agrees that an action for damages for any breach of the requirements of this Section 6.3 shall not be an adequate remedy at law. In the event of any such breach, Borrower agrees to the fullest extent allowed by law that Lender shall be entitled to injunctive relief to restrain such breach and require compliance with such requirements.

          Borrower hereby agrees to indemnify and hold Lender harmless from and against any claims, demands, expenses, costs, damages, liabilities, setoffs, recoupments and expenses associated with the Lockbox Agreement regardless of whether or not Lockbox Bank is liable or responsible for such items under the express terms of the Lockbox Agreement, except to the extent such claims, demands, expenses, costs, damages, liabilities, setoffs, recoupments and expenses are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Lender or Lockbox Bank. By way of example, but without limiting any other possibilities, Borrower shall, subject to the foregoing sentence, indemnify and hold Lender harmless from and against any claims, demands, expenses, costs, damages, liabilities, setoffs, recoupments and expenses (including, without limitation, reasonable attorney’s fees and court costs) both legal and equitable, associated with the Lockbox Agreement regardless of whether or not Lockbox Bank may avoid or limit its responsibility by claiming (i) that Lender had a duty to notify Lockbox Bank of any errors, discrepancies and/or irregularities under the Lockbox Agreement, (ii) that Lockbox Bank’s liability cannot exceed the service charges charged in connection with the Lockbox Agreement for the most recent twelve-month period, and (iii) that Lockbox Bank’s liability does not extend to special, incidental, indirect or consequential damages.

                              6.4          Servicing Agreement. The Liberty Portfolio Timeshare Loans shall be serviced by Borrower (in its capacity as servicer, and any third party successor servicer, the “Servicer”), provided that, the terms and conditions of such servicing shall at all times be acceptable to Lender and Borrower and shall be in writing in the form of a bi-party servicing agreement between Borrower and Lender (the “Servicing Agreement”). At any time after Servicer shall fail to keep and perform its obligations under the Servicing Agreement to the satisfaction of Lender, Lender may terminate such agreement in accordance with the terms of such Servicing Agreement and may engage a third party servicer, including without limitation, Concord Servicing Corporation (“Concord”), to handle the servicing of the Liberty Portfolio Timeshare Loans pursuant to the provisions of an agreement among Borrower, Lender and Concord in form substantially similar to that set forth in Exhibit L attached hereto.

                              6.5          Custodial Agreement. The Loan Files related to the Liberty Portfolio Timeshare Loans shall be held for the benefit of Lender by U.S. Bank National Association or another entity approved by Lender (“Custodian”) pursuant to the provisions of an agreement among Lender, Borrower and Custodian in form and content acceptable to Lender, Custodian and Borrower (the “Custodial Agreement”). At any time after Custodian shall fail to keep and perform its obligations under the Custodial Agreement to the reasonable satisfaction of Lender, Lender may terminate such agreement in accordance with the terms of such Custodial Agreement.

                              6.6          Notice to Purchasers.

                                             (a)          Each Purchaser with a Liberty Portfolio Timeshare Loan shall be directed by Borrower, in writing, to make all payments on account of such Liberty Portfolio Timeshare Loan (i) by automatic debit to such Purchaser’s bank account, to be initiated by and to be paid to Lockbox Bank; (ii) by check payable to the order of Borrower pursuant to the Lockbox Agreement and to mail such checks to the Lockbox Bank at the address specified in the Lockbox Agreement; or (iii) by credit card payment for processing through Borrower’s merchant account with such payment to be deposited through the Lockbox Bank into Lender’s deposit account.

                                            (b)          Borrower shall deliver to Lender at the Closing, a form of notice to Purchasers advising them of the collateral assignment of their Liberty Portfolio Timeshare Loan to Lender and directing that all payments on account of such Purchaser’s Liberty Portfolio Timeshare Loan be made as directed in Section 6.6(a), which notice (the “Notice to Purchasers”) shall be in the form attached hereto as Exhibit D. Lender shall have the right, at any time upon the occurrence and during the continuance of an Event of Default, to send an original or a copy of such Notice to Purchasers to each Purchaser with a Liberty Portfolio Timeshare Loan.

                                            (c)          In addition, Borrower hereby grants to Lender a power of attorney, at Borrower’s cost, to give notice in writing or otherwise, upon the occurrence and during the continuance of an Event of Default, in such form or manner as Lender may deem advisable in its sole discretion, to each Purchaser with a Liberty Portfolio Timeshare Loan of such assignment with direction to make all payments on account of such Liberty Portfolio Timeshare Loan in accordance with such instructions as Lender may deem advisable in its sole discretion. This power of attorney being coupled with an interest is irrevocable.

                                            (d)          Borrower authorizes Lender and Servicer (but Lender and Servicer shall not be obligated) to communicate at any time, upon the occurrence and during the continuance of an Event of Default, with any Purchaser or any other Person primarily or secondarily liable under a Liberty Portfolio Timeshare Loan with regard to the lien of Lender thereon and any other matter relating thereto.

                              6.7          Payments to be Forwarded. If Borrower shall, at any time and for any reason, receive any payment on account of any Liberty Portfolio Timeshare Loan, it shall hold such payments in trust for the benefit of Lender and shall deliver such payment, in the form received, with any necessary endorsements, within two (2) Business Days after receipt, to the Lockbox Bank for collection and deposit as required in the Lockbox Agreement.

                              6.8          Cancellation and Modifications of Notes. As long as any Timeshare Loan is included in the Liberty Portfolio Timeshare Loans, Borrower shall not cancel or modify the Note related thereto; provided, however, that Borrower may modify the Note in connection with a Permitted Modification.

                              6.9          Permitted Contests. Notwithstanding anything in the Loan Documents or otherwise to the contrary, after prior written notice to Lender, Borrower at its expense may contest, by appropriate legal or other proceedings conducted in good faith and with due diligence, the amount or validity of any tax, charge, assessment, statute, regulation, or any monetary lien on the Collateral, so long as: (i) in the case of an unpaid tax, charge, assessment or lien, such proceedings suspend the collection thereof from Borrower and the Collateral, and shall not interfere with the payment of any monies due under the Collateral in accordance with the terms of the Loan Documents; (ii) none of the Collateral is, in the judgment of Lender, in any imminent danger of being sold, forfeited or lost; (iii) in the case of a statute or regulation, neither Borrower nor Lender is in any danger of any civil or criminal liability for failure to comply therewith; and (iv) Borrower has furnished such security, if any, as may be required in the proceedings or as Lender reasonably requests up to 100% of the amount in controversy.

                     7.     Representations and Warranties. As an inducement to Lender to advance funds to Borrower, Borrower represents and warrants to Lender as follows:

                              7.1          Organization; Power.

                                             (a)           Borrower. Borrower is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, duly licensed or qualified and in good standing as a foreign corporation under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Material Adverse Change, having full power and lawful authority to enter into the Loan Documents, perform its obligations under the Loan Documents and carry on its business as it is now being conducted or as proposed to be conducted.

                                             (b)          Associations. Each Association is a non-profit corporation or cooperative association duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which the applicable Project is located, having full power and lawful authority to perform its obligations under the applicable related Declaration and applicable Management Agreement, and carry on its business as it is now being conducted or as proposed to be conducted.

                              7.2          Licenses. Borrower and its Affiliates, and, to the best of Borrower’s knowledge, the Associations and their respective employees, servants and agents have and will have all material licenses, permits, consent, orders, registrations, approvals and other authority as may be necessary to enable them to own and operate their business, to perform all services and business which they have agreed to perform in any state, municipality or other jurisdiction, to operate the Projects, to sell Timeshare Interests and to make Timeshare Loans.

                              7.3          Transaction is Legal and Enforceable. The execution and delivery of this Agreement and all other Loan Documents and the performance by Borrower of its obligations hereunder and thereunder are within the powers and purposes of Borrower. This Agreement and all other Loan Documents to which Borrower is a party are valid, legal and binding upon Borrower, enforceable against Borrower in accordance with their terms.

                              7.4          Due Authorization; No Legal Restrictions. The execution and delivery by Borrower of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents: (a) have been duly authorized by all requisite corporate action of Borrower, (b) will not conflict with or result in a breach of, nor constitute a default (or which would reasonably be expected to, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statute, law, rule, regulation or ordinance or Borrower’s Governing Documents or any indenture, mortgage, loan or credit agreement, instrument or other document to which Borrower may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (c) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower under the terms or provisions of any such agreement or instrument, except liens in favor of Lender.

                              7.5          No Breach or Default of Other Agreements; Compliance with Other Agreements. Neither the execution and delivery of the Loan Documents on behalf of Borrower nor the performance by Borrower of the transactions contemplated hereby (a) will violate any provision of any applicable Legal Requirements, or (b) to the best of Borrower’s knowledge, will constitute or with the passage of time or giving of notice will result in the breach of any term or provision or constitute a default under or result in the acceleration of any obligation under any agreement or other instrument to which Borrower is a party, or by which Borrower, or any of its property or assets are bound, the effect of which would reasonably be expected to result in a Material Adverse Change. Borrower is not in default under or with respect to any mortgage, lease or agreement to which it is a party or by which it or any of its properties are bound, the effect of which would reasonably be expected to result in a Material Adverse Change, and to the best of Borrower’s knowledge, no event or condition which, after notice or lapse of time or both, would constitute a default thereunder such that the result thereof would reasonably be expected to result in a Material Adverse Change, exists. To the best of Borrower’s knowledge, Borrower has not received any written notice, from any source, including without limitation, any mortgagee or lessor, with respect to any claimed default by

Borrower with respect to any such mortgage, lease or agreement, the effect of which would reasonably be expected to result in a Material Adverse Change.

                              7.6          Litigation. There are no actions or proceedings pending or to the best of Borrower’s knowledge, threatened, against or affecting any Project, the Collateral, Borrower, or its properties, at law or in equity before any court or before any governmental or regulatory authority or agency, arbitration board or other tribunal, which would reasonably be expected to result in a Material Adverse Change. Neither Borrower nor any Affiliate of Borrower has received any written notice from any court, governmental authority or other tribunal alleging that Borrower, any Affiliate of Borrower or any Project has violated in any material respect the Timeshare Act, any of the rules or regulations thereunder, the Declarations or any other applicable Legal Requirements, agreements or arrangements, in a manner which would reasonably be expected to result in a Material Adverse Change.

                              7.7          Taxes. Borrower is not in default in the payment of any real property, personal property or income tax or in the filing of any tax return required to be filed under any tax law (federal, state and local) applicable to it or its properties. All taxes shown by said returns to be payable and all interest and penalties, if any, in respect thereof, have been fully paid when due, except to the extent that such taxes, assessments, fees and other governmental charges or the failure to pay the same would not be material to the respective business, properties or assets of Borrower. To the best of Borrower’s knowledge, no taxing authority has questioned or disputed the accuracy or completeness of any such tax return. No taxing authority has notified Borrower of any basis for any such question or dispute or investigation except as set forth on Schedule 7.7. No tax-related audit is pending or, to the best of Borrower’s knowledge, threatened with respect to Borrower or any Association except as set forth on Schedule 7.7. All taxes (including sales taxes) related to the operation of the Projects, the ownership or use of the Projects and the sale of Timeshare Interests in respect of the Projects, which are due and payable, have been paid in full, except for permitted contests under Section 6.9 or which are otherwise being conducted in good faith and for which Borrower has maintained adequate reserves in accordance with GAAP. All tax returns and reports required to be filed by Borrower, if any, have been timely filed, or proper extensions for filing have been obtained. Borrower has no knowledge of any proposed tax assessment against Borrower that could be material to its business, properties, assets, operations, condition (financial or otherwise) or business prospects except as set forth on Schedule 7.7.

                              7.8          Insurance. All the insurance required by the Declarations related to Associations managed by the Vacation Club Manager, the Loan Documents and this Agreement to be obtained has been obtained, is presently in full force and effect and all premiums thereon have been fully paid when due to date. Each of Borrower’s certificates evidencing, as applicable, casualty or liability insurance and in respect to which Lender has been indicated as a loss payee, additional insured or certificate holder, as applicable, shall provide that the related policy may not be canceled or materially changed except upon (i) providing ten (10) days’ prior written notice, with respect to casualty insurance coverage, and (ii) endeavoring to provide ten (10) days’ prior written notice, with respect to liability insurance coverage, of intention of non-renewal, cancellation or material change to Lender and that no act or thing done by Borrower shall invalidate any policy as against Lender; provided, however, that Borrower agrees to use commercially reasonable efforts to require the applicable insurer to provide thirty

(30) days’ prior written notice of cancellation. Lender has been named as an additional insured, certificate holder or loss payee on such certificates, as applicable.

                              7.9          Consents. No consent, approval, order or authorization of, or registration with, any governmental authority, or any other Person, which has not been properly obtained and remains in full force and effect, is required in connection with the valid execution and delivery of this Agreement or any other Loan Documents by Borrower, or the performance by Borrower of the transactions contemplated hereby or thereby.

                              7.10        No Violation of Law. Neither Borrower nor any Affiliate of Borrower involved in the operations of any of the Projects is in violation of any Legal Requirements to which it is subject, which would reasonably be expected to result in a Material Adverse Change. Neither Borrower nor any Affiliate of Borrower has failed to obtain any material license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business as the same is presently conducted and as proposed to be conducted, including, but not limited to, development and construction of the Projects, marketing and selling Timeshare Interests, the making of Timeshare Loans and the financing of the sale of Timeshare Interests, which failure would reasonably be expected to result in a Material Adverse Change.

                              7.11        Financial Statements.

                                            (a)          The audited financial statements of Borrower for the fiscal year ended December 31, 2007 and the interim financial statements of Borrower for the fiscal quarter ended March 31, 2008, copies of which have been furnished to Lender, have been prepared on a consolidated basis, are complete and correct and fairly present the financial condition of Borrower and its subsidiaries as at such date and the results of the operations of Borrower and its subsidiaries for the periods covered by such statements, all in accordance with GAAP.

                                             (b)          The financial statements of the Associations managed by the Vacation Club Manager for the fiscal year ended December 31, 2007, copies of which have been furnished to Lender, are complete and correct and fairly present the financial condition of such Associations as at such date and the results of the operations of such Associations for the period covered by such statement, all in accordance with GAAP.

                              7.12        No Material Adverse Change in Financial Condition. There has been no Material Adverse Change in the financial condition of Borrower or its subsidiaries since March 31, 2008.

                              7.13        Title to Collateral. The Collateral is and will at all times be owned by Borrower free and clear of all liens and other encumbrances of any kind, excepting only liens in favor of Lender or Permitted Encumbrances. There are no liens or encumbrances against any of the Collateral consisting of the Liberty Portfolio Timeshare Loans, other than liens in favor of Lender or Permitted Encumbrances.. Borrower will defend its title to the Collateral against any claims of all Persons other than Lender.

                                   7.14          Names, Addresses and States of Formation. During the past five (5) years, Borrower has not been known by any names and has not been located at any addresses, other than those set forth on Schedule 7.14. The portions of the Collateral which are tangible property and have not been delivered to Lender and the books and records pertaining thereto will at all times be located at the address for Borrower set forth on Schedule 7.14; or such other location determined by Borrower after prior notice to Lender and delivery to Lender of any items requested by Lender to maintain perfection and priority of Lender’s security interests and access to such books and records. Schedule 7.14 identifies the chief executive office, principal place of business and state of formation of Borrower.

                                   7.15          Current Compliance. Borrower is currently in compliance with all of the terms and conditions of this Agreement and all other Loan Documents and no Incipient Default or Event of Default currently exists.

                                   7.16          Pension Plans. Borrower has no obligations with respect to any employee pension benefit plan (“Plan”) (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)). No events, including, without limitation, any “Reportable Event” or “Prohibited Transaction” (as those terms are defined under ERISA), have occurred in connection with any such Plan which might constitute grounds for the termination of any such Plan by the Pension Benefit Guaranty Corporation (“PBGC”) or for the appointment of any United States District Court of a trustee to administer any such Plan. All such Plans meet with the minimum funding standards of Section 302 of ERISA. Borrower has no existing liability to the PBGC. Borrower is not subject to or bound to make contributions to any “multi-employer plan” as such term is defined in Section 4001 (a)(3) of ERISA.

                    The present value of the aggregate benefit liabilities under any of the Plans, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefits liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA. Neither Borrower nor any ERISA Affiliates have incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA. The term “ERISA Affiliates” means any trade or business (whether or not incorporated) that is treated as a single employer together with Borrower under Section 414 of the Internal Revenue Code of 1986, as amended.

                                   7.17         Use of Proceeds/Margin Stock/Governmental Regulations. None of the proceeds of the Receivables Loan will be used to purchase or carry any “margin stock”(as defined under Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time), and no portion of the proceeds of the Receivables Loan will be extended to others for the purpose of purchasing or carrying margin stock. None of the transactions contemplated in this Agreement (including, without limitation, the use of the proceeds from the Receivables Loan) will violate or result in the violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter 11. Borrower is not an investment company as defined by the Investment Company Act of 1940, as amended, and is not required to register under such Act. Borrower is not subject to regulation under the Federal Power Act, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act, as the same may be amended from time to time, or any federal or state statute or regulation limiting its ability to incur Debt.

                                   7.18        Solvency. Borrower is solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

                                   7.19          Insurance. No notice of cancellation has been received by Borrower with respect to any insurance policies required under this Agreement and Borrower is in compliance with all conditions contained in such policies that pertain to Borrower.

                                   7.20          Tax Identification Number. Borrower’s federal tax identification number is 03-0300793.

                                   7.21          Purposely Omitted.

                                   7.22          Restrictive Contracts. Borrower is not a party to any contract or agreement, or subject to any lien, charge or restrictions, which materially and adversely affects its ability to comply with the terms of this Agreement or would reasonably be expected to result in a Material Adverse Change. Borrower will not be a party to any other contract or agreement which prohibits its execution of, or compliance with the terms of this Agreement or the Loan Documents. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Collateral, whether now owned or hereafter acquired, to be subject to a lien, except the lien in favor of Lender or a Permitted Encumbrance.

                                   7.23          Closing Date Indebtedness. Schedule 7.23 sets forth the outstanding principal balance of all indebtedness for borrowed money, repurchase obligations with respect to sold Timeshare Loans and other liabilities of Borrower (other than accounts payable in the ordinary course) as of the Closing Date. Such indebtedness, obligations and liabilities are referred to collectively as “Closing Date Indebtedness”. Borrower is not in default, in any material respect, with respect to any of the Closing Date Indebtedness as of the Closing Date.

                                   7.24          Completeness of Representations. Neither this Agreement nor any exhibit attached hereto nor any certificate, financial statement, correspondence or other document delivered or furnished to Lender hereunder or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact (a) which materially and adversely affects Borrower’s ability to perform its obligations under the Loan Documents, or the condition, financial or otherwise, business or prospects of Borrower, (b) which may result in any liability on the part of Borrower not reflected on the financial statements described in Section 7.11, (c) which questions or denies the right of Borrower or its Affiliates to conduct their business or operate a Project, or (d) which prevents or restricts the granting of security interests to Lender in the Collateral.

                    8.          Representations, Warranties and Covenants With Respect to the Project. Borrower represents and warrants to and covenants with Lender as follows, with respect to each Unit included or to be included in each Project, that at the time such Unit is included as one of the Projects and any Timeshare Interest in such Unit is encumbered by a Mortgage assigned to Lender (as applicable), all of the following shall be accurate and complied with:

                                 8.1          Access, Utilities and Parking. As required by applicable Legal Requirements, such Unit has and will have adequate access from a publicly dedicated street and is served by adequate utilities, including public water and sewer, and has adequate parking facilities.

                                 8.2          Compliance. Borrower and the applicable Project are in compliance with and will comply with all Legal Requirements in a manner that Borrower’s failure to so comply would not be reasonably expected to result in a Material Adverse Change.

                                 8.3          Declarations. Such Unit and all equipment, furnishings and appliances intended for use in connection therewith have been and will continue to be duly submitted to the provisions of the applicable Declaration, which has been recorded in the real property records of the jurisdiction in which the applicable Project is located. The applicable Declarations will not be cancelled or materially amended in a manner that would reasonably be expected to result in a Material Adverse Change.

                                 8.4          Zoning Laws, Building Codes, Etc. The applicable Project, all the buildings and other improvements in which the Unit is situated and all Amenities for such Unit have been or will be completed in compliance with all applicable zoning codes, building codes, health codes, fire and safety codes, and other Legal Requirements, including without limitation, so-called “environmental” laws in a manner that Borrower’s failure to so comply would not be reasonably expected to result in a Material Adverse Change. All material inspections, licenses, permits required to be made or issued in respect of such buildings and Amenities have been or will be made or issued by the appropriate authorities. The use and occupancy of such buildings for their intended purposes are and will be lawful under all applicable Legal Requirements. Final certificates of occupancy or the applicable jurisdictional equivalent have been or will be issued and are or will be in effect for such Unit. The timeshare use and occupancy of such Unit do not and will not violate or constitute a non-conforming use under any private covenant or restriction or any zoning, use or similar law, ordinance or regulation affecting the use or occupancy of the applicable Project.

                                 8.5          Unit Ready for Use. The Unit is fully furnished and ready for use. All common furnishings (including appliances) within such Unit are owned by Borrower or its Affiliates or the applicable Association, have been or will be fully paid for, and are and will be free and clear of any liens or other interests of any third party including any lessor.

                                 8.6          Property Taxes and Fees. All real property taxes, condominium and similar maintenance fees, rents, assessments and like charges affecting the Units have been fully paid to date, to the extent such items are due and payable.

                                 8.7          No Defaults. No default or condition which, with the giving of notice or passage of time, or both, would constitute a default, exists with respect to any mortgage, deed of trust or other encumbrance against the Project in which such Unit is located.

                    The Project in which such Unit is located has been approved by the applicable Division as a timeshare project and has been established and dedicated as a timeshare project in full compliance with all applicable Legal Requirements, including without limitation, the applicable Timeshare Act in a manner that Borrower’s failure to so comply would not be reasonably expected to result in a Material Adverse Change. Borrower or its Affiliates have all registrations, approvals and licenses required under all applicable Legal Requirements for such Project to be operated as a timeshare project, for the sale of Timeshare Interests in such Project, for the making of Timeshare Loans related to such Project, and for the ownership, operation and management of such Project in a manner that Borrower’s or any of its Affiliates’ failure to have such registrations, approvals or licenses would not be reasonably expected to result in a Material Adverse Change.

                                 8.8          Timeshare Approvals. The Project in which such Unit is located has been approved by the applicable Division as a timeshare project and has been established and dedicated as a timeshare project in full compliance with all applicable Legal Requirements, including without limitation, the applicable Timeshare Act in a manner that Borrower’s failure to so comply would not be reasonably expected to result in a Material Adverse Change. Borrower or its Affiliates have obtained and are maintaining all Timeshare Approvals for such Project and the Vacation Club.

                                 8.9          Sale of Timeshare Interests. The Vacation Club and the Timeshare Interests are, as of the Closing Date, registered or exempt from registration under applicable Legal Requirements in the respective states in which each are marketed and/or sold, including those states listed on Schedule 8.9, as applicable. The Vacation Club and the Timeshare Interests will be, after the Closing Date, registered or exempt from registration under applicable Legal Requirements in the respective states in which each are marketed and/or sold, as applicable. All sales have been and will be made in compliance with all Legal Requirements and utilizing then current and approved Public Reports in a manner that Borrower’s failure to so comply would not be reasonably expected to result in a Material Adverse Change. The marketing, sale, offering for sale, rental, solicitation of purchasers and financing of Timeshare Interests related to the Projects: (a) will not constitute the sale, or the offering for sale, of securities subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law applicable to such sale or offer for sale; (b) will not violate the Timeshare Act or any applicable land sales or consumer protection law, statute or regulation; and (c) will not violate any applicable consumer credit or usury statute in a manner that would reasonably be expected to result in a Material Adverse Change.

                                 8.10          Brokers. All marketing and sales activities have been and will be performed by employees or independent contractors of Borrower or its Affiliates, all of whom are and will be properly licensed or exempt from licensing in accordance with applicable laws. Borrower or its Affiliates will retain a duly licensed broker of record for each Project as may required by applicable law in the state in which such Project is located.

                                 8.11          Tangible Property; Non-Disturbance Agreements. The machinery, equipment, fixtures, tools and supplies used or to be used in connection with each Project, including without limitation, with respect to the operations and maintenance of the common elements, are and will be owned or leased either by Borrower or its Affiliates or the applicable Association or the Owners of Timeshare Interests in common.

                                 8.12          Condition of Project. None of the Projects are now damaged nor injured as a result of any fire, explosion, accident, flood or other casualty, where the risk of loss is not otherwise covered by insurance or exceeds $50,000 at such Project, subject to reasonable deductibles and not otherwise repaired.

                                 8.13          Assessments. Each Owner of a Timeshare Interest (and Borrower, or its Affiliates, with respect to unsold timeshare Interests in a Project) automatically will be a member of the applicable Association for such Project, which Association has authority to levy annual Assessments to cover the costs of maintaining and operating such Project. Any lien for unpaid Assessments will at all times be subordinate to the lien of each Mortgage assigned to Lender. Each Owner’s membership in such Association is immediately conveyed to the Trustee under the applicable Purchase Agreement and the Trustee will thereafter remain a member of such Association and be entitled to vote on the affairs thereof, subject only to retaining ownership of the Timeshare Interest. To Borrower’s knowledge, each Timeshare Association is and will continue to be solvent. To Borrower’s knowledge, levied Assessments are and will be adequate to cover the current costs of maintaining and operating the applicable Project and to establish and maintain a reasonable reserve for capital improvements. To Borrower’s knowledge, there are no reasonably foreseeable circumstances which could give rise to a material increase in such costs, except for additions of subsequent phases of a Project that will not materially increase Assessments.

                                 8.14          Developer Subsidy. Except as described in Schedule 8.14 the Assessments levied with respect to each Primary Project are sufficient to cover all expenses of the Association for each Primary Project.

                                 8.15          Project Documents. The contracts, agreements and documents (and all amendments and modifications thereto) described on Schedule 8.15 comprise all of the existing Project Documents related to the Primary Projects. None of such Project Documents will be amended, modified, terminated or waived in whole or in part, after the Closing Date, in a manner that is material and adverse to Lender.

                                 8.16          Common Areas and Amenities. All Amenities for the Projects have been or will be completed. To the extent that any of such Amenities are located on property not owned by Borrower or the applicable Association or Timeshare Owners, or to the extent that any such Amenities are subject to any liens or encumbrances, there are in existence valid and enforceable agreements granting the applicable Owners of Timeshare Interests the right to use such Amenities without disturbance by any third parties. Except as otherwise permitted and disclosed by the applicable Project Documents: (a) each Association or the Owners of Timeshare Interests in common (which interests may be held by the Trustee pursuant to the Purchase Agreements) will at all times own the furnishing in the Units and all the common areas in the applicable Project and other Amenities which have been promised or represented as being available to Purchasers, free and clear of liens and security interests except for the Permitted Encumbrances; (b) no part of any Project is or will be subject to partition by the Owners of Timeshare Interests; and (c) all access roads and utilities and off-site improvements necessary to the use of a Project have been and will be dedicated to and/or accepted by the responsible governmental authority or utility company or are owned by an association of owners of property in a larger planned development or developments of which a Project is a part.

                                 8.17        Trust Agreement. Borrower has delivered or caused to be delivered to Lender a true and complete copy of the fully executed Trust Agreement and all amendments thereto. Borrower shall use its best efforts to ensure that the Trust Agreement will not be amended, modified or supplemented unless any such amendment, modification or supplement is permitted in accordance with the terms of the Trust Agreement and applicable Legal Requirements, and a copy has been delivered to Lender. To the best of Borrower’s knowledge, there are no existing outstanding violations or breaches of the Trust Agreement.

                    9.         Representations, Warranties and Covenants with Respect to the Timeshare Loans. Borrower represents and warrants to and covenants to and with Lender, with respect to each Timeshare Loan now or hereafter comprising part of the Liberty Portfolio Timeshare Loans or which Borrower has otherwise identified to Lender as a Qualified Timeshare Loan, and with respect to all other documents and instruments executed in connection with the sale of any Timeshare Interest financed by such Timeshare Loan, which representations, warranties and covenants shall continue to be true in all respects while this Agreement is in effect:

                                 9.1          No Defaults. Each Note, Mortgage and every other Consumer Document and instrument made and delivered in connection therewith will in every respect be genuine and no default thereunder will exist.

                                 9.2          Validity. Each Timeshare Loan will constitute a Qualified Timeshare Loan and each Note will be a valid Qualified Note. Each Mortgage will be a Qualified Mortgage. Each Note, Mortgage and all related Consumer Documents will be valid and arising from the Qualified Sale of a Timeshare Interest to a Purchaser. At the time of collateral assignment to Lender to the best of Borrower’s knowledge no Purchaser thereunder will have died.

                                 9.3          Competency. All parties thereto will have been competent to contract at the time they executed such Note, Mortgage and related applicable Consumer Documents.

                                 9.4          Defenses; Rescission. There will be no defenses in law or in equity (including without limitation the defense of usury), set-off or counterclaim to the Note, Mortgage or related Consumer Documents as the same will exist in the hands of Lender after collateral assignment thereof to Lender, nor to the obligation of the Purchaser to pay the balance of the Sales Price, nor will there exist any right in the Purchaser to cancel or rescind such Note, Mortgage or related Consumer Documents or the sale in connection with which the same were executed and delivered.

                                 9.5          Legal Requirements. Each Timeshare Loan collaterally assigned to Lender pursuant to this Agreement and the related solicitation, marketing and sale of the Timeshare Interest will have been effected in compliance with all Legal Requirements, including, without limitation, to the extent applicable, the applicable Timeshare Act, the USA Patriot Act, the Gramm-Leach-Bliley Privacy Act, the Securities Exchange Act of 1934, the Truth-In-Lending Act (15 U.S.C. Section 1601, et seq.) and Regulation Z thereunder, the Equal Credit Opportunity Act (15 U.S.C. Section 1691, et seq.) and Regulation B thereunder, the Interstate Land Sales Full Disclosure Act (15 U.S.C. Section 1701, et seq.), the Real Estate Settlement Procedures Act (12 U.S.C. Section 2601, et seq.) and Regulation X thereunder and the Fair Housing Law, the Mail Fraud Statute (18 U.S.C. Section 1341), the Federal Trade Commission Act, The Flood Disaster Protection Act of 1973, the Federal Trade Commission’s Privacy of Consumer Financial Information Rule, Federal Trade Commission “do-not-call” rules, and all other material legal restrictions, contracts and agreements governing or affecting the applicable Project, Borrower or its business or operations, including, without limitation, zoning, environmental and other land use laws and regulations, subdivision map acts, blue sky laws, real estate syndication acts and usury laws.

                                 9.6          Payments. The “down payment” shown in the applicable Purchase Agreement in connection with the sale of the Timeshare Interest will have been made by Purchaser, in available funds (which cash down payment may, in the case of an Upgraded Note Receivable or a conversion under a Sampler Program Agreement, be represented in part or in whole by the principal payments and down payment made on, as applicable, such original Qualified Note or the related Sampler Loan since its date of origination), and neither all nor any part of such payment or any payment on account of the Note will have been made by Borrower or any Affiliate of Borrower.

                                 9.7          Payments by Borrower. Neither Borrower nor any Affiliate of Borrower will have made or will make any payment on behalf of any Purchaser.

                                 9.8          Title; Title Insurance. Each Mortgage securing a Note will have been duly executed and acknowledged and will constitute a valid Qualified Mortgage of the Timeshare Interest described therein, as security for the payment of such Note. Each Mortgage will be insured by a valid, existing Title Insurance Policy issued or to be issued by the Title Company insuring the interest of the mortgagee thereunder (and such mortgagee’s successors and assigns) as a first mortgage lien against the Timeshare Interest described therein. Each of the mortgagee’s Title Insurance Policies will be in an amount at least equal to the unpaid principal balance of the Timeshare Loan. A Title Insurance Policy may insure more than one Qualified Mortgage, provided that, the aggregate amount of such Title Insurance Policy is at least equal to the aggregate unpaid balances of the Qualified Timeshare Loans secured by such Qualified Mortgages.

                                   9.9          Right to Convey. As to each Timeshare Interest, Borrower or its Affiliates will have good title to and lawful right and full authority to convey the Timeshare Interest to the Purchaser thereof.

                                   9.10        Bankruptcy; Litigation. Each Purchaser and each guarantor of any Purchaser’s obligations under such Timeshare Loan will not be the subject of any proceedings under any Debtor Relief Laws, and will not be involved in any litigation with Borrower.

                                   9.11        Authorization. All corporate, partnership or other Purchaser(s), not individuals, will have been duly authorized by corporate resolution, or other appropriate action, to purchase a Timeshare Interest and execute (as applicable) and deliver the Note, Mortgage and related Consumer Documents.

                                   9.12        Representations. There will have been no misrepresentations by Borrower, its Affiliates or any of their employees and/or selling agents to any Purchaser or Lender as to the Amenities or services available at the Project with respect to the amount of the common expenses or other charges to be paid by a Purchaser or with respect to any other matter relating to the Project, any Timeshare Interest, the Note, the Mortgage, or any other aspect of the sale or the financing thereof.

                                   9.13        Notice of Assignment. Each Purchaser will have been directed to make all payments on account thereof as provided in Section 6.6 of this Agreement.

                                   9.14        Marketability. Borrower will have no knowledge of any circumstance with respect to the Timeshare Loan, the Timeshare Interest, or the Project, which would reasonably be expected to cause the Timeshare Loan to become delinquent or adversely affect the marketability of the mortgaged Timeshare Interest or the related Timeshare Loan.

                                   9.15        Recording of Mortgages. Each Mortgage collaterally assigned to Lender will have been or will be recorded in the Public Records and all costs, fees and expenses arising out of the closing of the Timeshare Loan and of recording of the Mortgage will have been paid.

                                   9.16        Recording of Deed. A duly executed Deed by which the Timeshare Interest described on each Mortgage assigned to Lender (if applicable) was conveyed to the Trustee will have been recorded in the Public Records prior to the recording of the Mortgage.

                                   9.17        Amendment. Other than in connection with Permitted Modifications, the terms of the Timeshare Loan and the Consumer Documents related thereto, will not have been assumed, amended or modified in any respect.

                                   9.18        Assignment; No Liens. Borrower will be the sole owner of the Timeshare Loan free of all prior assignments, liens, encumbrances and claims of third parties whatsoever and will have full right and lawful authority to assign the same to Lender, as contemplated by this Agreement.

                                   9.19        Loan File. Borrower will, at the time of the assignment thereof to Lender, have in its possession or will have delivered to the Custodian a complete Loan File in respect of each of the Timeshare Loans and Borrower will have delivered to Lender all documents required to be delivered pursuant to Borrower’s Request for Receivables Loan Advance.

                                   9.20        Public Reports. The Public Report for the Vacation Club, a copy of which has been furnished to Lender has been approved by all applicable regulatory agencies and in form and content complies with all applicable Legal Requirements in a manner that Borrower’s failure to so comply would not be reasonably expected to result in a Material Adverse Change. With respect to the sale of each Timeshare Interest, there will be in effect at the time of sale and Borrower or its Affiliates will have used an unexpired, Public Report, approved by all applicable regulatory agencies. If required by the applicable law of a state in which Borrower or its Affiliates is selling Timeshare Interests, Borrower will keep such Public Reports up-dated and approved by the applicable regulatory agency of that state and upon request by Lender will promptly deliver to Lender evidence of such continued approval, including all extensions thereof, promptly upon receipt by Borrower. Borrower will deliver or cause to be delivered to Lender on an annual basis a copy of the Public Report for the Vacation Club.

                                   9.21        Credit. The credit application and other documents relating to the credit of a Purchaser, obtained by or delivered to Lender in connection with a Request for Receivables Loan Advance, will be accurate and complete copies of the originals and will constitute all the documents which will have come into the possession of Borrower which relate to the credit worthiness of the Purchaser.

                                   9.22        Qualified Timeshare Loans. Each Liberty Portfolio Timeshare Loan or other Timeshare Loan which Borrower has indicated to Lender is a Qualified Timeshare Loan will meet all the requirements of a Qualified Timeshare Loan.

                                   9.23        Enforceability. The Consumer Documents are and at all times will remain in full force and effect and will be valid and binding obligations of the respective parties thereto.

                                   9.24        No Impairment. The grant of the security interests described herein has not affected and will not affect the validity or enforceability of the Consumer Documents.

                                   9.25        No Defaults. Each Consumer Document will in every respect be genuine and no default thereunder will exist.

                                   9.26        Assumption. Borrower will not agree to the assumption of the Timeshare Loan by any third party acquiring the applicable Timeshare Interest, without the prior written consent of Lender unless otherwise required by applicable Legal Requirements.

                                   9.27        Executory Obligations. Borrower or its Affiliates have performed all of their obligations to the Purchasers and there are no executory obligations owed to Purchasers to be performed by Borrower or its Affiliates, except for non-delinquent and executory obligations disclosed to Purchasers in their Purchase Agreements or the Project Documents.

                                   9.28        Fulfillment of Obligations to Purchasers. Borrower will fulfill, and will cause its Affiliates, agents and independent contractors at all times to fulfill, all their respective obligations to Purchasers. Borrower or its Affiliates will perform all of their respective obligations under the Consumer Documents and the Project Documents.

                    10.          Consumer Documents. Borrower represents to and agrees with Lender that the Consumer Documents, in substantially the forms attached hereto as Exhibit A are the only documents which have been used in connection with the credit sale of Timeshare Interests in respect of the Primary Projects and that Borrower shall not modify or amend, or permit the modification or amendment of, any of such Consumer Documents in a manner that would cause any of such Consumer Documents to fail to comply with Legal Requirements or use or permit the use by others of any other or additional documents in connection with the credit sale of Timeshare Interests, except with the prior written consent of Lender, or as reasonably requested by Lender in order to meet any of the Legal Requirements or to protect Lender’s security interest therein. Notwithstanding anything herein or elsewhere to the contrary, Borrower shall be permitted to amend the form of Consumer Documents to the extent necessary to comply with applicable Legal Requirements, without the need to obtain Lender’s prior consent to such amendment. If any such Consumer Document shall be modified or amended or if any additional document shall be used in connection with the credit sale of Timeshare Interests, Borrower shall immediately provide to Lender an accurate and complete copy of such Consumer Document as so modified or amended and of any such additional document.

          In the event that any of the Consumer Documents in substantially the forms attached hereto as Exhibit A are modified or amended in a manner such that they do not comply with applicable Legal Requirements or Borrower has not received Lender’s written consent to use or permit the use by others of any other or additional documents in connection with the credit sale of Timeshare Interests in respect of the Primary Projects for a reason other than to comply with Legal Requirements (“Non-Complying Consumer Documents”), Lender shall not have any obligation to make any Advances under the Receivables Loan in respect of the Timeshare Loans related to such Non-Complying Consumer Documents. Notwithstanding the foregoing, in the event that Lender has made Advances in respect of the Timeshare Loans related to such Non-Complying Consumer Documents, Borrower shall promptly either (i) prepay an amount equal to such Advance together with accrued interest thereon, (ii) pledge additional Qualified Timeshare Loans as part of the Liberty Portfolio Timeshare Loans in an amount sufficient to cure the deficiency, or (iii) prepay, in part, and pledge additional Qualified Timeshare Loans, in part, in a total amount sufficient to cure the deficiency.

                    11.          Payment or Replacement of Timeshare Loans.

                                   11.1        Delinquent Loans. Borrower shall pay to Lender an amount equal to 90% of the then unpaid principal balance of any Timeshare Loan comprising part of the Liberty Portfolio Timeshare Loans in the event that: (a) such Timeshare Loan becomes a Delinquent Loan, (b) any applicable representation or warranty set forth at Sections 8 or 9 or elsewhere herein proves false with respect to such Timeshare Loan, (c) the attorney, Title

Company or other approved person fails to comply with the requirements of Section 22.1 with respect to such Timeshare Loan to the extent applicable, or (d) Borrower shall fail to deliver a Title Insurance Policy, as required by Section 22.2 with respect to such Timeshare Loan. With respect to a Delinquent Loan, such payment shall be made on or before the thirtieth (30th) day after such Timeshare Loan has become a Delinquent Loan, computed without reference to any notice or grace period. With respect to a Timeshare Loan in respect of which a representation or warranty proves or becomes false or which Borrower is obligated to pay under subsection 11.1(c) or (d), such payment shall be made within thirty (30) days after Borrower becomes aware of such false representation or warranty, failure to confirm or failure to deliver, by receipt of notice from Lender or otherwise. Other than in connection with Permitted Modifications, Borrower may not cure any actual or anticipated delinquency of any Liberty Portfolio Timeshare Loan by revising, rewriting or recasting the payment terms of such Timeshare Loan. In the event that the then outstanding principal balance of the Receivables Loan is less than 90% of the aggregate outstanding principal balances of the Timeshare Loans then comprising the Liberty Portfolio Timeshare Loans (after removal of the applicable Delinquent Loans and Timeshare Loans described in subsection 11.1(c) and (d), Lender at its sole discretion may waive the prepayment requirement set forth in the first sentence of this Section 11.1.

                                   11.2        Replacement. In lieu of making the payment required by Section 11.1, Borrower may replace the Timeshare Loan involved by assigning and including in the Liberty Portfolio Timeshare Loans another Qualified Timeshare Loan of equal or greater unpaid principal balance which may be calculated on an aggregate basis.

                                   11.3        Documents. Each time Borrower shall, pursuant to Section 11.2, replace a Timeshare Loan, Borrower shall deliver to Lender in respect of such replacement Timeshare Loan all of the documents described at Section 2.3 to be delivered in connection with an Advance, other than a Request for Advance and the matters referenced in Section 21.7, with respect to such replacement Timeshare Loan shall be satisfied.

                                   11.4        Application of Representations and Warranties to Replacement Timeshare Loans. All applicable representations and warranties set forth in this Agreement shall apply to and be true in all respects to each replacement Timeshare Loan.

                    12.          Reassignment of Timeshare Loans by Lender; Collection Proceedings; Etc.

                                   12.1        Collection Proceedings. Borrower shall, pursuant to the Servicing Agreement, undertake the diligent and timely collection of all amounts due under each Liberty Portfolio Timeshare Loan, and will bear the entire expense of such collection. Lender shall have no obligation to undertake any action to collect under any Liberty Portfolio Timeshare Loans. If Borrower shall fail promptly to pay in full, or replace any Liberty Portfolio Timeshare Loans which Borrower is obligated by the provisions of Sections 11.1 or 11.2 hereof to pay or replace, Lender may, at its option and without affecting any other right of Lender hereunder, take such measures as it shall deem appropriate to collect such Liberty Portfolio Timeshare Loans, including, as applicable, foreclosure of any Mortgage. Borrower agrees that it will be liable to Lender for any deficiency on any such Liberty Portfolio Timeshare Loans, and for any and all expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lender in connection with any such action. Borrower agrees and acknowledges that Lender shall not be responsible to it for any action so taken or for failing to take any action in connection therewith, including, without limitation, the granting of any extensions of time, waivers or other indulgences or the compromise or reduction of any amounts due. Borrower may not terminate any Purchase Agreement or resell any Timeshare Interest financed by a Liberty Portfolio Timeshare Loan without Lender’s prior written consent.

                                   12.2        Reassignments. Provided that no Incipient Default or Event of Default exists, upon Borrower’s payment in full of the sums required under Section 11.1 with respect to a Delinquent Loan or a Timeshare Loan in respect of which a representation or warranty proves to be or becomes false (or replacement of such Timeshare Loan as provided in Section 11.2) Lender shall reassign and deliver to Borrower the applicable Qualified Note (duly endorsed to Borrower), together with the related Qualified Mortgage and other Consumer Documents and related documents previously delivered to Lender or in connection with the assignment of such Timeshare Loan to Lender. Upon Borrower’s payment in full of all Obligations, Lender shall reassign and deliver to Borrower all the Notes, together with the Mortgages securing the same, which are at the time assigned to Lender, as security pursuant hereto, together with all related documents then in the possession of Lender. All endorsements and reassignments by Lender to Borrower shall be (a) in form reasonably satisfactory to Lender, (b) at the expense of Borrower, and (c) without recourse, representation or warranty, expressed or implied.

                    13.          General Affirmative Covenants. Borrower covenants and agrees with Lender as follows:

                                   13.1        Payment of Taxes and Claims. Borrower or its Affiliates shall pay or cause to be paid before they become delinquent:

                                                  (a)          all taxes, condominium fees, maintenance fees, Assessments and governmental charges or levies imposed upon it or the Projects, except for permitted contests under Section 6.9;

                                                  (b)          all claims or demands of materialmen, contractors, subcontractors, mechanics, carriers, warehousemen and other Persons, which, if unpaid, might result in the creation of a lien upon any Timeshare Interest or the Mortgaged Property, except for permitted contests under Section 6.9;

                                                  (c)           all taxes, condominium fees, maintenance fees, Assessments and governmental charges on levies imposed upon any Timeshare Interests owned by Borrower or its Affiliates, except for permitted contests under Section 6.9;

                                                  (d)          all expenses of recording any Assignments and any other Loan Documents;

                                                  (e)          all expenses of UCC-1 financing statements reasonably necessary to perfect the security interests granted under the Loan Documents;

                                                  (f)          all amounts payable to the Lockbox Bank for the Lockbox

Bank’s services under and pursuant to the Lockbox Agreement;

                                                  (g)          all amounts payable to any Servicer for services rendered under and pursuant to the Servicing Agreement; and

                                                  (h)          all amounts payable to the Custodian for services rendered under and pursuant to the Custodial Agreement.

                    If requested by Lender, Borrower shall promptly, but in no event later than fifteen (15) days after such request by Lender, furnish or cause the Associations to furnish to Lender, evidence that all real estate taxes and Assessments related to the Projects have been paid in full when due. If Lender has requested and Lender fails to receive such evidence, satisfactory to Lender, within the time period provided herein, Lender may require that escrows be established to cover such taxes and Assessments and may fund such escrows or pay such taxes and Assessments from collections received on the Timeshare Loans.

                                   13.2        Maintenance of Property. Borrower or its Affiliates shall maintain or cause the Associations managed by the Vacation Club Manager to maintain all properties and assets material to their business, the Amenities, the Units and the Projects in good condition and make all necessary renewals, repairs, replacements, additions, betterments, and improvements thereto. So long as Borrower or its Affiliates are in control of the Associations, Borrower or its Affiliates shall maintain or cause each Association managed by the Vacation Club Manager to maintain a reasonable reserve to assure compliance with the terms of the foregoing sentence.

                                   13.3        Insurance.

                                                  (a)          Borrower shall maintain or cause the Associations to maintain the insurance coverage in amount and scope no less than as described on Schedule 13.3. Such insurance coverage amounts shall be increased from time to time as may be necessary to cover the full replacement cost of the buildings, personal property and Amenities comprising the Projects. Casualty loss insurance for the Projects shall specifically include insurance against hurricane, wind, wind driven water and earthquake risks as reasonably applicable based on the location of the Project. Such insurance shall be maintained in force with insurers having an AM Best rating from A++ to B++; provided, however, for the purposes of this Section 13.3, the insurance maintained by Borrower or the Associations as of the Closing Date shall be deemed to be approved by Lender notwithstanding the fact that certain of the insurers have an AM Best rating of less than B++. Notwithstanding the foregoing, in the event that any insurer having an AM Best rating from A++ to B++ as of the Closing Date is downgraded to an AM Best rating of less than B++, such occurrence shall not be deemed to be an Event of Default for a period of one hundred twenty (120) days, during which time period Borrower shall notify Lender of such downgrade in AM Best rating and Lender shall, in its reasonable discretion, either approve such downgrade or require Borrower to replace such insurer with an insurer having an AM Best rating of not less than B++.

                                                  (b)          Borrower shall cause Lender to be named as loss payee (with a lender’s loss payable endorsement) with respect to all personal property Collateral, and additional insured with respect to all liability insurance (other than errors and omissions coverage), as its interests may appear. Each policy shall provide that such policy may not be canceled or materially changed except upon (i) providing ten (10) days’ prior written notice, with respect to casualty insurance coverage, and (ii) endeavoring to provide ten (10) days’ prior written notice, with respect to liability insurance coverage, of intention of non-renewal, cancellation or material change to Lender and that no act or thing done by Borrower shall invalidate any policy as against Lender; provided, however, that Borrower agrees to use commercially reasonable efforts to require the insurer to provide thirty (30) days’ prior written notice of cancellation.

                                                  (c)          Borrower shall deliver or cause the Associations to deliver to Lender copies of the insurance policies and all endorsements thereto and evidence of insurance utilizing a current ACORD 27 or 28 Evidence of Property Insurance and endeavor to provide at least thirty (30) days prior to the expiration of any such insurance, additional policies or duplicates thereof and evidence of insurance utilizing a current ACORD 27 or 28 Evidence of Property Insurance confirming the renewal of such insurance and payment of the premium therefor. If Lender fails to receive such evidence, Lender may require that escrows be established to cover such premiums.

                                                  (d)          Except as otherwise expressly provided in the applicable Declarations or by applicable Legal Requirements, in the event of any casualty loss to any Project, Lender, at its option, may, to the extent Lender is entitled to any related insurance proceeds and subject to the prior existing rights of other lenders of Borrower or its Affiliates, (i) retain and apply all or any part of such insurance proceeds to repay or secure the Obligations, in such order and amounts as Lender may elect, or (ii) disburse all or any part of such insurance proceeds to or for the benefit of Borrower for the purpose of repairing or replacing any Project, in either case without waiving or impairing the Obligations or any provision of this Agreement. To the extent applicable, any deficiency thereon shall be paid by Borrower to Lender upon demand. Except to the extent otherwise set forth in this Agreement or the other Loan Documents, Borrower shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.

                                                  (e)          If any of the Projects are within an area designated by the Director of the Federal Emergency Management Agency, pursuant to the Flood Disaster Protection Act of 1973, as amended, as one having special flood hazards, Borrower shall maintain or cause the Association to maintain flood insurance to the maximum limit of coverage available thereunder or as may otherwise be available in the commercial insurance market.

                                   13.4        Existence and Rights. Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect their respective existence, rights, privileges, qualifications, permits, licenses, franchises, and other rights material to their business.

                                   13.5        Failure to Pay Taxes, Insurance, Etc. If Borrower or its Affiliates fails to pay any item of the type described in Sections 13.1, 13.2 or 13.3 and is not contesting such items as may be permitted under Sections 13.1(a), (b) and (c), Lender may pay the same either with funds deposited with Lender by Borrower, with an Advance under the Receivables Loan (without the requirement of any Request for Receivables Loan Advance) or with its own funds. If Borrower fails to maintain or cause to be maintained insurance as required by Section 13.3 hereof, Lender may obtain such insurance and pay the premiums therefor. Borrower shall, upon the written demand of Lender, reimburse Lender the full amount of all payment made by Lender with respect to the obligations of Borrower under Sections 13.1, 13.2 and 13.3 to the extent made with Lender’s funds, with interest thereon from the date of payment by Lender to the date of reimbursement at the Default Rate. The obligation of Borrower to make such reimbursement payments shall constitute part of the Obligations and shall be secured by the Collateral and each Guaranty, if any.

                    None of the provisions of the Loan Documents shall be construed, however, as making the payment of such taxes, assessments, governmental charges, levies, claims of materialmen, contractors, subcontractors, or other charges, or the maintenance of insurance, obligatory upon Lender and Lender shall not be liable for any loss, damage or injury resulting from the non-payment of such taxes, assessments, governmental charges or levies, claims or demands of materialmen, contractors, subcontractors, or other charges, or the maintenance of said insurance. In the event that Lender does maintain such insurance coverage as may be required by Section 13.3 hereof, Lender shall not be responsible for the solvency of any company issuing any policy of insurance in connection therewith, whether or not approved by it, or for the collection of any amount due under any such policy, and shall be responsible and accountable only for such money as may be actually received by it, and then only in accordance with the terms of the Loan Documents. None of the provisions of the Loan Documents shall be construed as making Lender liable in any way for any loss, damage or injury resulting from the non-insurance of any buildings, improvements and/or personal property located at the Project.

                                   13.6        Books and Records. Borrower or its Affiliates shall maintain and cause the Associations to maintain true and current books, records and accounts in which full and correct entries shall be made of all their transactions, and will reflect in their financial statements adequate accruals and reserves, all in accordance with GAAP, and in compliance with the rules and regulations of all governmental regulatory bodies having jurisdiction over Borrower, the Associations or the Projects.

                                   13.7        Inspections. Subject to applicable Legal Requirements and Governing Documents, including, without limitation, applicable Declarations, Borrower or its Affiliates shall permit and cause the Associations to permit employees or agents of Lender, from time to time, as required by Lender, to inspect the Projects, and to examine or audit Borrower’s and the Associations books, accounts and records and to make copies and memoranda thereof. Each annual inspection, examination and audit, together with any inspections, examinations or audits performed after the occurrence of an Event of Default or after Lender has a good faith belief that an Event of Default has occurred, shall be at the expense of Borrower, including without limitation, reasonable costs of travel, lodging and meals. Lender shall bear the expense of any such inspection, examination or audit which is performed more than once on an annual basis and which is performed in the absence of the occurrence of an Event of Default or prior to the time Lender has a good faith belief that an Event of Default has occurred.

                                   13.8        Regulatory Approvals. Borrower or its Affiliates shall maintain in full force and effect all Timeshare Approvals and all other regulatory approvals, permits and consents for operation and use of the Projects and the Vacation Club, sales of Timeshare

Interests in the Projects and the Vacation Club and the making of Timeshare Loans. Borrower shall make or pay, or cause to be made or paid, all registrations, declarations or fees with the Divisions and any other government or agency or department thereof, in all applicable jurisdictions, required in connection with the Projects and the Vacation Club and the occupancy, use and operation thereof, the incorporation of the Units into the Projects, and the sale, advertising, marketing and offering for sale of Timeshare Interests. Copies of all such registrations, applications, consents, licenses, permits, franchises, approvals, exemption certificates, filings and reports shall be delivered to Lender. At Lender’s reasonable request from time to time, Borrower shall deliver to Lender (a) written statements by the applicable state authorities confirming compliance with applicable registration, license, permit, approval or filing requirements, all in form acceptable to Lender and a legal opinion rendered by counsel acceptable to Lender in substantially the form of the respective local counsel opinions delivered as of the Closing Date, stating that either the Project is duly registered, licensed, permitted or approved in such state or that no registration, license, permit, approval or filing is necessary, or (b) such other evidence of compliance with applicable Legal Requirements as Lender may require.

                                   13.9        Compliance With Laws, Etc. Borrower shall (a) comply and cause the Associations to comply with all Legal Requirements applicable to Borrower, the Associations and the Projects and the Vacation Club, (b) keep and perform, and cause the Associations to keep and perform, all of their obligations under all agreements relating to the ownership, management or operation of the Projects, (c) keep and perform, and cause the Associations to keep and perform, all of their obligations under the Declarations, (d) keep and perform, and cause the Associations to perform their obligations under their applicable Governing Documents, (e) obtain and maintain and cause the Associations to maintain all licenses, registrations, approvals and other authority as may be necessary to enable them to own and operate their business and perform all other obligations, (f) not permit the Projects to be used in a manner to violate any covenant, restriction or any zoning use or similar law, and (g) comply and cause the Associations to comply with all obligations owed to the Purchasers.

                                   13.10       Management of Borrower. Borrower shall cause its business to be continuously managed by professional and qualified management and staff.

                                   13.11        Loan Files. Borrower shall maintain, in trust for the benefit of Lender, continuous possession of the originals of all documents comprising the Loan File for each Liberty Portfolio Timeshare Loan, which have not been delivered to Lender (or to a custodian for Lender) and shall deliver to Lender (or to a custodian for Lender) a copy of any documents in such Loan Files as Lender may request.

                                   13.12        Management Agreements. Borrower or its Affiliates shall keep (or shall cause the Associations to keep) Management Agreements with the Managers, or such other property managers reasonably acceptable to Lender, for each of the Projects in full force and effect and shall perform their obligations thereunder.

                                   13.13        Lockbox Agreement. Borrower shall keep the Lockbox Agreement (or a substitute Lockbox Agreement with a lockbox agent acceptable to Lender) in full force and effect and shall perform its obligations thereunder, all in accordance with the terms and conditions set forth in the Lockbox Agreement.

                                   13.14        Servicing Agreement. Borrower shall service the Liberty Portfolio Timeshare Loans in compliance with all applicable Legal Requirements and otherwise in accordance with the terms and conditions set forth in the Servicing Agreement.

                                   13.15        Project Documents. Borrower and its Affiliates shall comply with all of their obligations under the applicable Project Documents. Borrower and its Affiliates shall not amend, modify, waive or terminate any of the Project Documents, or enter into or permit the Associations to enter into any new Project Documents which would in any way materially and adversely alter the Projects, the rights of Purchasers, the rights of any lender foreclosing on a Timeshare Interest or any priority of past due Assessment claims over the lien of any mortgage.

                                   13.16        Assessments. Borrower or its Affiliates (i) shall use its commercially reasonable efforts to cause each Association to (A) discharge its obligations under the applicable Project Documents and (B) maintain a reasonable reserve for capital improvements to the applicable Project; and (ii) so long as Borrower or its Affiliates controls the Association, shall pay to such Association any amounts as and when required of Borrower under the Project Documents.

                                   13.17        Maintenance of Larger Tract. To the extent that either a Project is part of a larger common ownership regime or planned development or parts of buildings in which Units are located are not part of a Project, Borrower or its Affiliates shall pay any of their required commercially reasonable share of common expenses to be allocated to the applicable Project. Borrower or its Affiliates shall use commercially reasonable efforts to cause all such property which is not part of a Project to be professionally managed in a first class manner. Borrower or its Affiliates shall use commercially reasonable efforts not to permit common expenses to be allocated to a Project in an unreasonably disproportionate manner.

                                   13.18        Accuracy of Representations and Warranties. Borrower shall take all actions necessary to cause all representations and warranties by Borrower in the Loan Documents to be true at all times while this Agreement remains in effect (unless such representation or warranty pertains to an earlier period of time).

                                   13.19        Additional Documents and Future Actions. Borrower shall, at its sole cost, take such actions and provide Lender from time to time with such agreements, financing statements and additional instruments, documents or information as Lender may in its reasonable discretion deem necessary or advisable to perfect, protect, maintain or enforce the security interests in the Collateral, to permit Lender to protect or enforce its interest in the Collateral, or to carry out the terms of the Loan Documents. Borrower hereby authorizes and appoints Lender and any officer of Lender as its attorney-in-fact, with full power of substitution, to take such actions as Lender may deem reasonably advisable to protect its interests in the Collateral and its rights hereunder, to file at Borrower’s expense financing statements, and amendments thereto, in those public offices deemed necessary or appropriate by Lender to establish, maintain and protect a continuously perfected security interest in the Collateral, and to execute on Borrower’s behalf such other documents and notices as Lender may deem reasonably advisable to protect the Collateral and its interests therein and its rights hereunder. Such power being coupled with an interest is irrevocable.

                                   13.20        Inventory Controls. Borrower shall, or shall cause its Affiliates, to maintain a “One-to-One Owner Beneficiary to Accommodation Ratio” (as defined in the Trust Agreement) at all times.

                                   13.21        Trust Agreement. Borrower shall and Borrower shall cause its Affiliates to comply with all of their respective obligations under the Trust Agreement.

                    14.          Negative Covenants. Borrower covenants and agrees with Lender as follows:

                                  14.1          Organization. Borrower shall not amend, modify or supplement its Governing Documents in a manner that would be reasonably expected to result in a Material Adverse Change, or change its state of organization, without giving Lender at least thirty (30) days prior written notice.

                                   14.2          No Transfers. Borrower shall not, unless the Lender otherwise consents in writing, which consent may be granted or withheld in Lender’s sole and absolute discretion, make any Transfer.

                                   14.3          Other Business. Borrower shall not make any material change in the nature of the timeshare business that it conducts, as carried on as of the date of this Agreement.

                                   14.4          Affiliate Transactions. Except as set forth on Schedule 14.4, Borrower shall not conduct, permit or suffer to be conducted, transactions with any Affiliate other than arms-length transactions with Affiliates in the ordinary course of Borrower’s business pursuant to terms that are no less favorable to Borrower than the terms upon which such transfers or transactions would have been made had they been made to or with a Person that is not an Affiliate.

                                   14.5          No Lien on Collateral or Reservation System. Subject to Permitted Encumbrances, Borrower shall not create, incur or permit to exist any mortgage, pledge, encumbrance, lien or security interest of any kind on any of the Collateral, the reservation system servicing the Vacation Club or the Vacation Club Management Agreement. For avoidance of doubt, the granting by Borrower or any of its Affiliates to any Person of a non-exclusive license to use the reservation system servicing the Vacation Club shall not be deemed to be a violation or breach of this Section 14.5.

                                  14.6         Proxies. Borrower shall not enter into proxies, voting trusts, shareholder agreements of similar arrangements for the purpose of vesting voting rights, authority or discretion of Borrower with respect to the Associations in any Person.

                                   14.7          Restrictive Covenants. Borrower shall not consent to, or otherwise acquiesce in, any change in any private restrictive covenant, planning or zoning law or other public or private restriction, which would materially and adversely limit or alter the use of any Project.

                                   14.8          Purposely Omitted.

                                   14.9          Chief Executive Office. Borrower shall not change its chief executive office or the location at which it does business without at least thirty (30) days prior written notice to Lender and delivery to Lender of such UCC amendments or other financing statement and access agreement as Lender may require to maintain Lender’s lien against any of the Collateral and Lender’s ability to obtain access to such Collateral and Borrower’s books and records.

                                   14.10        Marketing/Sales. Borrower shall not market, attempt to sell or sell or permit or justify any sales or attempted sales of any Timeshare Interests except in compliance with the applicable Timeshare Act and all applicable Legal Requirements in each other jurisdiction where marketing, sales or solicitation activities occur in a manner that Borrower’s failure to so comply would not be reasonably expected to result in a Material Adverse Change.

                                   14.11       Amenities. Borrower shall not make or permit the making of any promises of or representations regarding any Amenities and their availability for use by Purchasers other than as may be provided in an applicable Public Report in compliance with applicable Legal Requirements.

                                   14.12       Trust Agreement. Borrower shall use its best efforts to ensure that the trust established under the Trust Agreement will not be terminated as long as any Obligations remain outstanding. Borrower shall use its best efforts to ensure that the Trust Agreement will not be amended or modified in any way which would materially and adversely affect the Obligations of Borrower under the Loan Documents.

                                   14.13       Demand Balancing Standard. Borrower shall not make any changes to the Demand Balancing Standard set forth in the Trust Agreement other than in compliance with the Trust Agreement and applicable Legal Requirements.

                    15.          Financial Covenants.

                                   15.1          Minimum Net Worth. Borrower shall maintain consolidated Net Worth of not less than Three Hundred Twenty-Five Million Dollars ($325,000,000) commencing upon the date hereof and at all times hereafter.

                                   15.2          Maximum Leverage. Borrower shall maintain a ratio of consolidated Debt to consolidated Net Worth not to exceed 2.5 to 1.0 commencing upon the date hereof and at all times hereafter.

                    16.          Financial Statements and Reporting Requirements.

                                   16.1          Monthly Reports. Borrower, at its sole cost and expense, shall, not later than the tenth (10th) day of each month, furnish to Lender or cause the Servicer to furnish to Lender by e-mail, Federal Express or similar “overnight” delivery service, three (3) copies of a report in the form attached hereto as Exhibit J (which shall not contain any confidential personal information relating to any Purchaser) prepared by Borrower or the Servicer, with respect to each of the Timeshare Loans situate in a Unit comprising part of a Primary Project, and any other Project requested by Lender, as of the close of business on the last Business Day of the calendar month last ended.

                                   16.2          Annual Financial Statements. Borrower shall deliver to Lender, as soon as available and in any event within ninety (90) days after the end of each fiscal year:

                                                   (a)          The consolidated income and retained earnings statements of Borrower, for such fiscal year,

                                                    (b)          The consolidated balance sheets of Borrower as at the end of such fiscal year, and

                                                    (c)          The consolidated audited statements of cash flow of Borrower for such fiscal year;

setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail, including all supporting schedules and comments. Such statements shall be prepared in accordance with GAAP. Such statements shall be audited by an independent certified public accountant of recognized standing acceptable to Lender with respect to which such accountants shall deliver their unqualified opinion. The independent certified public accountants auditing such statements as of the Closing Date shall be deemed acceptable to Lender. Such statements will be certified by the chief financial officer or the equivalent of Borrower to be accurate.

                                   16.3          Annual Association Financial Statements. Borrower shall deliver to Lender, as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year:

                                                    (a)          The income and retained earnings statements of each Association of the Primary Projects, for such fiscal year,

                                                    (b)          The balance sheets of each Association of the Primary Projects as at the end of such fiscal year, and

                                                    (c)          The audited statements of cash flow of each Association of the Primary Projects for such fiscal year;

setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail, including all supporting schedules and comments. Such statements shall be prepared in accordance with GAAP. Such statements shall be audited by an independent certified public accountant of recognized standing acceptable to Lender with respect to which such accountants shall deliver their unqualified opinion. The independent certified public accountants auditing such statements as of the Closing Date shall be deemed acceptable to

Lender. Such statements will be certified by the chief financial officer or the equivalent of each Association to be accurate.

                                   16.4          Quarterly Financial Statements. Borrower shall deliver to Lender, as soon as available and in any event within forty-five (45) days after the end of each calendar quarter:

                                                     (a)          The internally prepared consolidated income statement of Borrower for such quarter,

                                                     (b)          The internally prepared consolidated balance sheets of Borrower for such quarter, and

                                                    (c)          The internally prepared consolidated statements of cash flow for Borrower for such quarter;

on a quarter-to-date and year-to-date cumulative basis, and setting forth in comparative form the corresponding figures as at the end of the corresponding quarter of Borrower’s prior year, all in reasonable detail, and certified by the chief financial officer of Borrower to be accurate and to have been prepared in accordance with GAAP.

                                   16.5          SEC Filings.

                                                    (a)          Upon the request of Lender after its filing, Borrower shall deliver to Lender the following: (i) a copy of Borrower’s most current 10Q filing certified by the chief financial officer of Borrower to fairly present the financial condition of Borrower on a fully consolidated basis as at the end of such fiscal quarter and the results of the operations of Borrower on a fully consolidated basis for the period ending on such date; and (ii) copies of any and all other financial reports and corrections thereto and to the applicable 10Q filings required of Borrower under federal laws and regulations.

                                                    (b)          Upon the request of Lender after its filing, Borrower shall deliver to Lender the following: (i) a copy of Borrower’s most current 10K filing (and any 8K filing with any material financial condition disclosures thereafter) certified by the chief financial officer of Borrower to fairly present the financial condition of Borrower on a fully consolidated basis at the end of such fiscal year and the results of the operations of such entity on a fully consolidated basis at the end of such fiscal year and the results of the operations of Borrower on a fully consolidated basis for the period ending on such date; and (ii) copies of any and all other financial reports and corrections thereto and to the applicable 10K filings (or 8K filings, if any) required of Borrower under federal laws and regulations.

                                   16.6          Confirmation of Compliance. The financial statements described at Sections 16.2 and 16.4 to be delivered to Lender, shall be accompanied by the certificate of the chief financial officer of Borrower in the form of Exhibit H.

                                   16.7          Audit Reports. Borrower shall deliver to Lender promptly upon receipt by Borrower thereof, copies of all audit reports, if any submitted by Borrower’s independent certified public accountants in connection with each annual audit of the books of Borrower.

                                   16.8           State Audits. Borrower shall deliver to Lender within twenty (20) days after it is available, any audit report prepared by any state regulatory agency with respect to any Project.

                                   16.9           Budgets. As soon as reasonably available, but in no event later than thirty (30) days after the commencement of each fiscal year of the Association for a related Project, Borrower shall submit to Lender a detailed operating budget (broken down by month) for the upcoming fiscal year of each such Association.

                                   16.10         Notices. Borrower shall give Lender prompt written notice of (a) any Incipient Default or Event of Default hereunder, (b) any event which would be reasonably expected to result in a Material Adverse Change, (c) any material loss or damage to any Project or any Amenities, (d) any material violation by Borrower of any applicable Legal Requirements, and (e) any breach of any material agreement adversely affecting any Project. Such notice shall include a detailed description of the applicable event, proceeding or loss and the actions Borrower or its Affiliates are taking or proposes to take with respect thereto.

                                   16.11         Other Debt. Borrower shall notify Lender of any default under any Debt now or hereafter owed by Borrower.

                                  16.12          Sales and Marketing Materials. Borrower shall deliver to Lender from time to time, as available and as requested by Lender in writing, current price lists, sales literature, registrations/consents to sell, public reports/public offering statements/prospectuses, purchase documents, and any other items requested by Lender, which relate to the Projects or the Vacation Club.

                                  16.13          Schedule of Purchasers. Within thirty (30) days after the end of each calendar quarter, Borrower shall, at Lender’s request, deliver or cause Servicer to deliver to Lender a then current list of names and addresses of all Purchasers with Liberty Portfolio Timeshare Loans.

                                  16.14          Purposely Omitted.

                                  16.15          Other Information. Borrower shall, from time to time, provide Lender with such other reasonable information and reports as Lender shall request relating to the financial condition of Borrower, or relating to the Associations or the Projects or relating to any of the Liberty Portfolio Timeshare Loans.

                    17.          Purposely Omitted.

                    18.          Purposely Omitted.

                    19.          Conditions of and Documents to be Delivered at the Closing. The following are conditions of Closing. To the extent that the conditions involve the delivery to Lender of any documents or other due diligence items, such documents and items must be in form and content acceptable to Lender in its discretion.

                                   19.1          Loan Documents. Lender shall receive all of the Loan Documents duly executed by all parties thereto.

                                   19.2          Opinions of Counsel. Lender shall receive an opinion of counsel for Borrower and an opinion of counsel for or an opinion of counsel regarding the Associations in respect of the Primary Projects covering certain issues regarding the good standing and existence of the Associations in respect of the Primary Projects.

                                   19.3          Project Documents. Lender shall receive a copy of each of the Project Documents for the Primary Projects and all amendments thereto, certified as to accuracy and completeness by Borrower or its Affiliates.

                                   19.4          Association Documents. Lender shall receive a copy of the Articles of Incorporation and By-Laws of the Associations and all amendments thereto.

                                   19.5          Borrower’s Documents. Lender shall receive a copy of the Governing Documents of Borrower and all amendments thereto, certified as to accuracy and completeness by either an officer of Borrower or by the public official in whose office the same are recorded or filed.

                                   19.6          Good Standing Certificates. Lender shall receive current good standing certificates issued by the secretaries of the states of its respective formation and all other states in which it does business, confirming the current good standing and qualification of Borrower in such states, unless the failure to have any such certificate would not reasonably be expected to result in a Material Adverse Change.

                                  19.7          Insurance. Lender shall receive certificates of insurance or policies of insurance evidencing that all insurance required by the Declarations related to Associations managed by the Vacation Club Manager or this Agreement is in force and will not be canceled without the notice as more specifically provided in and subject to Section 7.8.

                                   19.8          Flood Insurance. If any portion of any Project is within an area designated by the Director of the Federal Emergency Management Agency, pursuant to the Flood Disaster Protection Act of 1973, as amended, as one having special flood hazards, Borrower shall deliver to Lender evidence that the buildings and other improvements within such areas are covered by flood insurance to the maximum limit of coverage available under the Flood Disaster Protection Act of 1973, as amended or as may otherwise be available in the commercial insurance market. If a Project is not located within such a special flood hazard area, Borrower shall provide Lender with evidence satisfactory to the Lender of such fact.

                                   19.9          Timeshare Approvals. Lender shall receive evidence that all Timeshare Approvals for the Projects and/or the Vacation Club have been issued or obtained, and that they remain in full force and effect.

                                   19.10        Authorizing Resolutions. Lender shall receive a copy of the resolutions of the Board of Directors of Borrower, authorizing the transactions contemplated hereunder and the execution of the Loan Documents and all collateral documents on behalf of Borrower by the officer of Borrower who is signing the Loan Documents.

                                   19.11          UCC-1 Financing Statements. Lender shall receive confirmation that UCC-1 financing statements naming Lender as secured party and Borrower as debtor describing all Collateral now or hereafter assigned by Borrower to Lender pursuant hereto have been filed with the Secretary of State of the Commonwealth of Massachusetts.

                                   19.12          Environmental Matters. Lender shall receive an Environmental Agreement duly executed by Borrower or its Affiliates, together with a copy of a Phase I environmental report for each Primary Project. In addition, Lender shall receive evidence satisfactory to Lender of environmental remediation or an agreement of Borrower or its Affiliates to complete remediation if required by Lender.

                                   19.13          Purposely Omitted.

                                   19.14          UCC-1 Search Report. Lender shall receive a current search report from a UCC search company approved by Lender setting forth all UCC-1 filings, tax liens and judgment liens made against Borrower. Such search report must indicate that at the time of the filing of the financing statements (Form UCC-1) in favor of Lender there were on file no financing statements or liens evidencing a security interest in any Collateral.

                                 19.15          Releases. Lender shall receive releases and satisfactions from all Persons holding liens, claims or encumbrances against any of the Collateral.

                                   19.16          Closing Certificates. Lender shall receive the executed closing certificate of Borrower certifying to Lender that all representations and warranties of Borrower in this Agreement are accurate and complete and that Borrower has complied with all covenants and conditions of closing set forth in this Agreement.

                                 19.17         Compliance. Lender shall receive evidence satisfactory to Lender that Borrower and the Primary Projects are in compliance with all Legal Requirements in a manner that Borrower’s failure to so comply would not be reasonably expected to result in a Material Adverse Change.

                                    19.18         Survey. Lender shall receive a surveyor’s certificate together with a copy of an as-built survey of each Primary Project satisfactory to Lender and prepared by a licensed surveyor showing the location and dimensions of all improvements thereon and indicating the routes of ingress and egress for public access to the Primary Project, all utility lines, walks, drives, recorded or visible easements and rights-of-way on the Primary Project, and showing that there are no encroachments, improvements, projections or easements (recorded or unrecorded) on the property lines. The survey shall certify the acreage of the applicable Primary Project and shall indicate whether the applicable Primary Project is located within any flood hazard area. The survey must be prepared in accordance with the then-applicable standards set forth by ALTA/ACSM (including any Table “A” items designated by Lender), any and all applicable state surveyors’ bureaus or associations and any and all regulations or applicable local, state and federal law.

                                    19.19         Title Report/Commitment. Lender shall receive a title insurance report or commitment for each Primary Project. The condition of title must be satisfactory to Lender in all respects.

                                   19.20          Taxes and Assessments. Lender shall receive evidence that all taxes and Assessments related to the Primary Projects (and related to any other Project upon the request of Lender) or for which Borrower is responsible for collection which are then due and payable, have been paid, which taxes and Assessments include, without limitation, real property taxes, and any Assessments related to the Primary Projects (and related to any other Project upon the request of Lender).

                                   19.21          Preclosing Inspections. Lender shall have conducted and approved due diligence investigations satisfactory to Lender of Borrower and the Primary Projects.

                                  19.22           Expenses. Borrower shall have paid all fees and expenses required to be paid to Lender prior to or at Closing pursuant to this Agreement.

                                  19.23           Permits and Approvals. Lender shall receive copies of all applicable governmental permits, approvals, consents and licenses for the Projects and satisfactory evidence that the Primary Projects (and any other Project upon the request of Lender) and the intended uses of the Primary Projects (and any other Project upon the request of Lender) are and will be in compliance with all Legal Requirements. Such evidence may include letters, licenses, permits, certificates and other correspondence from the appropriate governmental authorities, opinions of Borrower’s attorney or other attorneys and opinions or certifications, as Lender may determine or other confirmation acceptable to Lender. All such approvals shall continue to be legally valid and shall remain in full force and effect after issuance and until the Receivables Loan is repaid in full.

                                 19.24          Lockbox Agreement. Lender shall receive an executed original of the Lockbox Agreement.

                                 19.25          Servicing Agreement. Lender shall receive an executed original of the Servicing Agreement.

                                   19.26          Compliance with Planning, Land Use and Zoning Stipulations. Borrower shall have furnished Lender with evidence of each Primary Project’s compliance with applicable zoning, planning, land use and other governmental requirements as Lender may require, including without limitation, evidence satisfactory to Lender that Borrower or its Affiliates has complied with all conditions of the zoning, planning, land use and related approvals, and has received all permits required thereunder.

                                   19.27          Litigation Search. Lender shall receive evidence satisfactory to Lender that no bankruptcy, foreclosure or other material litigation or judgments are outstanding against the Primary Projects or Borrower, except as disclosed in Borrower’s periodic filings with the Securities and Exchange Commission.

                                  19.28          Trust Agreement. Lender shall receive a fully executed copy of the Trust Agreement and all amendments thereto.

                                  19.29          Other. Lender shall receive such other documents, opinions and items as Lender may reasonably request.

                    By completing the closing hereunder, or by making advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

                    20.          Conditions of and Documents to be Delivered Prior to Initial Receivables Loan Advance. In addition to, but not in limitation of, any other conditions set forth in this Agreement, Lender’s obligation to make the initial Receivables Loan Advance shall be subject to fulfillment of the following conditions to Lender’s satisfaction. To the extent that the conditions involve the delivery to Lender of any documents or other due diligence items, such documents and items must be in form and content acceptable to Lender in its discretion.

                                   20.1          Loan Documents. Lender shall receive all original executed Loan Documents.

                                   20.2          Other. Lender and its counsel shall receive copies of such documents and other items as Lender or such counsel may reasonably request in connection with such requested Receivables Loan Advance.

                    21.          Conditions of and Documents to be Delivered Prior to Funding And in Connection With Each Receivables Loan Advance. In addition to, but not in limitation of, any other conditions set forth in this Agreement, Lender’s obligation to make each Receivables Loan Advance shall be subject to fulfillment of the following conditions to Lender’s satisfaction. To the extent that the conditions involve the delivery to Lender of any documents or other due diligence items, such documents and items must be in form and content acceptable to Lender in its discretion, provided that the forms of any such documents and items attached to this Agreement shall be deemed acceptable to Lender.

                                   21.1         Representations; No Defaults. The representations and warranties of Borrower contained in this Agreement or otherwise made by or on behalf of Borrower to Lender in connection with the transactions contemplated hereby shall have been true and complete when made and as of the time of each Advance. Borrower shall have fully performed and complied with all agreements and conditions contained herein or related hereto, and no Incipient Default or Event of Default shall have occurred.

                                   21.2          Request for Receivables Loan Advance. Lender shall receive a Request for Receivables Loan Advance or a Request for Supplementary Advance duly executed on behalf of Borrower with such supporting documentation as is contemplated thereby.

                                   21.3          Approval of Credit. Subject to the exception and limitation set forth in Section 2.2(e)(iv), Lender shall have received evidence of a FICO Score for each Purchaser, together with a hard copy of such included with the package of Consumer Documents delivered to Lender.

                                   21.4          Original Notes, Mortgages and Other Documents. Lender shall receive the original Notes, Mortgages and other documents required under Section 2.3 for the Timeshare Loans to be included in the Liberty Portfolio Timeshare Loans and offered as security for the requested Receivables Loan Advance, which Mortgages shall have been duly executed, acknowledged and recorded (or will be recorded) and shall have been assigned to Lender in the manner required by this Agreement (as applicable) and which Notes shall have been endorsed to the order of Lender, as required hereunder. If any Mortgage required to be delivered by this Section cannot be delivered because it is in the possession of the recording officer, a copy thereof marked “True Copy of Original Forwarded for Recording” may be delivered in lieu thereof and the original shall be delivered promptly upon availability from the recording officer.

                                   21.5          Original Assignments. Lender shall receive the original Assignment by Borrower to Lender of the Timeshare Loans to be included in the Liberty Portfolio Timeshare Loans and offered as security for the requested Receivables Loan Advance, which shall have been duly executed on behalf of Borrower, acknowledged and in recordable form.

                                   21.6          Title Insurance. Subject to the terms of Section 22.2, Lender shall receive the original Title Insurance Policy (or a marked-up commitment to issue such Title Insurance Policy, if the Title Insurance Policy is not reasonably available at the time) for each Mortgage offered as security for the requested Advance.

                                   21.7          Documents Received and Recorded. Lender shall receive from the Title Company or such other Person approved by Lender, telecopied confirmation in the form of Exhibit F , as applicable, hereto, that:

                                                    (a)          each Mortgage being assigned to Lender has been recorded in the Public Records (or is sent for recording pursuant to Section 21.4 above) and all fees, costs, and other payments required in connection with such recording have been paid;

                                                    (b)          at the time of such recording, as applicable, such Mortgage was, of record, a first mortgage prior to and superior in lien to all other monetary liens and encumbrances whatsoever, other than Permitted Encumbrances;

                                                    (c)          at the time of such recording, as applicable, Borrower was, of record, the owner of such Mortgage and of the Note secured thereby, free of all liens, encumbrances, prior assignments and claims of third parties whatsoever, other than Permitted Encumbrances;

                                                    (d)          the Title Company or such other approved Person shall have sent to Lender, or as otherwise directed by Lender, a copy of the recorded Assignment or will send as soon as received;

                                                    (e)          if the Title Insurance Policy has not already been delivered to Lender, or as otherwise directed by Lender, the Title Company shall deliver to Lender the original Title Insurance Policy for the assigned Mortgages as required pursuant to Section 22.2; and

                                                    (f)          containing such other confirmations as Lender may require.

                              21.8          Subsequent Legal Opinions. Borrower shall have, from time to time, as requested by Lender, delivered to Lender, in form satisfactory to Lender, the favorable opinion, addressed to Lender, of counsel to Borrower, selected by Borrower and approved by Lender as to (a) the organization, standing and authority to consummate the transactions contemplated hereby of Borrower, (b) the compliance of the Primary Projects, Borrower and all Consumer Documents with applicable Legal Requirements, and (c) such other matters incident to the transactions contemplated hereby as Lender may request.

                              21.9          Advances Do Not Constitute a Waiver. The making of any Advance shall not constitute a waiver of any condition of Lender’s obligation to make further Advances.

                              21.10        No Obligation to Fund After Filed Liens. Lender shall have no obligation to make any Advance at any time (a) that there is a claim of lien filed of record against any Project which has not been bonded over, paid, transferred to other security or otherwise satisfactorily discharged or is otherwise being contested in good faith pursuant to Section 6.9 of this Agreement, or (b) that any condition precedent to such Advance has not been met, or (c) Borrower shall have failed to comply with any material provision of this Agreement, or (d) an Event of Default or Incipient Default has occurred. Lender’s commitment to make Advances hereunder shall at no time be subject to or liable to attachment or levy by any creditor of Borrower. No such Persons are intended to be third party beneficiaries of this Agreement or any documents or instrument related to the Receivable Loan or to have any claim or claims in or to any undisbursed or retained Loan proceeds.

                              21.11        Other. Lender and its counsel shall receive copies of such documents and papers as Lender or such counsel may reasonably request in connection with such requested Receivables Loan Advance.

                    22.     Post Receivables Loan Advance Obligations.

                              22.1          Confirmation of Recording. Immediately after giving to Lender the telecopied confirmation mentioned at Section 21.7, the Custodian, or such other approved Person giving such telecopied confirmation, shall forward to Lender the original of the written confirmation in the form of Exhibit F.

                              22.2          Title Policy. If a Title Insurance Policy is not otherwise required hereunder to be delivered prior to such Advance, not later than the earlier to occur of (a) ninety (90) days after the date of the applicable Assignment or (b) prior to the expiration of the title insurance commitment in connection with such Title Insurance Policy, if applicable, Borrower shall send or cause to be sent to Lender, or as otherwise directed by Lender, with respect to each Timeshare Loan described in Schedule A attached to such Assignment, a Title Insurance Policy issued by the Title Company, insuring Borrower and its successors and assigns as the holder of a first priority mortgage, subject to Permitted Encumbrances, encumbering the Timeshare Interest described in Schedule A of the Assignment, each of which Title Insurance Policies shall be in an amount equal to, at least, the unpaid principal balance of the Timeshare Loan assigned. If such Title Insurance Policies are not delivered within such time period, Lender shall not have any obligation to make any further Advances to Borrower in respect of the Timeshare Loans related to such delinquent Title Insurance Policies. Notwithstanding the foregoing, in the event that Lender has made Advances in respect of the Timeshare Loans related to such delinquent Title Insurance Policies, Borrower shall promptly either (i) prepay an amount equal to such Advance together with accrued interest thereon, (ii) pledge additional Qualified Timeshare Loans as part of the Liberty Portfolio Timeshare Loans in an amount sufficient to cure the deficiency, or (iii) prepay, in part, and pledge additional Qualified Timeshare Loans, in part, in a total amount sufficient to cure the deficiency.

                    23.          Conditions to Lender’s Obligations to Advance Receivables Loan Proceeds Related to Sales of Timeshare Interests in Projects Added to the Primary Projects. Lender has agreed to make Advances hereunder subject to the conditions of this Agreement with respect to Qualified Timeshare Loans related to the Qualified Sales of Timeshare Interests in the Primary Projects listed on Schedule 1. Lender is willing to make Advances hereunder with respect to Qualified Timeshare Loans related to Qualified Sales of Timeshare Interests in Projects added to such Primary Projects, subject to the fulfillment, prior to such Advance, of the following conditions:

                                   23.1          General. All other conditions for Advances set forth in this Agreement shall have been fulfilled, including, without limitation, those set forth in Sections 19, 20 and 21.

                                   23.2          Inspection. Either Lender or a third party selected and approved by Lender shall have conducted due diligence investigations and on-site inspections of the Projects to be added to the Primary Projects and the results of such investigations and inspections shall be satisfactory to Lender.

                                   23.3          Insurance. Lender shall have received evidence that the Projects to be added to the Primary Projects are covered by insurance in amounts and with sound and acceptable insurance companies with ratings of AM Best from A++ to B++, unless otherwise approved by Lender, in its reasonable discretion, as set forth in Section 13.3(a).

                                   23.4          Environmental Matters. Lender shall have received a Phase I environmental report for the Projects to be added to the Primary Projects which must be in form and content acceptable to Lender.

                                   23.5          Zoning, Access, Parking and Utilities. Lender shall have received and approved evidence of (a) zoning of the Projects added to the Primary Projects for timeshare use and other intended and existing uses and all approvals required for such uses under any covenants, conditions and restrictions, (b) adequate access to and parking for the applicable Project in accordance with applicable Legal Requirements, and (c) current and continued availability of utilities necessary to serve the applicable Project.

                                   23.6          Flood Zone. Lender shall have received and approved evidence that the Projects added to the Primary Projects are not located within a flood prone area or, if within a flood zone, evidence that flood insurance has been obtained.

                                   23.7          Project Documents. Lender shall have received and approved a copy of all marketing contracts, management contracts, service contracts, operating agreements, equipment leases, space leases and other agreements pertaining to the Projects to be added to the Primary Projects which are necessary for the sale, operation and intended use of such Projects and are not otherwise required pursuant to another item in this Agreement.

                                   23.8          Quiet Enjoyment Rights. Lender shall have received and approved evidence that each Owner of a Timeshare Interest within the Projects to be added to the Primary Projects will have available to it the quiet and peaceful enjoyment of the Timeshare Interest (including promised Amenities and necessary easements) owned by it which cannot be disturbed so long as such Owner is not in default of its obligations to pay the purchase price of its Timeshare Interest, to pay Assessments to the Association and other dues or assessments in respect of the Vacation Club, and to comply with reasonable rules and regulations pertaining to the use of the Timeshare Interests and the rules and regulations of the Vacation Club, including, without limitation, the Trust Agreement.

                                   23.9          Opinions. Borrower shall deliver to Lender a favorable opinion or opinions from independent counsel for Borrower located in the state where the Projects to be added to the Primary Projects are located covering local matters in such jurisdiction.

                                   23.10        Other. Lender shall have received and approved such other due diligence items related to such Projects to be added to the Primary Project as Lender may reasonably require.

                                   23.11        Approval of Projects to be Added to the Primary Projects. During the Receivables Loan Advance Period, Borrower may submit to Lender Projects proposed to be included as additional part of the approved Primary Projects by delivering (a) a complete description of the subject Projects, (b) the documents listed in Sections 23.2 through 23.11 above with respect to the subject Projects, and (c) a proposed replacement Schedule 1 that shall include the subject Projects, all of which must be satisfactory in form and substance to Lender in its sole and absolute discretion. In addition, Lender may perform a site inspection/market review with respect to the proposed Projects to be added to the Primary Projects prior to the approval of the proposed Projects, and Lender must be satisfied with the results of such inspection and review. Lender will have thirty (30) days to review, and in its sole and absolute discretion, approve or disapprove of the inclusion of the proposed Project as being added to an approved Primary Project. If Lender approves the proposed Project to be added to the Primary Projects, then Lender shall execute and date the proposed Schedule 1 attached to this Agreement as set forth in the proposed Schedule 1.

                    24.          Default; Remedies.

                                   24.1          Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

                                                   (a)          Subject to applicable grace periods set forth in this Agreement, Borrower shall fail to pay or cause to be paid any principal, interest, fee or other sums payable hereunder or under any of the Loan Documents on the date such payment is due, whether on demand, at the stated maturity or due date thereof, by reason of any requirement for prepayment thereof, by acceleration or otherwise.

                                                   (b)          Borrower shall default in the observance or performance of any term, covenant or agreement on its part to be observed or performed hereunder or under the Loan Documents and not otherwise specifically provided for in this Section 24.1, provided that, such default (including the Events of Default set forth in clauses p, q and r below) must, in order to be deemed to be an Event of Default, continue unremedied for a period of thirty (30) days after the earlier to occur of: (i) written notice from Lender to Borrower of the existence of such default, or (ii) Borrower has actual knowledge of such default, and further provided that, in the event that Borrower has commenced to cure such default within the initial thirty (30) day cure period and has been unable to complete such cure despite their diligent best efforts within such initial thirty (30) day cure period, then Borrower shall have an additional thirty (30) day period not to exceed an additional ninety (90) days in which to complete such cure. Notwithstanding the foregoing, if Lender reasonably determines that such default is incapable of being cured or if such default involves a breach of any of the financial covenants in Article 15 of this Agreement, then Borrower shall not be entitled to any notice or opportunity to cure.

                                                   (c)          Any default or event of default shall occur under any other existing or future agreement between Borrower and Lender, and any applicable notice and/or cure period in such agreement shall have elapsed.

                                                   (d)          Any representation or warranty made by or on behalf of Borrower herein or in any other writing furnished pursuant hereto or any fact relative to Borrower’s business operations or financial condition shall be or have been false in any material respect.

                                                   (e)          Borrower or its Affiliates shall surrender or shall be deprived, for any reason, of the full right, privilege and franchise to carry on its timeshare business as presently carried on, to own and/or operate the Projects or to sell Timeshare Interests or to make Timeshare Loans.

                                                   (f)          Borrower shall dissolve, consolidate or cease its or its Affiliates day-to-day timeshare business operations, or shall liquidate or commence any proceedings to be liquidated, or shall, without the prior written consent of Lender, make any Transfer.

                                                   (g)          Borrower shall become insolvent or be unable to pay its debts as they mature or shall admit in writing its inability to pay its debts as they mature.

                                                   (h)          Borrower shall make a general assignment for the benefit of creditors.

                                                   (i)          Borrower shall file or have filed against it a petition under any of the provisions of any Debtor Relief Laws, for an adjudication in bankruptcy or for reorganization or to effect a plan or other arrangement with creditors, or file an answer to a creditor’s petition or other petition filed against it admitting the material allegations thereof.

                                                   (j)          Borrower shall apply for the appointment of a receiver, liquidator or trustee of any substantial portion of its property or assets, or such a receiver, liquidator or trustee shall be appointed without application by Borrower.

                                                   (k)          A writ, warrant, attachment, levy or similar process shall be issued against (i) any of the Collateral or (ii) against any portion of Borrower’s property or assets in an amount in excess of $250,000 individually or $1,000,000 in the aggregate, which is not released, expunged, discharged or dismissed within thirty (30) days after such writ, warrant, attachment, levy or similar process first takes effect.

                                                   (l)          The offering for sale and the sale of Timeshare Interests, the financing of such sale, or the consummation of the transactions contemplated hereby is found to violate or not to comply in all respects with any Legal Requirement, where the failure to so comply would reasonably be expected to result in a Material Adverse Change.

                                                   (m)          There shall occur any Material Adverse Change.

                                                   (n)          Any material part of the Projects shall be damaged and such damage is not fully covered by insurance or is in excess of $50,000, subject to reasonable deductibles and not otherwise repaired.

                                                   (o)          Borrower shall default in respect of any of its obligations for borrowed funds under a receivables loan facility to any other Person and such default shall continue uncured beyond any applicable notice and grace period.

                                                   (p)          The Custodian or such other approved Person shall default in respect of any of its obligations described in Section 22.1.

                                                   (q)          The Lockbox Bank or the Servicer (if Borrower or its Affiliates) shall fail to remit to Lender any proceeds of the Timeshare Loans in accordance with, as applicable, the terms of the Lockbox Agreement or the Servicing Agreement.

                                                  (r)          Borrower or its Affiliates, the Lockbox Bank or the Servicer (if Borrower or its Affiliates) shall fail to perform any of their obligations under the Lockbox Agreement or Servicing Agreement, as applicable.

                                                   (s)          Any final, non-appealable judgment or decree for money damages or for a fine or penalty in excess of $250,000 individually, or $1,000,000 in the aggregate is entered against Borrower which is not paid and discharged, stayed or transferred to a bond within thirty (30) days thereafter.

                                                   (t)          Any party holding a lien or security interest on any part of any Project commences foreclosure or similar sale thereof or Borrower defaults under any mortgage, deed of trust or other lien encumbering all or any part of any Project, which, in either case, results in a Material Adverse Change.

                                                   (u)          Borrower shall sell, transfer or convey or further encumber all or any part of its interest in any of the Collateral, other than in connection with a payoff of Lender in full and a securitization or other takeout financing transactions.

                                                   (v)          Borrower grants, permits or suffers to exist any mortgage, lien or encumbrance upon any of the Collateral, other than in favor of Lender, other than in connection with a payoff of Lender in full and a securitization or other takeout financing transactions.

                                                   (w)          Any violation or breach by Borrower shall occur under any agreement, covenant or restriction materially and adversely affecting title of an Owner to a Timeshare Interest related to a Timeshare Loan comprising part of the Liberty Portfolio Timeshare Loans; provided that, such default must, in order to be deemed to be an Event of Default, continue unremedied for a period of thirty (30) days in which time Borrower may promptly either (i) prepay an amount equal to the deficiency together with accrued interest thereon, (ii) pledge additional Qualified Timeshare Loans as part of the Liberty Portfolio Timeshare Loans in an amount sufficient to cure the deficiency, or (iii) prepay, in part, and pledge additional Qualified Timeshare Loans, in part, in a total amount sufficient to cure the deficiency.

                                                   (x)          Borrower shall fail to prepay to Lender, pursuant to Section 5.7, all amounts owing by Borrower to Lender on account of the Receivables Loan and all other Obligations owing by Borrower to Lender pursuant to this Agreement, including, without limitation, the Change of Control Fee or prepayment fee, as applicable, pursuant to Section 4.5, immediately upon the occurrence of a Change of Control.

                                                   (y)          The indictment of Borrower under any criminal statute, or the commencement of criminal or civil proceedings against Borrower pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any property of Borrower, or Borrower engages or participates in any “check kiting” activity regardless of whether a criminal investigation has been commenced.

                                  24.2          Remedies. At the option of Lender, upon the occurrence of an Event of Default or at any time thereafter:

                                                   (a)          Lender may declare all or some of the Obligations immediately due and payable;

                                                   (b)          Borrower shall have no further right to receive any Advances hereunder;

                                                   (c)          Lender may reduce the advance rate against Qualified Timeshare Loans;

                                                   (d)          Lender may increase the interest rate on the Receivables Loan to the Default Rate specified herein without further notice;

                                                   (e)          Lender may enter any premises occupied by Borrower and take possession of the Collateral and any records related thereto;

                                                   (f)          Lender may request and have appointed a receiver with respect to Borrower and/or the Collateral, and to that end, Borrower hereby consents to the appointment of a receiver by Lender in any action initiated by Lender pursuant to this Agreement, and Borrower waives any notice and posting of a bond in connection therewith;

                                                (g)          Lender may terminate any existing Lockbox Agreement or Servicing Agreement and thereafter have the collection and servicing of the Timeshare Loans done by Lender or any Person designated by Lender all in accordance with the terms and conditions of the Lockbox Agreement and Servicing Agreement; and/or

                                                (h)          Lender may exercise each and every right and remedy granted to it under this Agreement, any Loan Document, under the applicable Uniform Commercial Code and under any other applicable law, at equity or otherwise.

                    If an Event of Default occurs under Section 24.1(g), 24.1(h), 24.1(i) or 24.(j), all Obligations shall become immediately due and payable without further action.

                              24.3          Sale or Other Disposition of Collateral. The sale or other disposition of the Collateral, or any part thereof, by Lender after an Event of Default may be for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Obligations. Any sales of the Collateral may be adjourned from time to time with or without notice. Lender may cause the Collateral to remain on Borrower’s premises or otherwise to be removed and stored at premises owned by other Persons, at Borrower’s expense, pending sale or other disposition of the Collateral. Borrower, at Lender’s request, shall assemble the Collateral consisting of tangible assets and make such assets available to Lender at a place to be designated by Lender. Lender shall have the right to conduct such sales on Borrower’s premises, at Borrower’s expense, or elsewhere, subject to applicable Legal Requirements, on such occasion or occasions as Lender may see fit. With respect to Borrower’s owned or leased premises, Borrower hereby grants Lender a license, effective upon the occurrence of an Event of Default, and to the extent not prohibited by the terms of any applicable lease, and subject to applicable Legal Requirements, to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law or in equity, or otherwise.

                    Any notice required to be given by Lender of a sale or other disposition or other intended action by Lender with respect to any of the Collateral which is given in the manner specified in Section 25.1, at least ten (10) Business Days prior to such proposed action, shall constitute fair and reasonable notice to Borrower of any such action. The net proceeds realized by Lender upon any such sale or other disposition, after deduction for the expenses related thereto including without limitation, reasonable attorneys’ fees, shall be applied in such order as Lender, in its sole discretion, elects, toward satisfaction of the Obligations. Lender shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Lender’s security interest in the Collateral. Borrower agrees that Lender has no obligation to preserve rights to the Collateral against any other parties. Lender shall be under no obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations.

                    In connection with the disposition of any Collateral by Lender, Borrower agrees that Lender may disclaim any warranties and dispose of such Collateral without any warranties whatsoever and that Lender shall not be deemed to have acted in a commercially unreasonable manner as a result thereof.

                    If Lender sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by or on behalf of the purchaser, received by Lender and applied to the indebtedness owed by such purchaser to Lender. If the purchaser fails to pay for any of the Collateral, Lender may resell the Collateral.

                    Lender may, in the name of Borrower or its own name, make and execute all conveyances, assignments and transfers of the Collateral sold in connection with the exercise of Lender’s rights and remedies; and Lender is hereby appointed Borrower’s attorney-in-fact for this purpose.

                              24.4          Application of Proceeds. All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied or paid over as follows:

                                               (a)          First: to the payment of all costs and expenses incurred in connection with such sale or other realization, including reasonable attorneys’ fees; and

                                               (b)          Second: to the payment of the Obligations (with Borrower remaining liable for any deficiency) in such order as Lender may elect; and

                                               (c)          Third: the balance (if any) of such proceeds shall be paid, subject to any duty imposed by law, or otherwise to whomsoever shall be entitled thereto.

                              24.5          Actions with Respect to Timeshare Loans. Lender may take any of the following actions, in its name or the name of Borrower, as Lender may determine, without notice to Borrower and at Borrower’s expense:

                                               (a)          Verify the validity and amount of or any other matter relating to the Liberty Portfolio Timeshare Loans, by mail, telephone, telegraph or otherwise:

                                               (b)          Direct all Purchasers to make payment of all Liberty Portfolio Timeshare Loans directly to Lender or a Person designated by Lender, forward invoices directly to such Purchasers and receive and collect all monies due or to become due with respect to such Liberty Portfolio Timeshare Loans;

                                               (c)          Take control in any manner of any cash or non-cash items of payment or proceeds of the Liberty Portfolio Timeshare Loans; and

                                               (d)          At any time after an Event of Default occurs and while such Event of Default continues, enforce payment of and collect any of the Liberty Portfolio Timeshare Loans assigned to Lender pursuant to this Agreement, by legal proceedings or otherwise, and for such purpose, Lender may:

                                                              (i)          Demand payment of any of such Liberty Portfolio Timeshare Loans, subject to the terms thereof;

                                                              (ii)          Settle, adjust, compromise, extend, renew, discharge or release any of the Liberty Portfolio Timeshare Loans;

                                                              (iii)          Sell or assign any of the Liberty Portfolio Timeshare Loans on such terms, for such amount and at such times as Lender deems advisable;

                                                              (iv)          Prepare, file and sign Borrower’s name on any proof of claim or similar document in any proceeding filed under any Debtor Relief Laws as to any of the Liberty Portfolio Timeshare Loans;

                                                              (v)          Endorse the name of Borrower upon any documents, instruments or similar documents or agreements relating to the Liberty Portfolio Timeshare Loans or upon any checks or other media of payment that may come into Lender’s possession; or

                                                              (vi)          Take all other actions necessary or desirable to protect Lender’s interest in the Liberty Portfolio Timeshare Loans.

                    Borrower hereby makes, constitutes and appoints Lender (and any of Lender’s designated officers, employees or agents) as its true and lawful attorney-in-fact, with full power of substitution, with power to sign its name and to take any of the foregoing actions, in its name or the name of Lender, which power is coupled with an interest and is irrevocable. All acts of Lender taken in connection with the foregoing are hereby ratified and approved and Lender shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except gross negligence or willful misconduct. Borrower agrees to assist Lender in the collection and enforcement of the Liberty Portfolio Timeshare Loans and not to hinder, delay or impede Lender in its collection or enforcement of the Liberty Portfolio Timeshare Loans.

                              24.6          Retention of Collateral. At its discretion, Lender may retain all or part of the Collateral in partial or full satisfaction of the Obligations to the extent permitted by applicable law. Lender will not be considered to have offered to retain the Collateral in satisfaction of the Obligations, unless Lender has entered into a written agreement with Borrower to that effect.

                              24.7          Performance by Lender. In the event that Borrower fails to perform any obligations under any of the Loan Documents, the Project Documents or the Consumer Documents, Lender may perform such obligations and Borrower agrees to reimburse Lender for all funds expended by Lender and all costs related thereto. If Borrower does not reimburse Lender within five (5) Business Days after demand by Lender, interest shall accrue on such reimbursement obligations at the Default Rate. In no event shall Lender have any obligation to perform any obligations of Borrower under the Loan Documents, the Project Documents or the Consumer Documents. Such performance shall be totally discretionary with Lender and performance by Lender at any time shall not give rise to any duty or obligation by Lender to perform at any other time.

                              24.8          No Liability of Lender. Neither the acceptance of this Agreement by Lender, nor the exercise of any rights hereunder by Lender, shall be construed in any way as an assumption by Lender of any obligations, responsibilities or duties of Borrower arising in connection with the Projects, under any applicable Timeshare Act or under any of the Project Documents, or in connection with any other business of Borrower, or the Collateral, or otherwise bind Lender to the performance of any obligations with respect to the Project or the Collateral. Lender shall not be obligated to perform, observe or discharge any obligation, responsibility, duty, or liability of Borrower with respect to the Projects or any of the Collateral, under any applicable Timeshare Act or under any of the Project Documents. This Agreement, any action or actions on the part of Lender taken hereunder, and any exercise of rights or remedies by Lender prior to or following the occurrence of an Event of Default shall not constitute an assumption by Lender of any obligations of Borrower with respect to the Projects, the Collateral, and Borrower shall continue to be liable for all of their obligations thereunder or with respect thereto.

                              24.9          Right to Defend Action Affecting Collateral. Lender may, at Borrower’s expense, appear in and defend any action or proceeding at law or in equity which Lender in good faith believes may affect the value of the Collateral, the Projects or Lender’s rights under any of the Loan Documents.

                              24.10          Delegation of Duties and Rights. Lender may execute any of its duties and/or exercise any of its rights or remedies under the Loan Documents by or through its officers, directors, employees, attorneys, agents, representatives or through other Persons. Lender may use Wellington Financial to perform certain services in connection with the transactions contemplated under the Loan Documents. Lender may pay Wellington Financial or any other Persons performing services for Lender such compensation as Lender may elect.

                              24.11          Condemnation or Litigation. Lender shall have no obligation to make any Advances if any condemnation proceeding or litigation is pending against any Unit or the applicable Primary Project or against Borrower, which would in any material way impair any Primary Project.

                              24.12          Set-Off. Without limiting the rights of Lender under applicable law, Lender has and may exercise a right of set-off, a lien against and a security interest in all property of Borrower now or at any time in Lender’s possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account with Lender, as security for all Obligations. At any time and from time to time following the occurrence of an Event of Default, or an event which with the giving of notice or passage of time or both would constitute an Event of Default, Lender may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit of Borrower against any or all of the Obligations.

                              24.13          Waiver of Right of First Refusal. Borrower (on behalf of itself and its Affiliates) hereby irrevocably waives any right of first refusal it may have to purchase Timeshare Interests (including without limitation the right of first refusal contained in any Declaration in favor of Borrower or its Affiliates, as declarant or otherwise) with respect to any Timeshare Interests acquired by Lender, or its nominee or assignee. Borrower agrees that thereafter such Timeshare Interests may be assigned, transferred or sold free and clear of any right of first refusal in favor of Borrower.

                    25.          Miscellaneous.

                                   25.1          Notices. All notices, requests and demands to be made hereunder to the parties hereto must be in writing (at the addresses set forth below) and may be given by any of the following means:

                                                    (a)          personal delivery;

                                                    (b)          reputable overnight courier service;

                                                    (c)          electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by registered or certified, first class mail, return receipt requested); or

                                                    (d)          registered or certified, first class mail, return receipt requested.

                    Any notice, demand or request sent pursuant to the terms of this Agreement will be deemed received (i) if sent pursuant subsection (a), upon such personal delivery, (ii) if sent pursuant to subsection (b) on the next Business Day following delivery to the courier service, (iii) if sent pursuant to subsection (c) upon dispatch if such dispatch occurs between the hours of 9:00 a.m. and 5:00 p.m. (recipient’s time zone) on a Business Day, and if such dispatch occurs other than during such hours, on the next Business Day following dispatch and (iv) if sent pursuant to subsection (d) three (3) days following deposit in the mail with all postage paid.

If to Lender:	Liberty Bank
291 Main Street
Middletown, CT 06457
Attention: Donald Peruta Telephone No.: (860) 638-2916 Telecopier No.: (860) 344-9217

If to Borrower:	Bluegreen Corporation
4960 Conference Way North, Suite 100 Boca Raton, Florida 33431
Attention: Anthony M. Puleo Telephone No.: (561) 912-8270 Telecopier No.: (561) 912-8123

With courtesy	Bluegreen Corporation
copies to:	4960 Conference Way North, Suite 100
Boca Raton, Florida 33431
Attention: General Counsel
Telephone No.: (561) 912-8012
Telecopier No.: (561) 912-8299

                    The addresses and addressees for the purpose of this Section may be changed by giving written notice of such change in the manner herein provided for giving notice. Unless and until such written notice of a change of address or addressee is received, the last address and addressee, as stated by written notice, or provided herein if no written notice of change has been sent or received, shall be deemed to continue in effect for all purposes hereunder.

                                   25.2          Borrower’s Representative. Borrower hereby designates the following natural persons as the representatives of Borrower for purposes of (a) making all decisions with respect to the Receivables Loan and the Loan Documents, (b) delivering all notices, certificates, requests for advance and other documents required by the terms of the Loan Documents or requested by Borrower in connection with the Loan, and (c) taking all other actions requested by Borrower in connection with the Receivables Loan and the Loan Documents:

Anthony M. Puleo, Senior Vice President, CFO
and Treasurer
Bluegreen Corporation
4960 Conference Way North, Suite 100
Boca Raton, Florida 33431
Telephone No.: (561) 912-8270
Telecopier No.: (561) 912-8123

Allan J. Herz, Senior Vice President, Mortgage
Operations and Assistant Treasurer
Bluegreen Corporation
4960 Conference Way North, Suite 100
Boca Raton, Florida 33431
Telephone No.: (561) 912-8210
Telecopier No.: (561) 443-8743

In taking action pursuant to the terms of this Agreement and the other Loan Documents, the Lender shall be entitled to rely, without further investigation, upon any notice, certificate, request for advance or other document delivered in writing and executed or signed by such representative of Borrower. In addition, the Lender may, at its option, refuse to take action in the event a notice, certificate, request for advance or other document is delivered to Lender which has not been executed or delivered by such representative of Borrower.

                                   25.3          Binding Effect; Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign its rights or obligations under this Agreement, without Lender’s prior written consent.

                                   25.4          No Waiver. No delay or omission to exercise any right, power or remedy accruing to Lender upon any breach or default of Borrower under this Agreement shall impair any such right, power or remedy of Lender, nor shall it be construed to be a waiver of any such breach or default thereafter occurring, nor shall any waiver of any single breach or default theretofore occurring be deemed a waiver of any other breach or default. Any waiver, permit, consent or approval of any kind under this Agreement, or any waiver on the part of Lender of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

                                   25.5          Remedies Cumulative. All remedies either under this Agreement, by law, or otherwise afforded to Lender, shall be cumulative and not alternative.

                                   25.6          Costs, Fees and Expenses.

                                                    (a)          Loan Documents. Borrower agrees to pay the following:

                                                                   (i)          all costs and expenses of Lender in connection with (A) the preparation, review, negotiation, execution, delivery and administration of the Loan Documents, and the other documents to be delivered in connection therewith, or any waivers, consents, amendments, extensions and increases to any of the foregoing, (B) the preparation for, negotiations regarding, consultations concerning, or the defense or prosecution of legal proceedings involving any claims made or threatened against Lender arising out of or related to the Loan Documents, the transactions contemplated hereunder and the protection of any of the Collateral, or (C) after the occurrence and during the continuation of an Event of Default, obtaining any appraisals or reappraisals of Collateral, periodic lien searches and tax clearance certificates, as Lender in its discretion may require (including in all cases, without limitation, reasonable attorneys’ fees and expenses);

                                                                    (ii)          all losses, costs and expenses of Lender and its participants in connection with the interpretation, enforcement, protection and preservation of Lender’s rights or remedies under the Loan Documents, or any other agreement relating to any of the Obligations, or in connection with legal advice relating to the rights or responsibilities of Lender (including without limitation court costs, reasonable attorneys’ fees, expenses of accountants and appraiser and the cost of all appeals); and

                                                                   (iii)          any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and all liabilities to which Lender may become subject as the result of delay in paying or omission to pay such taxes.

                                                    (b)          Recording; Etc. Borrower agrees to pay all costs, expenses and fees of Lender and its participants related to the Loans, the transactions contemplated hereunder and the exercise by Lender of its rights and remedies, including without limitation, costs and expenses incurred or paid by Lender and its participants for photocopying; notarization; couriers; messengers; telecommunications; public record searches (including without limitation, real estate, tax lien, litigation, UCC or bankruptcy searches); filing; recording; publication; appraisals of Collateral upon the occurrence and during the continuance of an Event of Default; real estate surveys; real estate title insurance reports, commitments, policies and endorsements; environmental audits or surveys; and accounting or other professional advisors.

                                                    (c)          Attorneys’ Fees. Borrower agrees to pay all reasonable attorneys’ fees and the costs and disbursements of any outside attorney or paralegal engaged by Lender and its participants in connection with (i) advising, structuring, drafting, preparing, reviewing, negotiating, administering the Loan Documents or any waivers, consents, amendments, extensions, modifications or restatements related thereto; (ii) interpreting, enforcing, protecting, preserving, defending or terminating any of the Loan Documents or any of Lender’s rights and remedies related thereto, irrespective of whether suit is brought (including without limitation, all costs and expenses and reasonable attorneys’ fees related to any “workout,” “restructuring,” insolvency or similar proceeding involving Borrower); (iii) legal advice relating to the rights and responsibilities of Lender in connection with the Loan Documents; (iv) the preparation for negotiations regarding, consultations concerning or the defense or prosecution of any legal proceedings involving, any claim (including third-party claims) made or threatened against Lender and its participants related to or involving the Loan Documents, the transactions contemplated under the Loan Documents, Lender’s relationship with Borrower; or (v) any actions taken pursuant to the Loan Documents by Lender.

                                                    (d)          Protection of Security, Etc. Borrower agrees to pay all costs and expenses, including reasonable attorneys’ and paralegals’ fees incurred by Lender and its participants in protecting, maintaining, preserving or enforcing this Agreement or any other Loan Document or any of the Timeshare Loans in defending or prosecuting any action or proceeding arising out of or relating to Lender’s transactions with Borrower, or in exercising any of its rights hereunder, or under any of the Loan Documents or under applicable law.

                                                    (e)          Lockbox Bank; Servicer; Custodian. Borrower agrees to pay all costs and expenses relating to the servicing of the Timeshare Loans, including without limitation all sums payable to the Lockbox Bank and Servicer, all in accordance with, as applicable, the terms of the Lockbox Agreement and the Servicing Agreement and any costs, expenses and reasonable fees charged by Lender in the event Lender services such Timeshare Loans, and the costs, expenses and fees of any other such Lockbox Bank, Servicer or Custodian.

                                                    (f)          Sales and Marketing. Borrower agrees that it or its Affiliates shall pay all costs and expenses related to the sales and marketing of Timeshare Interests, and all reasonable sums payable to any of Borrower or its Affiliates engaged by or for Lender to sell Timeshare Interests after an Event of Default.

                                                    (g)          Audit and Inspection. Borrower agrees to pay all reasonable costs and expenses incurred by Lender and its participants in connection with any inspections of the Primary Projects or the Units or any audit of Borrower or any of its business activities; provided, however, unless an Incipient Default or an Event of Default has occurred, Borrower shall not be responsible to pay for any costs or expenses incurred in connection with any such inspections or audits more often than once every calendar year.

                                                    (h)          Reimbursement. In the event that Borrower fails to perform any obligations under any of the Loan Documents, Lender may perform such obligations and Borrower agrees to reimburse Lender for all funds expended by Lender and all costs related thereto. If Borrower does not reimburse Lender within ten (10) days after demand by Lender, interest shall accrue on such reimbursement obligations at the Default Rate.

                                                    (i)          Payment. Borrower irrevocably authorizes Lender to pay all costs, expenses, fees, reimbursement obligations and other sums payable to Lender and its participants under this Agreement or any of the Loan Documents out of any Advances under the

Receivables Loan or as an Advance under the Receivables Loan without the requirement for a Request for Advance form.

                                                    (j)          Survival. Borrower’s obligations under this Section shall survive termination of this Agreement and repayment of the Receivables Loan.

                                   25.7          No Other Agreements. All understandings and agreements heretofore had between the parties respecting the transactions contemplated by this Agreement are merged in this Agreement and the Loan Documents and there are no other agreements, written or oral, and no customs or usages applicable to any provision of this Agreement. In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

                                   25.8          Amendments. No change in or addition to, or waiver of, any provision of this Agreement shall be valid unless in writing and signed on behalf of the party against whom such change, addition or waiver is sought to be enforced.

                                   25.9          Survival of Covenants, Agreements, Representations and Warranties. All warranties, representations, covenants and indemnities made by Borrower herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement: (a) shall be considered to have been relied upon by Lender and shall survive the Closing, termination of this Agreement and repayment of the Receivables Loan, regardless of any investigation made by Lender or on its behalf, (b) are material and being relied upon by Lender, and (c) are true in all respects as of the date hereof and shall be true in all respects at all times hereafter (unless such representations and warranties pertain to an earlier time period). All statements in any such certificate or other instrument shall constitute warranties and representations by Borrower hereunder.

                                   25.10          Governing Law. THIS AGREEMENT AND ALL TRANSACTIONS CONTEMPLATED HEREUNDER, AND ALL THE RIGHTS OF THE PARTIES SHALL BE GOVERNED AS TO THE VALIDITY, INTERPRETATION, CONSTRUCTION, ENFORCEMENT AND IN ALL OTHER RESPECTS BY THE LAW OF THE STATE OF CONNECTICUT, THE PRIMARY PLACE OF BUSINESS OF LENDER, WITHOUT REGARD TO ITS RULES AND PRINCIPLES REGARDING CONFLICTS OF LAWS OR ANY RULE OR CANON OF CONSTRUCTION WHICH INTERPRETS AGREEMENTS AGAINST THE DRAFTSMAN.

                                   25.11          Limitation of Liability. Borrower shall be responsible for and Lender is hereby released from any claim or liability in connection with:

                                                      (a)          safekeeping any Collateral;

                                                      (b)          any loss or damage to any Collateral;

                                                      (c)          any diminution in value of the Collateral not resulting from the gross negligence or willful misconduct of Lender; or

                                                      (d)          any act or default of another Person not resulting from the gross negligence or willful misconduct of Lender.

                    Lender shall only be liable for any act or omission on its part constituting gross negligence or willful misconduct. In the event Borrower brings suit against Lender in connection with the transactions contemplated hereunder and Lender is found not to be liable, Borrower agrees to indemnify and hold Lender harmless from all costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with such suit. This Agreement is not intended to obligate Lender to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of Borrower. Borrower’s obligations under this Section shall survive termination of this Agreement and repayment of the Receivables Loan.

                                   25.12          Submission to Jurisdiction. Borrower consents to the non exclusive jurisdiction of any state or federal court located within the State of Connecticut and irrevocably agree that, subject to Lender’s election, all actions or proceedings relating to the Loan Documents or the transactions contemplated hereunder shall be litigated in such courts, and Borrower waives any objection which they may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court. Nothing contained in this Agreement shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

                                   25.13          Service of Process. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS AND COMPLAINT IN CONNECTION WITH ANY PROCEEDINGS ARISING OUT OF THIS AGREEMENT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS TO WHICH NOTICES ARE TO BE SENT PURSUANT TO SECTION 25.1. BORROWER WAIVES ANY CLAIM THAT CONNECTICUT IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY LENDER AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

                                   25.14          Use of Name. Borrower shall not, without the prior written consent of Lender, use the name of Lender in connection with any of its business activities, except in connection with internal business matters and as required in dealings with governmental agencies and other financial institutions and as may otherwise be required pursuant to applicable Legal Requirements or in a press release with respect to the Receivables Loan. Upon the consent of Borrower, Lender may use the name of Borrower and any of its Affiliates in any press release, advertisement or other promotional materials issued with respect to the Receivables Loan.

                                   25.15          Headings; References to “Exhibits” or to “Sections”. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and are not a part of this Agreement and shall not be used in the interpretation of this Agreement. References herein to a “Section” or an “Exhibit” without further attribution shall be deemed to refer to sections or exhibits, as the case may be, of or to this Agreement. All Schedules and Exhibits referred to herein or attached hereto shall be deemed to be incorporated herein for all purposes.

                                   25.16          Partial Invalidity. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or enforceable, all terms, provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the invalidity, voidness or unenforceability of such term, provision, covenant or condition (after giving effect to the next sentence in this Section) does not materially impair the ability of the parties to consummate the transactions contemplated hereby. In lieu of such invalid, void or unenforceable term, provision, covenant or condition there shall be added to this Agreement a term, provision, covenant or condition that is valid, not void and enforceable and is as similar to such invalid, void or enforceable term, provision, covenant or condition as may be possible.

                                   25.17          Waiver in Legal Actions. In connection with any proceedings under this Agreement or the documents collateral hereto or the transactions contemplated hereunder, Borrower irrevocably waives:

                                                      (a)          All procedural errors, defects and imperfections in such proceedings;

                                                      (b)          Any requirement of bonds, and any surety or security relating thereto, required by any statute, court rule or otherwise as incident to such possession;

                                                      (c)          Demand, presentment and protest, notice of demand, presentment or protest of the Receivables Loan Note or any other Loan Document;

                                                      (d)          The benefit of any valuation, appraisal and exemption law;

                                                      (e)          Any right to subrogation, reimbursement, contribution or indemnity; and

                                                      (f)          Any right to require Lender to marshal any assets of Borrower or any other Person.

                                   25.18          Sale; Participations; Delegations of Duties. Borrower acknowledges and agrees that Lender shall have the right, without notice to or consent of Borrower, to sell participation interests in the Advances made hereunder or the Receivables Loan in whole or in part to other Persons and that Lender may delegate to other Persons performance of certain obligations of Lender under this Agreement. In connection therewith, Lender may make available to any prospective purchaser, assignee, participant or other Person, any information in its possession regarding Borrower, the Project or the Vacation Club so long as such information is provided in accordance with the terms and conditions of a confidentiality agreement in form and content acceptable to Lender and Borrower. In the event that Lender participates or sells its interest in the Receivables Loan to any other Person, Lender shall have no further responsibilities or liabilities in connection with the sold or participated portion of the Receivables Loan, including without limitation the obligation to fund Advances related to such sold or participated portions, after the date of such sale or participation. All of such responsibilities and liabilities after the date of such sale shall be those of the participant or the purchaser of Lender’s interest.

                                   25.19          Indemnification. Borrower agrees to indemnify Lender and all participants, their successors, assigns, shareholders, officers, directors, employees and agents (each an “Indemnified Party”) against any damage, loss or expense (including reasonable attorneys’ fees and court costs) awarded against or paid, incurred or suffered by any Indemnified Party as a result of proceedings, actions, claims, counterclaims, fines or penalties arising out of or resulting from (a) any act or omission of Borrower or any of its respective Affiliates, employees, contractors or agents, (b) any violation of or noncompliance by Borrower or its Affiliates with any Legal Requirement, (c) the breach by Borrower of any covenant, warranty, term or provision of this Agreement or any Loan Document, or (d) any misrepresentation by Borrower in respect of any aspect of the transactions contemplated by this Agreement unless in the case of any of the foregoing clauses (a)-(d), such damage, loss or expense results from the gross negligence or willful misconduct of any Indemnified Party.

          In the event Borrower shall fail to pay taxes, insurance, Assessments, costs or expenses which it is required to pay hereunder, or fail to keep the Collateral free from security interests or lien or fail to maintain or repair the Projects as required hereby, or otherwise breach any obligation hereunder, Lender in its discretion, may make expenditures for such purposes and the amount so expended (including reasonable attorneys’ fees and expenses, filing fees and other charges) shall be payable by Borrower on demand. With respect to any amount required to be paid by Borrower under this Section, in the event Borrower fails to pay such amount on demand, Borrower shall also pay to Lender interest thereon at the Default Rate.

          Borrower agrees to indemnify and hold harmless, each Indemnified Party, from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Person is a party to any litigation), including reasonable attorneys’ fees and costs and costs of investigation, document production, attendance at depositions or other discovery with respect to or arising out of this Agreement, any of the Loan Documents, the use of any proceeds advanced hereunder, the transactions contemplated hereunder, or any claim, demand, action or cause of action being asserted against Borrower, unless resulting from the gross negligence or willful misconduct of such Indemnified Party.

          Borrower’s obligations under this Section shall survive termination of this Agreement and repayment of the Receivables Loan.

                                   25.20          Brokers; Payment of Commissions. Borrower represents and warrants to Lender that no consultant, advisor, broker, agent, finder or intermediary has acted on its behalf in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby. Borrower agrees to pay the compensation, if any, due to any Person claiming any commission or finder’s fee or other compensation as a result of any actions by such Person for or on behalf of Borrower. Lender represents and warrants to Borrower that Wellington Financial is the only party that has acted as a consultant, advisor, broker, agent, finder or intermediary on its behalf in connection with the transactions contemplated hereunder. Lender agrees that it shall pay Wellington Financial such fees or other compensation in connection with the transactions contemplated hereunder, as may be due to Wellington Financial and agrees to hold Borrower harmless from any claims, losses or expenses resulting therefrom.

                                   25.21          Counterparts; Facsimile Signatures. This Agreement and any other Loan Document may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original without the production of any other counterpart. Any signature on any Loan Document or any document collateral thereto, delivered by Borrower by facsimile transmission shall be deemed to be an original signature thereto.

                                   25.22          Consents, Approvals and Discretion. Unless expressly indicated otherwise, whenever Lender’s consent or approval is required or permitted, or any documents or other items are required to be acceptable to Lender, such consent, approval or acceptability shall be at the sole and absolute discretion of Lender. Unless expressly indicated otherwise, whenever any determination or act is at Lender’s discretion, such determination or act shall be at Lender’s sole and absolute discretion.

                                   25.23          Control of Association. Notwithstanding anything herein or elsewhere to the contrary, to the extent that Borrower agrees to cause any Association to take or refrain from taking any action, such agreement shall only apply with respect to any Association if Borrower or any of its Affiliates has direct or indirect control of any Association at such time or if such Association is managed by the Vacation Club Manager.

                                   25.24          No Joint Venture. Nothing contained herein is intended to permit or authorize Borrower to make any contract on behalf of Lender, nor shall this Agreement nor any of the documents collateral hereto be construed as creating a partnership or joint venture with Lender. Borrower shall indemnify and hold Lender harmless from any damages and expenses resulting from such a construction or any assertion thereof unless any such damages or expenses arise from the willful misconduct or gross negligence of Lender. Lender does not hereby assume and shall have no responsibility, obligation or liability to any Purchaser or other Person, Lender’s relationship being that only of a creditor who has taken, as security for the Obligations, the liens and security interests in the Collateral.

                                   25.25          All Powers Coupled With Interest. All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied.

                                   25.26          Time of the Essence. Time is of the essence in the performance by Borrower of all its obligations hereunder.

                                   25.27          No Third Party Beneficiaries. The rights and benefits of this Agreement and the Loan Documents shall not inure to the benefit of any third party.

                                   25.28          Directly or Indirectly. Where any provision in the Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provisions shall be applicable whether such action is taken directly or indirectly by such Person.

                                   25.29          Dealing With Multiple Borrowers. If more than one Person is named as a Borrower hereunder, all obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such Person is a party, shall be joint and several. Lender shall have the right to deal with any individual Borrower with respect to all matters concerning the rights and obligations of Lender hereunder and with respect to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with respect to the transactions contemplated under the Loan Documents shall be deemed to be with full authority and binding upon all Borrowers. Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person under the Loan Documents and under applicable law with respect to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of Lender to enter into this Agreement and to consummate the transactions contemplated hereby.

                                   25.30          Limitation on Damages. Borrower agrees that, in any action, suit or proceeding, in respect of or arising out of this Agreement, the Loan Documents or the transactions contemplated hereunder, whether sounding in contract or tort, each waives to the fullest extent permitted by law, any claim they may have against Lender for consequential, punitive or special damages.

                                   25.31          Confidentiality. Borrower and Lender shall mutually agree on the contents of any press release, public announcement or other public disclosure regarding this Agreement and the transactions contemplated hereunder to made following the mutual execution and delivery of this Agreement; provided that, (a) Lender may disclose the terms hereof and give copies of the Loan Documents to assignees and participants and to prospective assignees and participants and (b) Borrower may disclose the terms hereof in its periodic filings with the Securities and Exchange Commission. If either party fails to respond to the other party in writing with either an approval or a disapproval within five (5) Business Days of a party’s receipt of the other party’s request for consent or approval as expressly contemplated pursuant to this Section 25.31, then such consent or approval will be deemed to have been given, provided that such five (5) Business Day period will not commence to run unless and until the other party has received all information, materials, documents and other matters required to be submitted to it hereunder, with respect to such consent or approval and all other information, materials, documents and other matters reasonably essential to its decision process.

                                   25.32          Commercial Transaction. BORROWER ACKNOWLEDGES THAT THIS IS A “COMMERCIAL TRANSACTION” AS SUCH IS DEFINED IN CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED. BORROWER FURTHER ACKNOWLEDGES THAT, PURSUANT TO SUCH SECTION, IT HAS A RIGHT TO NOTICE OF AND HEARING PRIOR TO THE ISSUANCE OF

ANY “PREJUDGMENT REMEDY”. NOTWITHSTANDING THE FOREGOING, BORROWER HEREBY WAIVES ALL RIGHTS TO SUCH NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER IN CONNECTION WITH ANY SUIT ON THIS AGREEMENT, THE RECEIVABLES LOAN NOTE ANY OF THE LOAN DOCUMENTS OR ANY EXTENSIONS OR RENEWALS OF THE SAME.

                              25.33 Waiver of Right to Trial by Jury. BORROWER AND LENDER WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING HEREUNDER OR UNDER ANY OF THE DOCUMENTS COLLATERAL HERETO, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER OR LENDER WITH RESPECT HERETO OR TO ANY OF THE DOCUMENTS COLLATERAL HERETO, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWER AND LENDER AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE OTHER PARTIES’ TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS SECTION.

                              25.34 USA Patriot Act Notice. Lender hereby notifies Borrower that, pursuant to the requirements of the USA PATRIOT ACT, Lender may be required to obtain, verify and record information that identified Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

LIBERTY BANK

By:

Donald S. Peruta, Vice President

BLUEGREEN CORPORATION

By:

Anthony M. Puleo, Senior V.P.,
CFO and Treasurer

List of Schedules and Exhibits

Schedule 1	Projects
Schedule 7.7	Taxes
Schedule 7.14	Names, Addresses and States of Formation
Schedule 7.23	Closing Date Indebtedness
Schedule 8.9	Timeshare States
Schedule 8.14	Developer Subsidy
Schedule 8.15	Project Documents
Schedule 13.3	Required Insurance Coverage
Schedule 14.4	Affiliate Transactions

Exhibit A	Consumer Documents for Primary Projects
Exhibit B	Request for Receivables Loan Advance Form [Confirm that this includes calculation of compliance with Section 2.14]
Exhibit C	Form of Assignment
Exhibit D	Form of Notice to Purchaser
Exhibit E	Form of Title Insurance Policy with Endorsements for Primary Projects
Exhibit F	Form of Confirmation of Recording
Exhibit G	Request for Supplementary Receivables Loan Advance Form
Exhibit H	Form of Compliance Certificate
Exhibit I	Form of Notice of Extension of Receivables Loan Advance Period
Exhibit J	Form of Monthly Report
Exhibit K	List of Title Companies
Exhibit L	Form of Servicing Agreement with Concord Servicing Corporation

SCHEDULE 1

Projects

PRIMARY PROJECTS

Resort		Location

1.	Grande Villas at World Golf Village Condominium	St. Augustine, Florida
2.	BG Fountains Condominium	Orlando, Florida
3.	BG Patrick Henry Square Vacation Ownership Program	Williamsburg, Virginia
4.	Shenandoah Crossing Farm & Country Club	Gordonsville, Virginia
5.	BG Pirate’s Lodge Condominium	Lake Delton, Wisconsin
6.	BG Club 36	Las Vegas, Nevada

SCHEDULE 1 (cont’d)

Projects

NON-PRIMARY PROJECTS

Resort		Location

1.	Casa Del Mar Beach Resort, a Condominium	Ormond Beach, Florida
2.	BG Daytona SeaBreeze Condominium	Daytona Beach Shores, Florida
3.	Orlando’s Sunshine Resort, a Condominium	Orlando, Florida
4.	Solara Surfside Condominium	Surfside, Florida
5.	Hammocks at Marathon Condominium	Marathon, Florida
6.	Mountain Run at Boyne	Boyne Falls, Michigan
7.	The Falls Village Resort, a Condominium	Branson, Missouri
8.	The Suites at Hershey Condominium	Hershey, Pennsylvania
9.	BG Carolina Grande Horizontal Property Regime	Myrtle Beach, South Carolina
10.	Harbour Lights Resort Horizontal Property Regime	Myrtle Beach, South Carolina
11.	BG SeaGlass Tower Horizontal Property Regime	Myrtle Beach, South Carolina
12.	Shore Crest Vacation Villas Horizontal Property Regime	North Myrtle Beach, South Carolina
13.	Lodge Alley Inn Horizontal Property Regime	Charleston, South Carolina
14.	Laurel Crest Resort, a Condominium	Pigeon Forge, Tennessee
15.	MountainLoft Resort, a Condominium	Gatlinburg, Tennessee
16.	MountainLoft Resort II, a Condominium	Gatlinburg, Tennessee
17.	Bluegreen Wilderness Traveler at Shenandoah Vacation Ownership Program	Gordonsville, Virginia
18.	Christmas Mountain - Villas	Wisconsin Dells, Wisconsin
19.	Fantasy Island Resort II, a Condominium	Daytona Beach Shores, Florida
20.	Ocean Towers Beach Club, a Condominium	Panama City Beach, Florida
21.	Outrigger Beach Club, a Condominium	Ormond Beach, Florida
22.	Resort Sixty-Six, a Timeshare Resort	Holmes Beach, Florida
23.	Via Roma Beach Resort, a Condominium	Bradenton Beach, Florida
24.	Paradise Isle Resort Condominium	Gulf Shores, Alabama
25.	Shoreline Towers Condominium	Gulf Shores, Alabama
26.	Dolphin Beach Club, a Condominium	Daytona Beach Shores, Florida
27.	Mariner’s Boathouse and Beach Resort, a Condominium	Fort Myers Beach, Florida
28.	Tropical Sands Resort, a Condominium	Fort Myers Beach, Florida
29.	Windward Passage Resort Condominium, a Timeshare Condominium	Fort Myers Beach, Florida
30.	Gulfstream Manor, a Condominium	Gulfstream, Florida
31.	Landmark Holiday Beach Resort, a Condominium	Panama City Beach, Florida
32.	Panama City Resort and Club, a Condominium	Panama City Beach, Florida
33.	Surfrider Beach Club, a Condominium	Sanibel Island, Florida
34.	Petit Crest Villas at Big Canoe	Marble Hill, Georgia
35.	Club Pono Kai Interval Ownership Program	Kapaa (Kauai), Hawaii
36.	Lake Condominiums at Big Sky Resort	Big Sky, Montana
37.	Foxrun Townhouses	Lake Lure, North Carolina
38.	Sand Castle Village II Condominium Complex	New Bern, North Carolina
39.	Waterwood Townhouses	New Bern, North Carolina
40.	Players Club Resort at Hilton Head Island Horizontal Property Regime	Hilton Head Island, South Carolina
41.	Orlando’s Sunshine Resort II, a Condominium	Orlando, Florida
42.	Shore Crest Vacation Villas II Horizontal Property Regime	North Myrtle Beach, South Carolina

Schedule 7.7

Taxes

Tennessee Tax Audit

In 2005, the State of Tennessee Audit Division (the “Division”) audited certain subsidiaries of Borrower for the period from December 1, 2001 through December 31, 2004. On September 23, 2006, the Division issued a notice of assessment for approximately $652,000 of accommodations tax based on the use of Vacation Club accommodations by Vacation Club members who became members through the purchase of non-Tennessee property. An informal conference was held in December 2007 to discuss this matter with representatives of the Division. No formal resolution of the issue was reached during such conference. There is no assurance of success in contesting such assessment.

Schedule 7.14

Names, Addresses and States of Formation

Name:	Bluegreen Corporation (a Massachusetts corporation)

Address:	4960 Conference Way North, Suite 100
Boca Raton, Florida 33431

Additional names used during past five (5) years:

1)	North Carolina:	Bluegreen Corporation d/b/a Bluegreen Patten Corporation

2)	Louisiana:	Bluegreen Corporation of Massachusetts

And such other names and/or addresses as may be provided to the Lender from time to time.

Schedule 7.23

Closing Date Indebtedness

Schedule 7.23
Closing Date Indebtdness

Lender	Project	Loan Type	Outstanding Borrowings

Communities Division:
Bank of America	Sales Office	Construction	$446,623
Foothill	Various	Receivables/Development	356,039
GMAC-RFC	Various	AD&C	66,062,126
John Deere Credit	Sanctuary Cove	Equipment Lease	46,327
Toro/GE	Chapel Ridge	Equipment Lease	81,747

Total Communities Debt			$66,992,862

Resorts Division:
BB&T	Various	Receivables	$90,158,734
Citizens National Bank	Tennessee Marketing	Equipment Acquisition	10,243
Fifth Third Bank	Dunes Preview Center	Acquisition & Renovation	3,400,000
First Merchant’s Bank	The Fountains	Equipment Acquisition	6,286
First Merchant’s Bank	World Golf Village	Equipment Acquisition	1,343
Foothill	Various	Receivables	16,177,859
GE Capital Corporation	Big Cedar	Receivables	18,380,573
GMAC-RFC	Club 36	A&D	80,839,914
GMAC-RFC	Red Rock Bluff	A&D	5,445,238
GMAC-RFC	The Fountains	Development	11,886,306
GMAC-RFC	The Fountains	Development	6,122,461
GMAC-RFC	Various	Receivables	489,190
GMAC-RFC	Big Cedar	Receivables	8,600,467
Green Bank	Governor’s Crossing	Acquisition	1,949,743
Lease Finance Corporation	Christmas Mountain	Equipment Lease	133,316
Textron Financial Corporation	Atlantic Palace	Acquisition	8,892,758
Textron Financial Corporation	Pirate’s Lodge	A&D	13,692,620
Textron Financial Corporation	Various	Receivables	1,171,978
Wachovia	La Pension	Acquisition	6,097,799
Wachovia	Rocky River Preview Center	Acquisition	4,118,001
Wachovia	Wllliamsburg	Acquisition	10,480,000
Wachovia	Williamsburg	Renovation	11,500,000

Total Resorts Debt			$299,554,828

Corporate:
Junior Subordinated Debentures - BST I			$23,196,000
Junior Subordinated Debentures - BST II			25,774,000
Junior Subordinated Debentures - BST III			10,310,000
Junior Subordinated Debentures - BST IV			15,464,000
Junior Subordinated Debentures - BST V			15,464,000
Junior Subordinated Debentures - BST VI			20,619,000
Marquette Financial		Software Lease	22,590
Marquette Financial		Software Lease	12,089
Wachovia		Revolver	9,949,000

Total Corporate Debt			$120,810,680

Estimated Repurchase Price for Equity Trades:
BXG Receivables Note Trust 2002-A			$2,175,826
BXG Receivables Note Trust 2004-B			272,265
BXG Receivables Note Trust 2005-A			839,799
BXG Receivables Note Trust 2006-B			2,261,475

Total Repurchase Price			$5,549,365

TOTAL INDEBTEDNESS			$492,907,735

Closing Date Indebtedness, as shown above, includes those items of indebtedness reflected in the Company’s Condensed Consolidated Balance Sheet as “Receivable- Backed Notes Payable,” “Lines of Credit and Notes Payable” and “Junior Subordinated Debentures.” See the Company’s quarterly and annual SEC filings for additional items included in the “Liabilities” section of the Balance Sheet. The above schedule also includes estimated amounts due for repurchases under our off-balance sheet receivable purchase facilities and term securitizations. Such purchase facilities and term securitizations are without recourse except for breaches of certain customary representations and warranties at the time of transfer.

Schedule 8.9

Timeshare States

Alabama

Alaska

Arkansas

California

Colorado

District of Columbia

Florida

Georgia

Illinois

Indiana

Kansas

Louisiana

Maine

Maryland

Michigan

Minnesota

Missouri

Montana

Nebraska

Nevada

New Jersey

New York

New Mexico

Ohio

Oregon

Rhode Island

South Carolina

Tennessee

Utah

Vermont

Virginia

Washington

West Virginia

Wisconsin

Wyoming

Schedule 8.14

Developer Subsidy

NOT APPLICABLE

Schedule 8.15

Project Documents

BG CLUB 36

a.

Master Declaration of Covenants, Conditions, Easements and Restrictions for Bluegreen Club 36, recorded July 29, 2008, Book 080729 as Document No. 0004566, in the office of the County Recorder of Clark County, Nevada.

b.	Articles of Incorporation of BG Club 36 Master Association, Inc.

c.	Bylaws of BG Club 36 Master Association, Inc.

d.

Declaration of Covenants, Conditions, Easements, Restrictions and Timeshare Ownership Instrument for BG Club 36, recorded July 29, 2008, in Book 080729 as Document No. 0004568, in the office of the County Recorder of Clark County, Nevada.

e.	Articles of Incorporation of BG Club 36 Owners Association, Inc.

f.	Bylaws of BG Club 36 Owners Association, Inc.

g.	Rules and Regulations for Bluegreen Club 36.

h.	That certain Management Agreement by and between BG Club 36 Owners Association, Inc., and Bluegreen Resorts Management, Inc.

i.	Nevada Public Offering Statement for Bluegreen Vacation Club.

j.	Bluegreen Vacation Club MULTI-SITE Public Offering Statement and any and all additional documents referenced therein with respect to BG Club 36.

k.	The applicable Consumer Documents for BG Club 36.

l.	Any and all such other documents and records as may be existing in any recording office of an applicable jurisdiction relating to BG Club 36.

SHENANDOAH CROSSING FARM & COUNTRY CLUB

a.

Declaration of Covenants, Conditions and Restrictions for Shenandoah Crossing Farm and Club, recorded September 17, 1987, in the Clerk’s Office of the Circuit Court of Louisa County, Deed Book 326, Page 412, with amendments of record in Deed Book 340, Page 44; Deed Book 342, Page 467; Deed Book 351, Page 688; Deed Book 370, Page 504; Deed Book 326, Page 412; Deed Book 405, Page 84; Deed Book 448, Page 360; Deed Book 491, Page 419; Deed Book 587, Page 791.

b.	Articles of Incorporation of Shenandoah Crossing Farm and Club Resort Section Owners Association, Inc.

c.	By-Laws of the Shenandoah Crossing Farm and Club Resort Section Owners Association, Inc., as amended.

d.	Owner’s Manual, Rules and Regulations for Shenandoah Crossing Resort Community at Shenandoah Crossing Resort and Country Club.

e.	That certain Management Agreement dated ________day of________, 2000 [sic] by and between Shenandoah Crossing Country Club Owners Association, Inc. and Bluegreen Resorts Management, Inc.

f.	Membership Camping Operator’s Disclosure Statement (Virginia).

g.	Bluegreen Vacation Club MULTI-SITE Public Offering Statement and any and all additional documents referenced therein with respect to Shenandoah Crossing Farm & Country Club.

h.	The applicable Consumer Documents for Shenandoah Crossing Farm & Country Club.

i.	Any and all such other documents and records as may be existing in any recording office of an applicable jurisdiction relating to Shenandoah Crossing Farm & Country Club.

BG FOUNTAINS CONDOMINIUM

a.

Declaration of Condominium for BG Fountains Condominium, recorded October 26, 2004, in Book 07674, Page 4336 of the Public Records of Orange County, Florida, with amendments of record in Book 07785, Page 2252; Book 08559, Page 1321; Book 08559, Page 1360; Book 08775, Page 4485; Book 09443, Page 2378.

b.	Articles of Incorporation of BG Fountains Condominium Association, Inc., as amended.

c.	Bylaws of BG Fountains Condominium Association, Inc., as amended.

d.	BG Fountains Condominium Rules and Regulations.

e.	That certain Management Agreement dated as of November 30, 2004, by and between BG Fountains Condominium Association, Inc., and Bluegreen Resorts Management, Inc.

f.	BG Fountains Condominium A Bluegreen Vacation Club Resort Public Offering Statement (Florida).

g.	Bluegreen Vacation Club MULTI-SITE Public Offering Statement and any and all additional documents referenced therein with respect to BG Fountains Condominium.

h.	The applicable Consumer Documents for BG Fountains Condominium.

i.	Any and all such other documents and records as may be existing in any recording office of an applicable jurisdiction relating to BG Fountains Condominium.

BG PIRATE’S LODGE

a.

First Amendment to Master Declaration Between Bluegreen Vacations Unlimited, Inc., BG Pirate’s Lodge Owners Association, Inc., Treasure Island, LLC, DNL of Wisconsin, LLC, and Big Chief Enterprises, LLC recorded May 28, 2008 as Document No. 962000.

b.

First Amendment to Declaration of Condominium of Dells Vacation Condominium and Declaration of Covenants, Conditions, Easements and Restrictions and Time-Share Instrument for Club Optima Amending, Restating, and Merging them into Declaration of Condominium for BG Pirate’s Lodge Condominium recorded November 3, 2006, as Document No. 921739.

c.	Amended and Restated Articles of Incorporation of BG Pirate’s Lodge Owners Association, Inc.

d.	Amended and Restated By-Laws of BG Pirate’s Lodge Owners Association, Inc.

e.	Rules and Regulations of BG Pirate’s Lodge Owners Association, Inc.

f.	That certain Management Agreement dated September 13, 2006, by and between BG Pirate’s Lodge Owners Association, Inc. and Bluegreen Resorts Management, Inc.

g.	Time-Share Disclosure Statement BG Pirate’s Lodge Condominium (Wisconsin).

h.	Bluegreen Vacation Club MULTI-SITE Public Offering Statement and any and all additional documents referenced therein with respect to BG Pirate’s Lodge Condominium.

i.	The applicable Consumer Documents for BG Pirate’s Lodge Condominium.

j.	Any and all such other documents and records as may be existing in any recording office of an applicable jurisdiction relating to BG Pirate’s Lodge Condominium.

GRANDE VILLAS AT WORLD GOLF VILLAGE CONDOMINIUM

a.	Master Declaration of Covenants, Conditions, and Restrictions, recorded September 3, 1998, in the Official Records of St. John’s County Book 1345, Page 1586

b.	Declaration of Covenants, Conditions, and Restrictions for St. Johns—Northwest Master, recorded in the Official Records of St. John’s County Book 1185, Page 0598.

c.	Articles of Incorporation of St. Johns Northwest Master Association, Inc.

d.	Bylaws of St. Johns Northwest Master Association, Inc.

e.	Declaration of Covenants and Restrictions for St Johns—Northwest Commercial recorded in the Official Records of St. John’s County Book 1185, Page 0649.

f.	Articles of Incorporation of St. Johns Northwest Commercial Property Owners Association.

g.	Bylaws of St. Johns Northwest Commercial Property Owners Association.

h.

Declaration of Condominium for Grande Villas at World Golf Village Condominium a Bluegreen Vacation Club Resort recorded January 22, 2004, in the Official Records of St. John’s County Book 2126, Page 1051, with amendments of record in Book 2964, Page 1900.

i.	Articles of Incorporation of Grand Villas at World Golf Village Condominium Association, Inc.

j.	Bylaws of Grande Villas at World Golf Village Condominium Association, Inc.

k.	Rules and Regulations for Grande Villas at World Golf Village Condominium.

l.	That certain Management Agreement dated October 27, 2003, by and between Grande Villas at World Golf Village Condominium Association, Inc. and Bluegreen Resorts Management, Inc.

m.	Grande Villas at World Golf Village Condominium A Bluegreen Vacation Club Resort Public Offering Statement (Florida).

n.	Bluegreen Vacation Club MULTI-SITE Public Offering Statement and any and all additional documents referenced therein with respect to Grande Villas at World Golf Village Condominium.

o.	The applicable Consumer Documents for Grande Villas at World Golf Village Condominium.

p.	Any and all such other documents and records as may be existing in any recording office of an applicable jurisdiction relating to Grande Villas at World Golf Village Condominium.

BG Patrick Henry Square Vacation Ownership Program

                   To Be Provided Post-Closing

Schedule 13.3

Insurance

See insurance coverage, with respect to amount and scope, as set forth in the following:

1.

Such coverages as set forth in the Evidence of Commercial Property Insurance certificate (ACORD 28), dated August 07, 2008, with Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida, 33431, as the Named Insured, and Liberty Bank, Its Successors and or Assigns, 291 Main St., Middleton, Connecticut, 06457, as Loss Payee (Certificate No: 570030033613), as such may be modified from time to time in accordance with applicable Legal Requirements.

2.

Such coverages as set forth in the Certificate of Liability Insurance (ACORD 25), dated August 15, 2008, with Bluegreen Corporation, 4960 Conference Way North, Boca Raton, Florida, 33431, as the Insured, and Liberty Bank, Its Successors and or Assigns, 291 Main Street, Middleton, Connecticut, 06457, as Certificate Holder, as such may be modified from time to time in accordance with applicable Legal Requirements.

Schedule 14.4

Affiliate Transactions

NOT APPLICABLE

EXHIBIT A

Forms of Consumer Documents

See attached.

EXHIBIT B

Form of Request for Receivables Loan Advance

REQUEST FOR RECEIVABLES LOAN ADVANCE

____________, 20 ___

Liberty Bank
315 Main Street
Middletown, CT 06457

Re:	Receivables Loan Agreement dated as of August 27, 2008 between Bluegreen Corporation and Liberty Bank

Gentlemen:

                    This is to request an advance under the Receivables Loan pursuant to the above-referenced Receivables Loan Agreement (as it may from time to time be amended, modified or restated the “Loan Agreement”), in an amount equal to $_____, which is ninety percent (90%) of the current unpaid principal balances of such of the Timeshare Loans described in Schedule “A” attached hereto which are Qualified Timeshare Loans. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in the Loan Agreement.

                    Enclosed or previously delivered to you, or on your behalf at your direction, with respect to each such Timeshare Loan are true and correct copies or originals as indicated of:

(a)	Credit Application (copy);

(b)	Evidence of FICO Score (copy);

(c)	Purchase Agreement (copy);

(d)	Deed (copy);

(e)	Mortgage (copy);

(f)	Note (original duly endorsed to your order with recourse);

(g)	Disclosure Statement (copy);

(h)	Owner Confirmation Interview (Acknowledge of Representations) (copy);

(i)	Receipt for Timeshare Documents (copy);

(j)	Service Disclosure Statement (copy);

(k)	Settlement Statement (HUD-1) (copy);

(l)	Good Faith Estimate of Settlement Charges (copy); and

(m)	Certificate of Purchase of Owner Beneficiary Rights (copy).

                    Borrower hereby certifies as of the date hereof that:

(a)	All the representations and warranties set forth in the Loan Agreement are true as of the date hereof (or to the extent relating to an earlier period of time, as of such earlier time period);

(b)	Borrower is in compliance with each and every one of its covenants, agreements and obligations under the Loan Agreement and the other Loan Documents;

(c)	There is no Event of Default or Incipient Default with respect to any Obligation of the Borrower under the Loan Agreement;

(d)	Each of the Timeshare Loans described in Schedule “A” is a Qualified Timeshare Loan;

(e)	Borrower has in its possession a complete Loan File in electronic format for all Timeshare Loans described in Schedule “A”;

(f)	Borrower is entitled to the requested Advance pursuant to the Loan Agreement;

(g)

Borrower is the owner of the Timeshare Loans (and the Notes and Mortgages related thereto) listed on Schedule “A”, free of all liens, encumbrances and claims of third parties whatsoever, except for Permitted Encumbrances, and has full right and lawful authority to collaterally assign the same to Liberty Bank;

(h)

In allocating which Timeshare Loans to assign to Lender in connection with the requested Advance, Borrower has not adversely selected to allocate to Lender otherwise Qualified Timeshare Loans based on Project location, in a proportion materially different from Borrower’s other lenders;

(i)

The original principal amounts and outstanding principal balances of the Timeshare Loans shown on Schedule “A” hereto, are in all cases true and correct and no payment on account of any of the Notes is more than thirty (30) days past due;

(j)

The aggregate of all Fifteen Year Timeshare Loans do not comprise more than 10% of the outstanding principal balance of all of the Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans (including the Timeshare Loans described on Schedule “A”) and against which Liberty Bank has made or is making Advances;

(k)	The aggregate of all Non-Resident Timeshare Loans do not comprise more than 10% of the outstanding principal balance of all

2

of the Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans (including the Timeshare Loans described on Schedule “A”) and against which Liberty Bank has made or is making Advances, and payment of each Non-Resident Timeshare Loan is and shall be made by a Purchaser under an “auto pay” program via a credit card, Pre-Authorized Checking or ACH payment;

(l)

The aggregate of all Less Than 600 FICO Score Timeshare Loans and No-FICO Score Timeshare Loans do not comprise more than 25% of the outstanding principal balance of all of the Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans (including the Timeshare Loans described on Schedule “A”) and against which Liberty Bank has made or is making Advances;

(m)

The aggregate of all No-FICO Score Timeshare Loans do not comprise more than 5% of the outstanding principal balance of all of the Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans (including the Timeshare Loans described on Schedule “A”) and against which Liberty Bank has made or is making Advances;

(n)

The aggregate of all Non-Primary Project Timeshare Loans do not comprise more than 15% of the outstanding principal balance of all of the Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans (including the Timeshare Loans described on Schedule “A”) and against which Liberty Bank has made or is making Advances;

(o)

The minimum weighted average FICO score of all Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans (including the Timeshare Loans described on Schedule “A” and excluding No-FICO Score Timeshare Loans) shall be at least 650;

(p)

The weighted average interest rate for all of the Qualified Timeshare Loans included in the Liberty Portfolio Timeshare Loans (including the Timeshare Loans described on Schedule “A”) is greater than or equal to 12% per annum; and

(q)

All regulatory approvals necessary for the ownership and operation of the Projects as timeshare projects, for the sale and financing of the Timeshare Interests and for all other matters related to the ownership and operation of the Projects and the transactions contemplated under the Loan Documents have been obtained.

3

Very truly yours,

BLUEGREEN CORPORATION

By:

Name/Title:

Attach: Schedule “A”

4

EXHIBIT C

Form of Assignment

[CONFORM AND/OR MODIFY AS TO EACH STATE’S REQUIREMENTS
INCLUDING, WITHOUT LIMITATION, REQUIREMENTS FOR RECORDING]

COLLATERAL ASSIGNMENT OF LOAN DOCUMENTS
(Timeshare Interests)

          FOR VALUABLE CONSIDERATION, intending to be legally bound hereby, BLUEGREEN CORPORATION, a Massachusetts corporation (“Borrower”), hereby collaterally assigns and transfers to LIBERTY BANK, a Connecticut nonstock mutual savings bank, having an office at 315 Main Street, Middletown, CT 06457 (“Lender”) all of Borrower’s interest in, to and under those Mortgages described on Exhibit “A” attached hereto, recorded or to be recorded in the applicable county as referenced in Exhibit “A” attached hereto, together with the Notes secured by such Mortgages, all other documents executed and delivered in connection with such Mortgages and Notes, including the other Consumer Documents, as such terms are defined in that certain Receivables Loan Agreement dated as of August 27, 2008, between Borrower and Lender, as it may from time to time be amended, modified or restated (the “Receivables Loan Agreement”), all monies due and to become due on account of such Mortgages, Notes, Consumer Documents and other documents, and all rights accrued or to accrue under such Mortgages, Notes, Consumer Documents and other documents.

          This collateral assignment has been made and delivered pursuant to the provisions of the Receivables Loan Agreement and secures the payment of:

                    1.       All amounts at any time owing by Borrower to Lender on account of the promissory note of the Borrower payable to the order of Lender, dated as of _______________, 2008 in the face amount of Seventy-Five Million Dollars ($75,000,000) and delivered to Lender pursuant to the Receivables Loan Agreement and all amendments, modifications, increases and reductions thereof and any replacement or substitute notes issued therefor;

                    2.      All amounts at any time owing by Borrower to Lender under any provisions of the Receivables Loan Agreement or any documents collateral thereto and all Obligations (as defined under the Receivables Loan Agreement); and

3. All costs of collecting said amounts, including reasonable attorneys’ fees.

          Borrower does hereby agree to warrant and forever defend the title to such Mortgages, Notes and other Consumer Documents unto Lender, its successors and assigns against any claims of any person whatsoever.

          Borrower represents and warrants to Lender, its successors and assigns that such Notes, Mortgages and other Consumer Documents are collaterally assigned hereunder, free and clear of any lien, claim or encumbrances of any nature, subject to any Permitted Encumbrances (as defined in the Receivables Loan Agreement).

          IN WITNESS WHEREOF, Borrower has executed this Assignment, effective as of ______________________, 20____.

BLUEGREEN CORPORATION

By:

Name/Title:

EXHIBIT “A”

          All of the Mortgages listed on this Schedule involve the finance of the purchase of Timeshare Interests in Units at the below listed Projects:

Loan #	Purchaser	Project Name	Timeshare Interval Number	State of Project	County of Project	Original Principal Amount of Note Secured by Mortgage	Date of Mortgage	Recording Information

EXHIBIT D

Form of Notice to Purchaser

[TO BE PLACED ON BORROWER’S LETTERHEAD]

NOTICE OF ASSIGNMENT

          This is to notify you that the purchase money loan which you obtained from Bluegreen Corporation (the “Timeshare Loan”) in connection with your credit purchase of a timeshare interest in the Bluegreen Vacation Club has been assigned to Liberty Bank, 291 Main Street, Middletown, Connecticut 06457.

          Bluegreen Corporation will continue to service your Timeshare Loan and all terms and conditions of your loan will remain the same.

          If you are currently paying your Timeshare Loan by check, your permanent payment coupons will arrive under separate cover within the next few weeks. You are directed to make all payments on account of the Timeshare Loan directly to Bluegreen Corporation and mail to: Bluegreen Corporation/Liberty Bank, P.O. Box 415355, Boston, Massachusetts 02241-5355.

          If you are currently paying your loan by automated draft, Bluegreen Corporation will continue to automatically debit by means of electronic transfer.

          A copy of this Notice shall have the same force and effect as an original signed on our behalf.

Very truly yours,

Bluegreen Corporation
Customer Service Department
1-800-456-2582

EXHIBIT E

Form of Title Insurance Policy with Endorsements for Primary Projects

See attached.

EXHIBIT F

Form of Confirmation of Recording

[Print on Letterhead of Agent for Title Company]

______________ ______, 20___

Liberty Bank
291 Main Street
Middletown, CT 06457
Attention: Donald S. Peruta, Vice President

Re:	Receivables Loan Agreement dated as of August 27, 2008, by and between Bluegreen Corporation and Liberty Bank (the “Loan Agreement”)

Ladies and Gentlemen:

                    As agent on behalf of __________________________ (the “Title Company”), I am enclosing a copy of the Collateral Assignment of Loan Documents (the “Assignment”) by Bluegreen Corporation (“Borrower”) to Liberty Bank, covering Timeshare Interests at the project known as ___________________, in precisely the form recorded today in the Official Public Records for the County of ______________, State of _____________.

                    On behalf of the Title Company, I confirm that at the time of the recording of the Assignment, (a) each of the [deeds of trust/mortgages] described on Schedule A attached hereto was of record a first [deed of trust/mortgage], prior in lien to all other monetary liens and encumbrances whatsoever, other than the exceptions as set forth in the applicable title insurance policy; (b) ownership of the Timeshare Interests described in Schedule A was vested in the purchasers described on Schedule A pursuant to a properly recorded deed; (c) the applicable purchaser had duly executed the [deed of trust/mortgage] related to the Timeshare Interest owned by such purchaser; (d) Borrower was of record the owner and beneficiary of each of the [deeds of trust/mortgages] described in Schedule A attached hereto and the notes secured by such [deeds of trust/mortgages] free of all liens, encumbrances and claims of third parties whatsoever, other than other than the exceptions as set forth in the applicable title insurance policy; and (e) all recording fees for such deeds, deeds of trust and the Assignment has been paid in full.

                    On behalf of the Title Company, I agree to send to you copies of the recording officer’s receipts for the recording fees for the Assignment within ten (10) business days after the date of this letter.

                    On behalf of the Title Company, I agree to send to you the original Assignment promptly upon them becoming available from the recording office, but no later than one hundred twenty (120) days after the date of this letter. On behalf of the Title Company, I commit to issuing and forwarding to you within the earlier to occur of (a) ninety (90) days after the date of this letter or (b) prior to the expiration of the title insurance commitment in connection therewith, if applicable, the original title insurance policy insuring the assigned [deeds of trust/mortgages] described on Schedule A in favor of Lender.

Very truly yours,

By:

Name/Title:

Attach: Schedule A

EXHIBIT G

Form of Request for Supplementary Advance

REQUEST FOR SUPPLEMENTARY ADVANCE

____________, 200__

Liberty Bank
315 Main Street
Middletown, CT 06457

Re:	Receivables Loan Agreement dated as of August 27, 2008, between Bluegreen Corporation and Liberty Bank

Ladies and Gentlemen:

          This is to request a Supplementary Advance under the Receivables Loan pursuant to the above-referenced Receivables Loan Agreement (as it may from time to time be amended, modified or restated the “Loan Agreement”), in an amount equal to $________, which amount is equal to the amount by which (a) ninety percent (90%) of the then unpaid principal balance of all Qualified Timeshare Loans currently in the Liberty Portfolio Timeshare Loans exceeds (b) the unpaid principal balance of the Receivables Loan. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in the Loan Agreement. Attached hereto is Borrower’s calculation of such availability.

          Borrower certifies that:

(a)	All the representations and warranties set forth in the Loan Agreement are true as of the date hereof (or the extent relating to an earlier time, as of such earlier time period);

(b)

Borrower is in compliance with each and every one of its covenants, agreements and obligations under the Loan Agreement and the other Loan Documents, including, without limitation, Sections 2.2(e) and 2.13 thereof;

(c)	There is no Event of Default or Incipient Default with respect to any obligation of the Borrower under the Loan Agreement;

(d)	Borrower is entitled to the requested Supplementary Advance pursuant to the Loan Agreement;

_____________________________
Liberty Bank
________, 200___
Page 2

(e)

All regulatory approvals necessary for the ownership and operation of the Projects as timeshare projects, for the sale and financing of the Timeshare Interests and for all other matters related to the ownership and operation of the Projects and the transactions contemplated under the Loan Documents have been obtained and are in full force and effect.

Very truly yours,

BLUEGREEN CORPORATION

By:

Name/Title:

Attach: Borrower’s calculation of availability

EXHIBIT H

Form of Compliance Certificate

Testing Date: ___________________

COMPLIANCE CERTIFICATE

          In accordance with Section 16.6 of the Receivables Loan Agreement dated as of August 27, 2008 by and between Bluegreen Corporation (“Borrower”) and Liberty Bank (“Lender”) (as it may be amended, modified, supplemented or restated, the “Loan Agreement”), the undersigned hereby certifies to Lender that as of the Testing Date described above:

1.	The undersigned is the Chief Financial Officer of Borrower.

2.	Borrower has observed, performed and complied with each and every undertaking contained in the Loan Agreement and the Loan Documents.

3.	The calculation of Borrower’s compliance with the financial covenants in Section 15 of the Loan Agreement is set forth on Exhibit A attached hereto.

4.	There does not exist any Incipient Default or Event of Default.

          Capitalized terms shall have the meanings set forth therefor in the Loan Agreement. The certifications in this Compliance Certificate are made by the undersigned, in his/her capacity as the Chief Financial Officer of Borrower, from the undersigned’s own personal knowledge, after due inquiry and with full knowledge that Lender will rely upon this Compliance Certificate. The undersigned has executed and delivered this Compliance Certificate as an inducement for Lender to continue to extend credit facilities to the Borrower pursuant to the Loan Agreement.

BLUEGREEN CORPORATION

By:

Name/Title:

Dated: ______________________________________

EXHIBIT I

Form of Notice of Extension of Receivables Loan Advance Period

[TO BE PRINTED ON LIBERTY BANK’S LETTERHEAD]

_________________, 20___

Via Telecopier
Bluegreen Corporation
4960 Conference Way North, Suite 100
Boca Raton, Florida 33431
Attn: Anthony M. Puleo
Telecopier No.: (561) 912-8123

Re: Receivables Loan Agreement dated August 27, 2008 by and between Bluegreen Corporation and Liberty Bank (the “Loan Agreement”)

Ladies and Gentlemen:

          This letter, being sent pursuant to Section 2.12 of the Loan Agreement, is to notify you that the Receivables Loan Advance Period (as defined in the Loan Agreement) shall be extended for an additional twelve (12) month period and shall now end on August 27, 20[11 or 12]. Pursuant to Section 5.4 of the Loan Agreement, the Receivables Loan Maturity Date (as defined in the Loan Agreement) shall also be extended for an additional twelve (12) month period and shall now be August ______, 20[15 or 16]. Such extensions to the Receivables Loan Advance Period and Receivables Loan Maturity Date shall be deemed effective as of ____________, 20_____.

Very truly yours,

LIBERTY BANK

By:

Name/Title:

EXHIBIT J

Form of Monthly Report

See attached.

APRIL 1, 2008

Name

Address

RE: COLLECTION PERIOD MARCH 1, 2008 THRU MARCH 31, 2008

Dear __________:

The following servicer report has been prepared pursuant to the Servicing Agreement, dated __________, by and between Bluegreen Corporation and Liberty Bank for the month ended MARCH 31, 2008.

		# of Accts	Principal Balance

I.	Reconciliation Summary

	Beginning Balance	0	$0.00
	Plus: Total Debits	0	$0.00
	Less: Total Principal Credits	0	$0.00
	Ending Balance	0	$0.00
	Less: Ineligible Receivables	0	$0.00
	Eligible Receivables	0	$0.00

II.	Collateral Additions
	New Collateral Advances	0	$0.00
	Substitutions	0	$0.00
	Total Debits	0	$0.00

III.	Collateral Activity
	Principal	0	$0.00
	Interest		$0.00
	Late Charges		$0.00
	Servicing Fees		$0.00
	Other Cash - Misc Adj.		$0.00
	Total Cash	0	$0.00
	Non Cash Principal Adjustments	0	$0.00
	Upgrades Removed	0	$0.00
	Defaults Removed	0	$0.00
	Cancellations Removed	0	$0.00
	Other Contracts Removed	0	$0.00
	Total Credits	0	$0.00

IV.	Receivables Aging Summary
	00-30	0	$0.00
	31-59	0	$0.00
	60-89	0	$0.00
	90+	0	$0.00
	Total	0	$0.00

Page 2	APRIL 1, 2008

SERVICER REPORT FOR MONTH ENDING MARCH 31, 2008

(A)	Trial Balance

See Report SR410UR-02 (Monthly Trial Balance) for a listing of pledged receivables.

(B)	Collections

See Report SR410UR-03 (Cutoff Transaction Journal) for a listing of cash receipts collected/posted.

(C)	Fundings

See Report SR410UR-08 (Loans Added) for a listing of pledged receivables transferred in.

(D)	Paid in Full - Cancellation - Equity Trade - Default

See Exhibit A (Loans Removed) for a listing of pledged receivables paid in full and/or transferred out of portfolio.

(E)	Prepayments

See Report SR410UR-05 (Monthly Advance Report) for a listing of pledged receivables that are prepaid.

(F)	Past Due Information

See (Month End Delinquency Report) for a listing of pledged receivables that are past due.

If you have any questions or require additional information, please do not hesitate to contact me at ______________________

Sincerely,

BLUEGREEN CORPORATION

Investor Reporting

cc:

EXHIBIT K

List of Title Companies

	Title Company	Jurisdiction(s) Covered

1.	Resort Title Agency, Inc.	Florida, Louisiana, Michigan, Missouri, New Jersey, Virginia, Wisconsin

2.	McGee & Oxford	Georgia

3.	Chicago Title Insurance Company	Hawaii

4.	First American Title of Madison County, LLC	Montana

5.	First American Title Insurance, National Timeshare Division	Alabama, Nevada

6.	Aldredge Law Firm	North Carolina, Rutherford County

7.	Investors Title Insurance Company	North Carolina, Craven County

8.	First American Title of Quakertown	Pennsylvania

9.	Surfside Title, Inc.	South Carolina, Horry County

10.	Colonial Coast Title Agency, Inc.	South Carolina, Charleston County

11.	Wilson & Bratt, P.A.	South Carolina, Beaufort County

12.	Tennessee Valley Title Insurance	Tennessee

13.	Louisa Title	Virginia

EXHIBIT L

Form of Servicing Agreement with Concord Servicing Corporation

See attached.

PROPRIETARY NOTICE

The information contained in this documentation is subject to the confidentiality provisions set forth in Paragraph 17 herein and may only be published, reproduced, copied, or disclosed in accordance with the terms of Paragraph 17 herein.

SERVICING AGREEMENT

          This SERVICING AGREEMENT (“Agreement”) is made effective as of ______________, 200_, by and among LIBERTY BANK, a Connecticut non-stock mutual savings bank (“Lender”), CONCORD SERVICING CORPORATION, an Arizona corporation (“Servicing Agent”), and _________________, a _________________ (“Borrower”).

          WHEREAS, Lender and Borrower have entered into a _______________ Agreement, dated ___________________, (as it may from time to time be amended, the “Loan Agreement”), pursuant to which Borrower will, from time to time, assign to Lender as collateral for the obligations of Borrower to Lender under the Loan Agreement, timeshare loans and all payments due thereunder (the “Assigned Accounts”) which now exist or may hereafter arise from purchase money financing extended by Borrower to purchasers of timeshare interests in the timeshare project known as __________________.

          WHEREAS, Lender and Borrower desire that Servicing Agent perform, and Servicing Agent is willing to perform, the services identified below with respect to the Assigned Accounts, all upon the terms and conditions set forth below.

          WHEREAS, The parties hereto desire to enter into this Agreement for the purpose of setting forth their final and complete understanding with respect to the services to be performed by Servicing Agent in connection with the Assigned Accounts.

                    NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                    1.          Servicing Agent’s Duties. Servicing Agent will act with respect to the Assigned Accounts as the exclusive servicing agent on behalf of Borrower and Lender and will perform the setup, billing, processing, and reporting services described in this Agreement and in Exhibit A attached hereto and made a part hereof, including the following duties:

                                 1.1          Servicing Agent will notify JPMorgan Chase Bank, N.A. (“Lockbox Agent”) of all Assigned Accounts on a regular basis and in a timely fashion.

                                 1.2          The Assigned Accounts shall consist of those timeshare loans which are identified in writing by Lender and Borrower to Servicing Agent and assigned one or more unique lender code designations on Servicing Agent’s loan servicing system (“Lender Code(s)”). From time to time, the portfolios of timeshare loans comprising the Assigned Accounts may be amended in writing by Lender and Borrower by the addition of certain timeshare loans to, or the deletion of certain timeshare loans from, the portfolio of Assigned Accounts. The portfolios of Assigned Accounts are set forth on the attached Schedule A by Developer/Lender Code designated on Servicing Agent’s loan servicing system, by Lockbox Account(s) (defined in Paragraph 4 hereof) numbers and by the account holder of each Lockbox Account(s).

                                 1.3          Servicing Agent will confirm to Lender in writing, as requested by Lender, which accounts constitute Assigned Accounts, and will inform Lender and Borrower of the Lender

AGRMT O – TRIPARTY LIBERTY MASTER CSC merch accts 30Apr2008	2

Code(s) designated on Servicing Agent’s loan servicing system for each segregated pool of Assigned Accounts.

                              1.4          Lender may request Servicing Agent to designate separate and distinct Lender Codes for segregated portfolios of Assigned Accounts, in which event Servicing Agent will provide accounting information and reports to Lender and Borrower separately for each such segregated portfolio of Assigned Accounts.

                              1.5          Servicing Agent will enter all Assigned Accounts on the Servicing Agent’s billing system in a timely fashion. All loan debtors with respect to the Assigned Accounts (“Obligors”) have been or will be directed to remit all payments to the lockbox established by JPMorgan Chase Bank, N.A. (“Lockbox Agent”) pursuant to a Lockbox Agreement among Borrower, Lender, Lockbox Agent, and Servicing Agent for deposit into the Lockbox Account(s)

                              1.6          Servicing Agent will coordinate payment debits by Lockbox Agent on a monthly basis via pre-authorized electronic debit on each Assigned Account so authorized, with such payments to be deposited directly into the Lockbox Account(s).

                              1.7          Servicing Agent will promptly upon receipt by and notice from Lockbox Agent, post to the Assigned Accounts records all amounts (“Payments”) of any kind (including, without limitation, pre-authorized electronic credits) received on Assigned Accounts, including, without limitation, principal, interest, late charge, and pre-payment.

                              1.8          Servicing Agent will use reasonable efforts to maintain complete and accurate records of all Payments and their application to Assigned Accounts.

                              1.9          Servicing Agent will permit Lender, at the Borrower’s cost, to review and audit the records maintained by Servicing Agent with respect to the Assigned Accounts and the Payments thereon upon reasonable notice to Servicing Agent and during Servicing Agent’s regular business hours.

                              1.10        With respect to each Assigned Account, Servicing Agent will send or has sent a welcome letter or servicing disclosure statement (in compliance with applicable law) and a monthly billing statement or annual coupon book to each such Assigned Account’s Obligor not authorized for payment via pre-authorized electronic debit.

                              1.11        Servicing Agent will not represent to any person that Servicing Agent owns any portion of the Assigned Accounts.

                              1.12        Servicing Agent will keep Obligors informed of the proper place and method for making payments with respect to the Assigned Accounts.

                              1.13        Servicing Agent will report tax information to Obligors as required by law.

                              1.14        Servicing Agent will take such other action as may be necessary or appropriate in the discretion of the Servicing Agent for the purpose of collecting and transferring to

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the Lockbox Account (as hereinafter defined) all payments received in respect of Assigned Accounts (except as otherwise expressly provided herein), and to carry out the duties and obligations imposed upon the Servicing Agent pursuant to the terms of this Agreement, provided, however, that the Servicing Agent may, in its discretion, waive any late fees in connection with delinquent payments on an Assigned Account.

                              1.15        Servicing Agent will perform standard accounting services and general record keeping services with respect to the Assigned Accounts.

                    2.       Borrower’s Duties. Borrower will perform the following duties:

                              2.1          Deliver or cause to be delivered to Servicing Agent copies of the loan documents with respect to each Assigned Account now existing or hereafter arising.

                              2.2          Promptly identify for Servicing Agent all Assigned Accounts.

                              2.3          Verify the accuracy and completeness of the documentation on all Assigned Accounts and the files submitted to Servicing Agent, including authorizations for pre-authorized electronic debits.

                              2.4          Endorse and forward to Servicing Agent for subsequent delivery to the Lockbox Agent for deposit any and all Payments received directly from all Obligors to be processed through the Lockbox.

                              2.5          Promptly report to Lender and Servicing Agent the identity of those Assigned Accounts whose assignment and/or collateral status has changed.

                              2.6          Forward to Servicing Agent all address changes, billing inquiries, correspondence, and legal notices received concerning any Assigned Account.

                              2.7          Promptly notify Lender and Servicing Agent of any cancellation, assumption, quit claim, foreclosure, deed in lieu of foreclosure, or settlement with respect to any Assigned Account.

                              2.8          Submit to the Servicing Agent in a timely manner each of the Assigned Accounts, including supporting documentation, current balance, and date of next payment, in order to enable the Servicing Agent to arrange for the periodic billing of the Assigned Accounts.

                    3.      Representations of Borrower. As a condition to Servicing Agent’s performance of delinquency collections services, Borrower warrants, represents and covenants that (i) the Obligors under the installment sales agreements/promissory notes serviced by Servicing Agent pursuant to this Agreement (the “Obligor Debt Instruments”) have an unconditional obligation and are personally liable for the payment of all amounts due under the Obligor Debt Instruments, and (ii) under the Obligor Debt Instruments, Borrower has full recourse against such Obligors for failure to make payment of such amounts and has the right to enforce, or attempt to enforce such obligations through nonjudicial collection efforts or through applicable legal or equitable proceedings. Upon request of Servicing Agent,

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Borrower will provide Servicing Agent with one or more sample sets of consumer documents representative of the Obligor Debt Instruments serviced or to be serviced by Servicing Agent under this Agreement.

                    4.          Assigned Account Payments. Lender, with the cooperation of Servicing Agent, shall open and maintain one or more segregated bank accounts (the “Lockbox Account(s)”) in the name of Lender, and all funds deposited therein shall be the property of Lender. Servicing Agent shall designate the appropriate Lockbox Account(s) number on payment coupons and other forms of payment received by the Lockbox Agent in respect of the Assigned Accounts, or through electronic transmission instruct the Lockbox Agent as to the appropriate Lockbox Account(s) into which proceeds from payments in respect of the Assigned Accounts are to be deposited, and direct Lockbox Agent to deposit into the appropriate Lockbox Account(s) all payments received by Lockbox Agent in respect of the Assigned Accounts. Servicing Agent shall notify Lender of such Lender Code designations for the Assigned Accounts. Lender may request Servicing Agent to designate separate and distinct Lender Codes to segregated portfolios of Assigned Accounts, in which event Servicing Agent will provide accounting information and reports to Lender separately for each such segregated portfolio of Assigned Accounts. Neither Servicing Agent nor Borrower shall have the right to change, close, or revise the Lockbox Account(s) or the Lockbox Account(s) number or the Lender Code(s) except with the written consent of Lender, which consent may be withheld, limited, or qualified in their sole and absolute discretion. Any payments received by the Servicing Agent or the Borrower directly or indirectly, including, without limitation, through credit card remittances, direct deposits, wire-transfers or automatic debits, shall be held in trust for Lender, subject to the continuing security interest granted to Lender in the Loan Agreement, and each of them shall use best efforts to deposit such payments in the Lockbox Account(s) no later than two (2) business days following receipt thereof. Servicing Agent shall be the exclusive agent for Lender with respect to holding or causing to be deposited any Payments from Obligors to the Lockbox Account(s). The term “business day” means any day other than a Saturday, Sunday, or a national, state, or local holiday.

                    5.          Remittance of Funds to Lockbox Account(s). If, despite directions to Obligors to make all Payments on Assigned Accounts to the Lockbox Account(s), Servicing Agent or Borrower receives any such Payments, then Servicing Agent or Borrower, as the case may be, shall receive all such payments in trust for the sole and exclusive benefit of Lender and shall, not later than the business day following the date of receipt by the Servicing Agent or Borrower of any payment by or on behalf of an Obligor with respect to an Assigned Account, deliver to Lockbox Agent all such Payments in the form received as and when received. Servicing Agent is authorized by Borrower to endorse, without recourse to Lender, in the name of Borrower all instruments of payment. If, after a returned instrument of payment is redeposited, it is returned again, Servicing Agent shall forward such instrument of payment to Borrower, or, if requested by Lender in writing, to Lender, and Servicing Agent shall have no further obligation for the collection of such instrument of payment. Postdated checks will be held and forwarded by Servicing Agent to the Lockbox Account in accordance with Servicing Agent’s standard procedures.

                    6.          The Servicer Report. Within the first ten days of each month (or if such day is not a business day, the business day immediately following such ten days) (the “Report Date”), Servicing Agent, as provided in Exhibit A, shall deliver to the Borrower and Lender all the information and reports required to be provided pursuant to Exhibit A (the “Servicer Report”). The Servicer

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Report shall be completed with the information specified therein as of the last day of the immediately preceding month and shall contain such other information as may be reasonably requested by the Borrower or Lender in writing at least three (3) business days prior to such Report Date and for a fee for such other information as set forth in Exhibit B attached hereto. In addition, upon request of Lender, Servicing Agent shall deliver to Lender at the address to which notices are to be sent to Lender, pursuant to subparagraph 20.4, a current list of the names, addresses and phone numbers of each of the obligors of the Assigned Accounts.

                    7.          Modifications. Notwithstanding anything to the contrary in this Agreement (except for the waiver of late fees provided for in subparagraph 1.14 hereof), the Servicing Agent shall not modify, waive, or amend the terms of any Assigned Account or permit the same to be assumed except as authorized in advance in writing by Borrower and by Lender.

                    8.          Records. Servicing Agent shall maintain all data (including, without limitation, computerized tapes or disks) relating directly to or maintained in connection with its duties in servicing of the Assigned Accounts (which data and records shall be clearly segregated to reflect that the Assigned Accounts have been pledged to and constitute collateral of the Lender) at the address of the Servicing Agent set forth in subparagraph 20.4 hereof or upon fifteen (15) days’ notice to the Lender and the Borrower, at such other place where the servicing activity of the Servicing Agent is located, and shall give the Lender and the Borrower or their authorized agents access to all such information at all reasonable times, upon seventy-two (72) hours’ written notice.

                    9.          Standard of Care/Performance of Services. Servicing Agent agrees to perform the services to be furnished by it under this Agreement in a commercially reasonable manner, and shall exercise that same degree of care it exercises on behalf of other borrowers with respect to the administration and servicing of similar loans and notes. Servicing Agent shall not be deemed in breach of this Agreement if its failure to perform is the result of acts of God, war, civil commotion, governmental action, fire, explosion, strikes, other industrial disturbances, action, non-action, or other matters beyond Servicing Agent’s reasonable control if in such case Servicing Agent follows commercially reasonable practice to (i) avoid such failure and (ii) after any such failure, provides notice thereof to Borrower and Lender and responds to such situation in a commercially reasonable manner. Servicing Agent shall not be liable for any acts of commission or omission in connection with this Agreement, except for Servicing Agent’s gross negligence or willful misconduct. Notwithstanding anything herein contained to the contrary, Servicing Agent shall not be liable for consequential, incidental, special or punitive damages arising in connection with the performance of its duties hereunder.

                    10.        Compliance with Law. Servicing Agent agrees that it will use its best efforts at all times, in the course of performing services hereunder, to be in material compliance with all applicable laws and regulations promulgated by any federal, state, or local governmental entity which are applicable to the services performed by Servicing Agent hereunder. Servicing Agent shall not be requested or required to perform any service which shall be contrary to applicable laws and regulations.

                    11.        Conflicting Demands. If conflicting demands are made or notice served upon Servicing Agent by a third party, or if legal action is taken in connection with this Agreement,

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Servicing Agent shall not be required to make any determination or take any action but may stop all further proceedings in conjunction with the disputed matter without liability therefor after providing notice thereof to Borrower and Lender; or, at Servicing Agent’s option, may file suit in interpleader or for declaratory relief. The Borrower shall indemnify and hold Servicing Agent harmless from all costs, damages, and reasonable legal fees expended or incurred by it in conjunction with any such matter. Further, Servicing Agent shall not have liability to Borrower or to Lender if Servicing Agent acts in good faith in accordance with an order entered by a court of competent jurisdiction or other competent authority. Notwithstanding anything herein or elsewhere to the contrary, in the event of any conflicting demands upon the Servicing Agent by Borrower and Lender, Servicing Agent is hereby authorized and directed to follow the demands of Lender.

                    12.          Indemnity.

                                   12.1          The Borrower will indemnify and hold the Servicing Agent and Lender (each an “Indemnitee”) harmless and defend for, from, and against any and all claims, liabilities, fees, losses, costs, and damages incurred in connection with this Agreement, unless such liabilities, fees, losses, costs, and expenses shall arise from the Indemnitee’s gross negligence or willful misconduct in the performance of its duties hereunder.

                                   12.2          In the event the Servicing Agent intervenes in or becomes a party or is made a party to any action or proceeding arising in connection with this Agreement in order to protect its rights, the Servicing Agent may at its option rely on the Borrower to defend it or at any time may retain its own legal counsel. Other than in connection with a legal proceeding instituted by the Borrower against the Servicing Agent and Lender, in the event the Servicing Agent retains its own legal counsel, the Borrower shall pay the reasonable fees of the Servicing Agent’s legal counsel therein and any other reasonable costs incurred in such proceeding.

                                   12.3          Borrower agrees to indemnify, hold harmless and defend Servicing Agent from and against all claims, charges, liabilities, fees (including without limitation, discount and service fees for credit card processing), losses, costs, expenses, and any items, including, without limitation, any automated clearinghouse transactions or other electronic funds transfers (collectively, “Electronic Funds Payments”) and credit card transactions which are returned or charged back for any reason and adjustment associated with, arising from, or related to the maintenance by Servicing Agent of any merchant account or demand deposit bank account used in whole or in part by Servicing Agent to receive and process Electronic Funds Payments or credit card payments from Obligors whose accounts are being serviced by Servicing Agent under this Agreement (collectively “credit Card and EFT Chargebacks”). Borrower and Lender agree and acknowledge that Servicing Agent shall have no obligation to process credit card payments from Obligors utilizing Servicing Agent’s merchant account unless Servicing Agent agrees in writing to do so.

                                   12.4          To the extent Electronic Funds Payments and/or credit card payments have been credited to the Lockbox Account(s) or any new, additional or substitute bank accounts for the benefit of Lender, notwithstanding anything to the contrary elsewhere contained in this Agreement, Lender acknowledges the right of Servicing Agent and/or the merchant account processor (“Credit Card Processor”) to debit or withhold funds otherwise to be credited to the Lockbox Account(s) from time to time for any Credit Card and EFT Chargebacks attributable to such Electronic

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Funds Payments and credit card payments. To the extent there are insufficient funds in the Lockbox Account(s) at any time (including any Lockbox Account(s) that have been closed) or funds belonging to Lender in any bank accounts maintained by Servicing Agent in whole or in part for the benefit of Lender, to fully offset any Credit Card and EFT Chargebacks of credit card payments and EFT Payments processed by Servicing Agent on behalf of Borrower and Lender with respect to this Agreement, Lender agrees to pay Servicing Agent for all Credit Card and EFT Chargeback amounts Servicing Agent is required to pay the (i) Credit Card Processor pursuant to the provisions of any credit card processing agreement between Servicing Agent and the Credit Card Processor (“Card Processing Agreement”) or (ii) financial institutions(s) at which the aforesaid bank accounts of Servicing Agent were opened, provided that, (a) Borrower has not reimbursed Servicing Agent for such amount within three (3) business days of request for reimbursement and (b) the Lender has previously received the proceeds represented by such Credit Card and EFT Chargeback amounts. Lender shall reimburse Servicing Agent for all such amounts within fifteen (15) days after written request therefor, which request shall include supporting documentation. Servicing Agent and Lender agree that such payment obligation of Lender shall be applicable only to the extent that the funds from credit card payments and EFT Payments to which any Credit Card and EFT Chargebacks relate have been received in the Lockbox Account(s) or any substitute, new or additional bank accounts for the benefit of Lender.

                                        12.5          Notwithstanding any other provisions contained in this Agreement, including the provisions of this Paragraph 12, each of Borrower and Lender hereby acknowledges the right of the Credit Card Processor to establish at any time and from time to time, pursuant to the provisions of the Card Processing Agreement, one or more reserve funds in such amounts as the Credit Card Processor deems appropriate in its sole and absolute discretion, to secure the Credit Card Processor with respect to any or all of the merchant accounts established by Servicing Agent with the Credit Card Processor to process credit card payments on behalf of Borrower and Lender under this Agreement.. Any such reserve fund may be established, in Credit Card Processor’s sole discretion, by withdrawing funds on deposit in the Lockbox Accounts or by withholding funds otherwise to be credited to the Lockbox Accounts.

                    13.          Fees and Expenses.

                                        13.1          The Borrower shall pay the Servicing Agent’s fees as set forth in Exhibit B, a copy of which is attached hereto and made a part hereof. The Servicing Agent shall invoice the Borrower on a monthly basis for fees and expenses. Payment shall be made to the Servicing Agent by the twentieth (20th) day of the month in which the invoice is received. The failure of Borrower to pay any such amount to Servicing Agent by the due date shall be deemed a default of this Agreement as that term is used in subparagraph 18.1 hereof, and shall be subject to a late charge equal to the greater of 1-½% of the past due amount per month or $50.00 per month. It is agreed and understood by Borrower that all amounts received by Servicing Agent as payment for services performed shall be applied first to the most recent unpaid invoice, and thereafter to any unpaid amounts on prior invoices, beginning with the most recent invoice. All fees and expenses owed to Servicing Agent under this Agreement shall be the sole obligation of Borrower, and Lender shall have no liability for such fees and expenses, except as provided in subparagraph 13.2 below.

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                                   13.2          Anything in this Agreement to the contrary notwithstanding, in the event Borrower fails, from time to time, to make timely payment of fees and expenses due and owing to Servicing Agent under this Agreement (“Past Due Amounts”), and written notice of any such nonpayment is given at any time by Servicing Agent to Lender, Lender shall have a period of fifteen (15) days from the date of such notice to attempt to cause Borrower to pay Servicing Agent all Past Due Amounts. In the event any payments hereunder by Borrower to Servicing Agent are determined, in any bankruptcy or similar proceeding, to be a preferential transfer and Servicing Agent is required by a court order to return such payment(s) to a trustee or to the estate of the Borrower in bankruptcy (“Returned Payment(s)”) and notice of such Returned Payment is given to Lender by Servicing Agent, Lender shall have the obligation and agrees to reimburse Servicing Agent for all such Returned Payment(s) as hereinafter provided in this subparagraph 13.2 (except to the extent that such Returned Payment(s) include late charges or the termination fee specified in “II. Receivables” set forth in Exhibit B hereto (“Termination Fee”)). Servicing Agent shall have the right and Lender hereby authorizes Servicing Agent to debit the Lockbox Account(s) at any time beginning fifteen (15) days after notice to Lender for all such Past Due Amounts remaining unpaid by Borrower (excluding late charges) and/or for reimbursement of all Returned Payments. To the extent there are insufficient funds in the Lockbox Account(s) at the time Servicing Agent attempts to debit such accounts to pay all of the amounts described in the preceding sentence, Lender, after written request by Servicing Agent, shall have the obligation within fifteen (15) days thereafter to pay Servicing Agent all such unpaid amounts (excluding late charges). Any payments paid by Lender under this Agreement shall become obligations of Borrower under the Loan Agreement. Notwithstanding anything to the contrary herein contained, if subsequent to payment by Lender to Servicing Agent of amounts payable to Servicing Agent hereunder (other than late charges and the Termination Fee), whether through the debiting of the Lockbox Account(s) or directly paid by Lender, Lender elects to terminate this Agreement for any reason, Servicing Agent hereby waives the right to payment of the Termination Fee, provided that such waiver of the late charges or the Termination Fee shall not be applicable to a termination of this Agreement by Borrower.

                    14.          Use of Proceeds. Borrower irrevocably authorizes Lender to (a) use the Payments or (b) make advances under the Loan Agreement to pay fees, costs, expenses, and other obligations owed to Servicing Agent under this Agreement. Except as otherwise expressly provided in subparagraph 12.4 and subparagraph 13.2 nothing herein shall be construed, however, as making the payment of said fees, costs, expenses, or other obligations obligatory upon Lender, and Lender shall not be liable for any loss or damage resulting from non-payment of such fees, costs, expenses, or other obligations.

                    15.          Waiver of Set-off. Except as herein otherwise expressly provided, Servicing Agent waives any and all rights of set-off, deduction, recoupment, attachment, garnishment, or otherwise it may have on account of any indebtedness owing to it by Borrower against the items of payment or collections thereof which are the subject of this Agreement.

                    16.          Financial and Other Information. Servicing Agent will deliver to Lender, in form and content satisfactory to Lender, the following:

                                   16.1          Upon request by Lender and the later to occur of (a) ten (10) days from the date of such request or (b) one hundred twenty (120) days after the end of the fiscal or calendar year for

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which such request is made: (1) the income and retained earnings statement of Servicing Agent for such year; (2) the balance sheet of Servicing Agent as at the end of such year; and (3) the statement of cash flow of Servicing Agent for such year, subject to compliance by Lender with the confidentiality and non-disclosure terms of that certain Letter Agreement, dated October 17, 2000, between Lender and Servicing Agent.

                                   16.2          Evidence of Servicing Agent’s then existing insurance coverage for errors and omissions and, within thirty (30) days prior to the expiration date of the current policy, any renewal thereof.

                    17.          Computer Software/Other Proprietary Information. In the event Borrower or Lender has access to Servicing Agent’s respective systems, software programs, video screen layouts, formats, user manuals, and database descriptions or file definitions (hereinafter collectively referred to as “Software”), either through direct computer inquiry or any other means, Borrower and Lender agree and acknowledge that the Software is proprietary to Servicing Agent and confidential. Borrower and Lender further acknowledge and agree that the pricing information in Exhibit B, the other terms and conditions, and the monthly reports provided to each of them under this Agreement are also proprietary and confidential (“Additional Confidential Information”). Borrower and Lender agree under no circumstances to transfer Software from the system of Servicing Agent to any other system, to reproduce all or any part of it, or to use the Software except as provided herein.

                                   Borrower and Lender agree to restrict disclosure of the Software solely to those of their employees that need to know and shall not disclose such Software, nor show how the Software functions, to any third parties without Servicing Agent’s prior written consent. Except with Servicing Agent’s prior written consent, Borrower and Lender shall not disclose any Additional Confidential Information to any person, firm, corporation, or other entity except (a) those of their employees that need to know and (b) Borrower’s or Lender’s accountants, lenders, state and federal bank examiners, and attorneys, (“Third Party”) but only to the extent that any such disclosure to a Third Party is required by, and is essential to, a regulatory, financial, or legal relationship between Borrower and Lender and such Third Party and that such Third Party has a genuine need to know and, provided further, that each such Third Party recipient agrees to be bound by the aforesaid confidentiality requirement.

                    18.          Term/Termination.

                                   18.1          This Agreement shall remain in effect unless terminated for any reason either in whole or in part upon not less than ninety (90) days’ written notice by either party to the other parties or, in the event of a default, upon notice as provided below. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be permitted to terminate this Agreement without the prior written consent of Lender. Termination shall include, but not be limited to, the transfer of all or part of the servicing to any party other than Servicing Agent. Subject to the provisions of subparagraph 13.2 hereof, in the event of termination of this Agreement or in the event of non payment of fees owed to Servicing Agent by Borrower (or if Servicing Agent is not paid such past due amount through debiting of the Lockbox Account(s) or directly by Lender as provided in Paragraph 13 hereof), except if such termination or non payment of fees occurs solely as a result of a material default hereunder by Servicing Agent, Servicing Agent will not be obligated to turn over the

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documents, records, and files or to provide servicing under this Agreement until all of its fees are paid, including the fees set forth in Exhibit B. Upon a default of this Agreement, any non-defaulting party directly impacted by such default may terminate this Agreement upon (a) fifteen (15) days’ prior written notice to the other parties specifying such default and (b) failure by such defaulting party to cure such default within such fifteen (15) day period. Failure by Borrower to make any payment required to be made by it hereunder when due shall be deemed a default.

                                    18.2          Notwithstanding the provisions of subparagraph 18.1 above, this Agreement may be terminated by Lender upon Borrower’s complete performance and fulfillment of all its obligations under the Loan Agreement and secured by the Assigned Accounts, which termination shall become effective not earlier than sixty (60) days after written notice of such fulfillment and performance is given to Servicing Agent by Lender.

                    19.           Effect of Termination.

                                    19.1          Upon termination of this Agreement, Servicing Agent shall be entitled to all fees and expenses (a) that have accrued and that are owing to Servicing Agent as of the effective date of such termination and (b) that are otherwise due Servicing Agent under this Agreement other than late charges and the Termination Fee waived by Servicing Agent pursuant to the provisions of subparagraph 13.2 hereof. Upon the payment to Servicing Agent of all such fees and expenses by Borrower or by Lender through the debiting of the Lockbox Account(s) or directly by Lender, Servicing Agent will make available to Lender and Borrower all data, documents, records, and files necessary for an orderly takeover at the time of termination of this Agreement or appointment of a successor to Servicing Agent regardless of the reason for such termination or appointment, including without limitation, providing to Lender and Borrower copies of all files with respect to the Assigned Accounts in the format maintained by Servicing Agent, all supplies and other properties of Lender or Borrower, and, to the extent practicable, copies of all media on which data supplied by Lender, Borrower, or Servicing Agent is stored for processing under this Agreement (collectively the “Conversion Data”).

                                   19.2           Notwithstanding anything herein to the contrary, no termination fees otherwise payable hereunder shall be due and payable to Servicing Agent if this Agreement has been terminated by Servicing Agent (except in the event of nonpayment of fees and expenses to Servicing Agent constituting a breach of this Agreement which has not been cured during the cure period provided in subparagraph 18.1 hereof) or this Agreement has been terminated by Lender, Borrower (with Lender’s written consent), due to a default by Servicing Agent under this Agreement, which default has not been cured in accordance with the provisions of subparagraph 18.1 hereof.

                                   19.3           The provisions of Paragraphs 12. [Indemnity], 13. [Fees and Expenses], and 17. [Computer Software/Other Proprietary Information] shall survive any termination or expiration of this Agreement.

                    20.          Miscellaneous.

                                   20.1           Assignment. This Agreement may not be assignable by Borrower without the written consent of Servicing Agent; provided, however, Borrower may assign this Agreement to Lender without Servicing Agent’s consent.

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                                   20.2           Choice of Law/Venue/Attorneys Fees. In the event a legal proceeding is initiated to enforce any of the terms of this Agreement, the prevailing party or parties shall be entitled to receive from the other party or parties to such litigation the reasonable attorney’s fees, costs, and expenses incurred in the action by the prevailing party. Unless prohibited by the applicable bankruptcy court, or by applicable law, in the event that Borrower files a petition for relief under the United States Bankruptcy Code or becomes the subject of an involuntary proceeding thereunder, Servicing Agent shall be entitled to its reasonable attorney’s fees, costs and expenses incurred in any such proceeding. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Arizona, without regard to its rules and principles regarding conflicts of laws or any other rule or canon of construction which interprets agreements against the draftsman. Any such litigation shall be initiated in a state or federal court located in the State of Arizona, County of Maricopa, and each of the parties hereto hereby consents to the personal jurisdiction of the federal and state courts of Arizona. In the event there is litigation between Borrower and Lender to which Servicing Agent is not a party, it is agreed that the foregoing choice of law, venue and consent-to-personal jurisdiction provisions in this subparagraph 20.2 shall not be applicable.

                                   20.3           Litigation Involving Assigned Accounts. In the event any legal action or other proceeding is brought relating to any of the Assigned Accounts, Servicing Agent will deliver to Lender, promptly after Lender’s request therefor, such papers as Servicing Agent may have in its possession and Lender in its sole discretion deems relevant to such action.

                                   20.4           Notice. No notice, request, demand, or instruction to be given hereunder to any party shall be effective for any purpose unless in writing and personally delivered to the person and at the appropriate address set forth below (in which event, such notice shall be deemed effective only upon such delivery) or when delivered by mail, sent by registered or certified mail, return receipt requested, as follows:

If to Lender:	Liberty Bank
Attn:

315 Main Street
Middletown, CT 06457
Fax. (860) 344-9217

If to Borrower:

Attn:

Telephone:

Fax: ( )

If to Servicing Agent:	Concord Servicing Corporation
Highland Park Building
4725 North Scottsdale Road, Suite 300
Scottsdale, Arizona 85251

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Attn: Frederick G. Pink
Telephone: (480) 998-7585
Fax: (480) 281-3141

                                                     Notice shall be deemed to have been given upon the earlier to occur of (a) receipt or (b) forty-eight (48) hours after the deposit of same in any United States Post Office box, postage prepaid, as set forth above. The addresses and addressees for the purpose of this paragraph may be changed by giving written notice of such change in the manner herein provided for giving notice. Unless and until such written notice of a change or address or addressee is received, the last address and addressee, as stated by written notice, or provided herein if no written notice of change has been sent or received, shall be deemed to continue in effect for all purposes hereunder.

                                   20.5           Modification. This Agreement exclusively and completely states the rights and obligations of the parties with respect to the subject matter herein contained. No modification, variation, termination, discharge, abandonment, or waiver of any of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties to this Agreement.

                                   20.6          Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their successors and assigns.

                                   20.7           Severability. If any one or more of the provisions contained in this Agreement shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.

                                   20.8          Interpretation. All headings are inserted for convenience only and shall not affect any construction or interpretation of this Agreement. The provisions of this Agreement shall apply to the parties according to this context and without regard to the number or gender of words and expressions used in them. Unless otherwise indicated, all references in this Agreement to paragraphs, clauses, and other subdivisions of this Agreement refer to the corresponding paragraph, clause, and other subdivisions of this Agreement; the words “herein,” “hereof,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular paragraph, clause or other subdivision; and reference to a numbered or lettered subdivision of a paragraph shall include relevant matter within the paragraph which is applicable to but not within such numbered or lettered subdivision. All schedules and Exhibits referred to in this Agreement are incorporated in this Agreement by reference.

                                  20.9           Counterparts; Facsimile Signatures. This Agreement and any other document collateral hereto may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original without the production of any other counterpart. Any signature on this Agreement or any document collateral hereto, whether delivered by a party by facsimile transmission, or reproduced by machine copy, shall be deemed to be an original signature thereto.

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(Signature Page Follows)

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                    IN WITNESS WHEREOF, this Agreement has been executed effective as of the date set forth above.

“LENDER”	LIBERTY BANK

By:

(Signature)

(Print Name/Title)

“BORROWER”

By:

(Signature)

(Print Name/Title)

“SERVICING AGENT”	CONCORD SERVICING CORPORATION

By:

Frederick G. Pink
Vice President & General Counsel

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EXHIBIT A

SERVICING

Servicing Agent will act as agent for and on behalf of Borrower in rendering the specific services for Obligor account management and administration as set forth in the Agreement and herein, and at the fees shown in Exhibit B.

The following is a description of the services to be provided by Servicing Agent.

1.       Conversion. (if applicable) Servicing Agent will determine the method of the data base conversion best suited to process data from existing records. Such processing may include tape and/or manual conversion methods depending on the source of information. Data shall be transferred and conversion reports prepared as required by Servicing Agent.

2.       New Sales or Maintenance Fee Transmittals, Receivables Set-up, and Obligor Billing.

          a.          Periodically, Borrower may transmit new sales and receivables data and/or maintenance fee data to Servicing Agent. Such sales and receivables data and/or maintenance data shall consist of copies of documents that provide sufficient information to enable Servicing Agent to adequately perform its servicing duties.

          b.          Each group of such data shall be sent to Servicing Agent with a pre-numbered and dated transmittal form, to be supplied by Servicing Agent, identifying each sale and/or maintenance fee contract being transmitted.

          c.          For those Obligors to whom loan payment coupons or statements are to be sent, within a reasonable period after receipt of necessary information relating to new sales, Servicing Agent will make necessary arrangements to forward to such Obligors loan payment coupons with return address labels or, if provided for in Exhibit B, and if instructed to do so by Borrower in writing, a statement. Periodically thereafter, if payment coupons are to be sent, a set of payment coupons with return address labels or a statement, if provided for in Exhibit B and if instructed to do so by Borrower in writing, will be sent to each Obligor account.

3.       Obligor Payment Processing/Credit Card Processing.

          a.          Servicing Agent will apply Obligor payments to Servicing Agent’s system. Obligor payments are generally posted to their accounts each business day with application to interest, late charge (if applicable), principal, and/or any other appropriate application. A reconciliation of cash applied and deposited is performed. It is Servicing Agent’s policy to accept and hold postdated checks and other forms of payment that are postdated no more than five days and to send to Borrower for appropriate action or return to Obligor checks and other forms of payment postdated more than five (5) days;

          b.          for Obligors who are on auto debit or credit card payment arrangements, if applicable, appropriate debit or credit card arrangements will be made. Servicing Agent agrees to use its merchant

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account(s) and to use Credit Card Processor to process credit cards transactions. Servicing Agent will endeavor to establish such merchant accounts subject to the provisions of this Paragraph 3 of Exhibit A and the provisions of Paragraph 12 of this Agreement.

          c.          Servicing Agent, in its sole discretion, upon written notice to Borrower and Lender, at any time shall have the right to immediately cease processing credit card payments through its merchant accounts in the event that (1) Servicing Agent believes, in the exercise of its business judgment, that (A) Credit Card and EFT Chargebacks pertaining to the credit card payments or Electronic Funds Payments of Obligors have reached unacceptable levels, or (B) there exists any circumstances which may increase Servicing Agent’s exposure for Credit Card and EFT Chargebacks or otherwise presents a financial or security risk to Servicing Agent, or (2) (A) Servicing Agent’s Credit Card Processor elects to terminate Servicing Agent’s merchant account capability for processing credit card payment transactions for any reason, or (B) Borrower or Lender refuses, within fifteen (15) days after written request therefor by Servicing Agent, to promptly deposit monies with Servicing Agent for a reserve fund, or permit Servicing Agent to establish a reserve fund from monies on deposit in, or from funds otherwise to be credited to the Lockbox Accounts, in such amounts as Servicing Agent determines to be necessary or appropriate to cover actual or estimated future Credit Card and EFT Chargebacks, or (C) the financial institution elects to terminate Servicing Agent’s capability to process Electronic Funds Payments with respect to those bank accounts where the Electronic Funds Payments heretofore had been credited, or (D) Borrower or Lender files a petition for relief under the United States Bankruptcy Code or becomes the subject of an involuntary proceeding thereunder.

          (d)          Notwithstanding the provisions contained above in this paragraph 3, Servicing Agent, in its sole and absolute discretion, at any time and for any reason, may elect to discontinue processing credit card payments through its merchant accounts by giving Borrower and Lender not less than ninety (90) days prior written notice of its intention to cease such processing of credit card payments.

4.       Obligor Inquiries and File Maintenance. All Obligor correspondence pertaining to account servicing will be handled routinely in a manner consistent with Servicing Agent’s standard policies and procedures. Furthermore, Servicing Agent will process and update all changes of address and account data consistent with Servicing Agent’s standard policies and procedures.

5.       Obligor Delinquent Account Processing and Collections. If agreed to between Borrower and Servicing Agent and for a fee or fees listed in Exhibit B, Servicing Agent will perform delinquency collections as described in Exhibit C, and Credit Reporting to Equifax Credit Information Services, Inc., Experian Credit Data Southwest, Inc., and Trans Union Credit Information Company as described in Exhibit D. The fees for collections set forth in Exhibit B assume Borrower provides Servicing Agent with telephone numbers and addresses for at least 90% of those accounts on which collections are to be performed and that all accounts on which collections are to be performed are of individuals located in the United States. Fees for collections for accounts residing in Canada and other locations outside the United States are as set forth in Exhibit B (including any amendment thereto).

6.        Cancellations. Cancellations will be processed in accordance with Borrower’s semimonthly instructions as agreed upon in writing by Servicing Agent and Borrower.

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7.       Year-End Reporting. Provided, as of January 31 of each calendar year following the calendar year in which this Agreement is executed, this Agreement is still in effect and, in addition, notice of termination as provided in Paragraph 18 of this Agreement has not been given by any signatory hereto, Servicing Agent will, on behalf of Borrower do as described below.

          a.          Provide a year-end loan interest statement indicating the total amount of interest paid by each obligor whose contract is being serviced by Servicing Agent. This interest statement shall be for interest paid January 1 through December 31 of the prior year, or from the date such purchaser’s account was set up on Servicing Agent’s receivables system, if later than January 1 of the prior year, through December 31 of the prior year. Upon request of Borrower, Servicing Agent may agree to include in the interest statement interest paid by an obligor prior to the date the account was set up on Servicing Agent’s receivables system, but Servicing Agent shall have no responsibility for the accuracy of information regarding such interest paid furnished to Servicing Agent by Borrower or any prior servicer of the account.

          b.          Send to the Internal Revenue Service a magnetic tape reflecting interest paid during the calendar year for those above accounts on which the amount of interest paid is required by law to be reported along with appropriate Social Security numbers, if available, if and as Borrower is required to do so by federal income tax law and if requested to do so in writing by Borrower. Such reporting will be done using Borrower’s tax I.D. number, and Borrower agrees to provide Servicing Agent with such tax I.D. number. If the annual year-end interest statement is sent separate from the annual coupon book for any reason (for example, because the Borrower requests coupon books be sent to purchasers in a month other than January) or is sent because there is no payment coupon book being sent by Servicing Agent (for example, for paid-in-full or canceled contracts), there will be a separate charge of $1.50 plus postage per year-end interest statement.

8.       Reporting. The following are the basic monthly reports provided by Servicing Agent to the Borrower and Lender. These reports will be provided on diskette or will be sent via e-mail, at the direction of the Borrower. Other reports are available as agreed upon in writing by Servicing Agent and Borrower or Lender and at an agreed upon fee.

In the case of installment receivables servicing:

Standard Daily Download
Summary Transaction Activity
Detail Cash
Detail Non-Cash
New Sales
Canceled
Lender Change
Paid in Full
Reinstatement
Refinance
Assumptions
Trial Balance
Summary Delinquency
Detail Delinquency

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Bank Balancing
List of Contracts
Report of Invalid Phone Numbers

9.       Lockbox Accounts. All funds from accounts being processed by Servicing Agent will be deposited into a bank account or bank accounts (“Lockbox Account(s)”) established by Lender at JPMorgan Chase Bank, N.A., or other bank acceptable, in writing, to both Lender and Servicing Agent.

10.     Termination/Transfer of Servicing. Upon termination for any reason of Servicing Agent’s servicing duties hereunder and the payment of the termination fee to Servicing Agent as set forth in Exhibit B hereof, Servicing Agent will assist Borrower or Lender in the transfer of servicing to another servicer provided that all fees due Servicing Agent under this Agreement have been paid in advance of such transfer. As part of such transfer, if requested by Borrower or Lender, Servicing Agent will also prepare and send to Obligors serviced under this Agreement written notice of transfer of servicing for an additional fee of $1.50 per notice letter plus cost of postage.

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EXHIBIT B

FEES

Servicing Fees and Expenses. The following fees will be charged to Borrower by Servicing Agent. They are in U.S. dollars unless otherwise stated in writing. On or after each anniversary date of this Agreement (“Anniversary Date”), the fees may automatically increase by an amount equal to one and one-half times the increase in the Consumer Price Index for the twelve-month period immediately prior to any such Anniversary Date. Said fees will include the services to be performed by Servicing Agent as described in this Agreement, plus any applicable state sales or similar taxes. Fees for other services such as special programming, computer downloads, special reporting, special mail handling, including overnight courier or Express Mail deliveries, and bank charges, including ACH or EFT charges, shall be separate. The term “active accounts,” as used in this Agreement, is defined as any of the Borrower’s accounts which are on Servicing Agent’s system and which are not canceled or paid-in-full accounts or accounts arising from cash sales. Any canceled or paid-in-full accounts, accounts arising from cash sales or other inactive accounts which are maintained on Servicing Agent’s system at Borrower’s request will be assessed a separate fee. In the event Borrower or Lender terminates all or any part of the servicing hereunder prior to expiration of the termination and notice periods, as set forth in Paragraph 18, Term/Termination, Borrower shall be required to pay any monthly processing, collection, and other fees as set forth below that would have been payable to Servicing Agent if such premature termination had not occurred.

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EXHIBIT C

INSTALLMENT RECEIVABLES
DELINQUENCY COLLECTIONS PLAN

Below is the approximate sequence, timing, and number of phone calls, written notices, and letters for this Collection Plan for a payment due April 1 and not paid when due:

o	Ten Phone Calls

o	Three Letters or Two Letters and One “Notice of Default”

April 1		Payment due

April 16	(16 days delinquent)	Phone call and/or Letter or Reminder Notice

April 24		Phone call

May 1	(30 days delinquent)	Phone call

May 8		Phone call

May 15	(45 days delinquent)	Phone call and/or Letter

May 23		Phone call

June 1	(60 days delinquent)	Phone call

June 8		Phone call

June 15	(75 days delinquent)	Phone call and/or Letter or Notice of Default

June 23		Phone call

July 1	(90 days delinquent)	Servicing Agent’s collection efforts discontinued

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EXHIBIT D

CREDIT REPORTING

On behalf of Borrower, commencing with the month following receipt by Servicing Agent of payments on accounts or as otherwise instructed by Borrower to Servicing Agent in writing, Servicing Agent will report to Equifax Credit Information Services, Inc., Experian Credit Data Southwest, Inc., and Trans Union Credit Information Company the credit status of those individuals whose accounts are being serviced by Servicing Agent for Borrower and whose contract receivable payments have become sixty (60) or more days past due and, where applicable, whose maintenance fee payments are six (6) months or more past due. Thereafter, Servicing Agent will continue to report the appropriate delinquency information on a monthly basis from its records as long as the Agreement and this Exhibit remain in force.

Nothing herein shall be construed to require Servicing Agent to report to any credit reporting agency using Servicing Agent’s own subscriber ID number. Upon request of Servicing Agent, Borrower will supply Servicing Agent with the subscriber ID number to be used to report payments on accounts being serviced under the Agreement.

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